                                                                      Exhibit 99

SUPPLEMENTAL TABLE 1:  SELECTED FINANCIAL DATA:  1993-1997

====================================================================================================================================
                                                                                      Year Ended December 31
------------------------------------------------------------------------------------------------------------------------------------
                                                                                 1997           1996           1995            1994
------------------------------------------------------------------------------------------------------------------------------------
CONDENSED INCOME STATEMENTS (in thousands):
   Net interest income, taxable equivalent basis(1)                       $   673,188    $   604,537    $   548,444    $    486,553
   Less taxable equivalent adjustment                                          11,065         11,276          9,391           8,930
------------------------------------------------------------------------------------------------------------------------------------
   Net interest income                                                        662,123        593,261        539,053         477,623
   Provision for loan losses                                                   12,500          5,340          2,243         (14,669)
   Noninterest income                                                         395,761        303,749        203,005         181,224
   Noninterest expense                                                        669,731        571,663        463,900         419,317
------------------------------------------------------------------------------------------------------------------------------------
   Income before income tax expense and cumulative effect of changes
     in accounting principles                                                 375,653        320,007        275,915         254,199
   Income tax expense                                                         137,901        114,825        100,215          89,867
------------------------------------------------------------------------------------------------------------------------------------
   Income before cumulative effect of changes in accounting principles        237,752        205,182        175,700         164,332
   Cumulative effect of changes in accounting principles, net of tax               --             --             --              --
------------------------------------------------------------------------------------------------------------------------------------
   Net income                                                             $   237,752    $   205,182    $   175,700    $    164,332
====================================================================================================================================

SELECTED PER SHARE DATA:
   Net income:
     Basic                                                                $      2.23    $      1.96    $      1.73    $       1.67
     Diluted                                                                     2.18           1.93           1.70            1.64
   Cash dividends declared and paid                                              .755           .605            .53             .44
   Book value (end of year)                                                     14.56          13.79          12.78           11.27
   Market price (end of year)                                                   49.75          28.81          23.69           13.44
   Market/book (end of year)                                                     3.42x          2.09x          1.85x           1.19x

AVERAGES (in thousands):
   Assets                                                                 $16,999,652    $15,767,645    $14,137,640    $ 12,731,851
   Loans, net of unearned discount                                         11,211,291     10,277,452      8,860,625       7,429,671
   Earning assets                                                          15,397,309     14,372,595     12,860,122      11,546,287
   Deposits                                                                13,026,990     12,160,478     10,990,279      10,188,641
   Long-term debt                                                             446,203        424,656        292,455         109,031
   Shareholders' equity                                                     1,494,207      1,382,170      1,202,313       1,074,214
====================================================================================================================================
END OF PERIOD (in thousands):
   Assets                                                                 $17,834,436    $16,806,010    $15,727,890    $ 13,416,688
   Loans, net of unearned discount                                         11,641,732     10,632,665      9,999,637       8,027,142
   Earning assets                                                          16,019,727     15,080,134     14,256,228      12,103,819
   Deposits                                                                13,405,457     12,848,368     12,180,187      10,354,439
   Long-term debt                                                             596,218        430,562        421,791         271,473
   Shareholders' equity                                                     1,543,977      1,449,973      1,334,585       1,111,222
====================================================================================================================================
SIGNIFICANT RATIOS:
   Return on average assets                                                      1.40%          1.30%          1.24%           1.29%
   Return on average equity                                                     15.91          14.84          14.61           15.30
   Dividends declared per share to basic net income per share
     (dividend payout ratio)                                                    33.86          30.87          30.64           26.35
   Productivity ratio(2)                                                        59.04          59.87          60.67           63.06
   Average equity to average assets                                              8.79           8.77           8.50            8.44
   Average loans to average deposits                                            86.06          84.52          80.62           72.92
   Average core deposits to average total deposits                              90.06          90.60          90.46           92.66
   Allowance to net loans (end of year)                                          1.55           1.74           1.91            2.31
   Nonperforming assets to loans and foreclosed properties
     (end of year)(3)                                                             .37            .43            .57             .66
   Net interest margin                                                           4.37           4.21           4.26            4.21
====================================================================================================================================
OTHER STATISTICS:
   Average common shares outstanding (in thousands):
     Basic                                                                    106,745        104,533        101,593          98,683
     Diluted                                                                  108,950        106,092        103,300         100,180
   End of period common shares (in thousands)                                 106,032        105,110        104,428          98,583
   Number of full-time equivalent employees (end of year)                       7,371          7,288          6,585           6,062
   Number of banking offices (end of year)                                        339            321            301             275
   Number of automatic teller machines (end of year)                              639            438            350             294
====================================================================================================================================


===========================================================================================
                                                                    Year Ended December 31
-------------------------------------------------------------------------------------------
                                                                                  1993
-------------------------------------------------------------------------------------------
CONDENSED INCOME STATEMENTS (in thousands):
   Net interest income, taxable equivalent basis(1)                           $    468,191
   Less taxable equivalent adjustment                                                9,808
                                                                              ------------
   Net interest income                                                             458,383
   Provision for loan losses                                                       (57,405)
   Noninterest income                                                              166,617
   Noninterest expense                                                             419,794
                                                                              ------------
   Income before income tax expense and cumulative effect of changes
     in accounting principles                                                      262,611
   Income tax expense                                                               88,650
                                                                              ------------
   Income before cumulative effect of changes in accounting principles             173,961
   Cumulative effect of changes in accounting principles, net of tax                   (84)
                                                                              ------------
   Net income                                                                 $    173,877
==========================================================================================
SELECTED PER SHARE DATA:
   Net income:
     Basic                                                                    $       1.77
     Diluted                                                                          1.75
   Cash dividends declared and paid                                                   .275
   Book value (end of year)                                                          10.49
   Market price (end of year)                                                        16.00
   Market/book (end of year)                                                          1.53x
==========================================================================================
AVERAGES (in thousands):
   Assets                                                                     $ 12,152,946
   Loans, net of unearned discount                                               6,505,751
   Earning assets                                                               11,003,964
   Deposits                                                                      9,849,869
   Long-term debt                                                                   60,134
   Shareholders' equity                                                            918,432
==========================================================================================
END OF PERIOD (in thousands):
   Assets                                                                     $ 12,612,944
   Loans, net of unearned discount                                               7,085,384
   Earning assets                                                               11,418,732
   Deposits                                                                     10,082,265
   Long-term debt                                                                   77,053
   Shareholders' equity                                                          1,019,450
==========================================================================================
SIGNIFICANT RATIOS:
   Return on average assets                                                           1.43%
   Return on average equity                                                          18.93
   Dividends declared per share to basic net income per share
     (dividend payout ratio)                                                         15.54
   Productivity ratio(2)                                                             64.21
   Average equity to average assets                                                   7.56
   Average loans to average deposits                                                 66.05
   Average core deposits to average total deposits                                   92.32
   Allowance to net loans (end of year)                                               2.80
   Nonperforming assets to loans and foreclosed properties
     (end of year)(3)                                                                 1.21
   Net interest margin                                                                4.25
==========================================================================================
OTHER STATISTICS:
   Average common shares outstanding (in thousands):
     Basic                                                                          98,011
     Diluted                                                                        99,349
   End of period common shares (in thousands)                                       97,172
   Number of full-time equivalent employees (end of year)                            5,884
   Number of banking offices (end of year)                                             263
   Number of automatic teller machines (end of year)                                   260
==========================================================================================


(1) Adjusted to a taxable equivalent basis based on the statutory federal income tax rates, adjusted for applicable state income taxes net of the related federal tax benefit.
(2) Ratio of operating expenses to taxable equivalent net interest income plus noninterest income. For 1997, calculation excludes $2.4 million gain on the sale of corporate trust services, $2.0 million gain on the sale of HONOR Technologies, Inc. stock, and nonbank subsidiaries. For 1996, calculation excludes $8.1 million one-time SAIF assessment and nonbank subsidiaries. For 1995, calculation excludes $7.3 million of Heritage Federal Bancshares, Inc. merger-related expenses. For 1994, calculation excludes $3.9 million of gains on sales of securities available for sale. For 1993, calculation excludes a $10.0 million First American Foundation contribution and a $2 million Deposit Guaranty Foundation contribution.
(3) Excludes loans 90 days or more past due on accrual.

MANAGEMENT'S DISCUSSION AND ANALYSIS

         Management's discussion and analysis is presented as a review of the major trends effecting the performance of First American Corporation (the "Corporation" or "First American") and to aid in understanding the Corporation's results of operations and financial condition. This discussion supplements the Corporation's supplemental consolidated financial statements and accompanying notes which begin on page 38.

         To the extent that statements in this discussion relate to the plans, objectives, or future performance of First American, these statements may be deemed to be forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and the current economic environment. Actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties.

---------
OVERVIEW
---------

         On May 9, 1997, First American completed a 2-for-1 split of its common stock. On May 1, 1998, First American completed the merger of the $7.2 billion asset Deposit Guaranty Corp. with and into the Corporation. The transaction was accounted for as a pooling-of-interests. All financial data included herein has been restated to reflect the impact of the stock split and the merger of Deposit Guaranty Corp.

         First American continued its earnings momentum during 1997 and earned a record $237.8 million for the year ended December 31, 1997, up 16 percent from 1996 net income of $205.2 million. Net income increased 17 percent in 1996 from $175.7 million in 1995. Effective December 31, 1997, the Corporation adopted Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share," which requires the presentation of basic and diluted earnings per share amounts. Prior year amounts are presented in accordance with SFAS No. 128 for comparative purposes. Basic earnings per share increased during 1997 to $2.23, up 14 percent over $1.96 in 1996. Basic earnings per share increased 13 percent in 1996 compared to $1.73 in 1995. Diluted earnings per share rose 13 percent in 1997 to $2.18 from $1.93 in 1996. Diluted earnings per share increased 14 percent in 1996 over $1.70 in 1995. Return on average assets ("ROA") improved 10 basis points in 1997 to 1.40 percent for 1997 from 1.30 percent for 1996. ROA was 1.24 percent for 1995. Return on average equity ("ROE") also improved to
15.91 percent for 1997 compared to 14.84 percent for 1996 and 14.61 percent for 1995.

         A nonrecurring item in 1996 that impacted the comparison of the results of operations for 1997 versus 1996 and 1996 versus 1995 was the one-time assessment on deposits insured by the Savings Association Insurance Fund ("SAIF"). First American's one-time SAIF assessment was $5.0 million, net of tax, or $.05 per share. Excluding the one-time SAIF assessment, net income increased 13 percent in 1997, and ROA and ROE were 1.33 percent and 15.21 percent, respectively, in 1996. Net income for 1995 was reduced by $7.5 million (or $.07 per share) for after-tax acquisition expenses related to the merger of Heritage Federal Bancshares, Inc.

("Heritage"). Excluding the SAIF assessment and the Heritage merger expenses, net income increased 15 percent in 1996 over 1995. Excluding these expenses, ROA and ROE were 1.30 percent and 15.24 percent, respectively, in 1995.

         The components of First American's strategy for 1997 were (1) transforming from a bank to a financial services company, (2) targeting profitable customer segments with tailored client solutions, (3) continually lowering the costs of distribution, (4) aggressively and effectively managing capital and the balance sheet, and (5) building organizational competencies. The 1997 results reflect implementation of First American's well-defined strategy with growth in net interest income and noninterest income, improved operating efficiency, and effective balance sheet and capital management.

         Financial highlights illustrating the successful implementation of First American's strategy include:

- Net interest income on a taxable equivalent basis increased 11 percent in 1997. The net interest margin improved to 4.37 percent in 1997 from 4.21 percent in 1996. Improvements in the net interest margin in the current interest rate environment reflect asset and liability management actions such as pricing and earning asset mix improvements.

- Noninterest income in 1997 increased 30 percent over 1996 to $395.8 million from $303.7 million. This compares to a 50 percent increase in noninterest income in 1996 from $203.0 million in 1995. Noninterest income contributed 37 percent to total revenue in 1997 as compared to 34 percent in 1996 and 27 percent in 1995. The increases in noninterest income are primarily the result of the acquisition of IFC Holdings, Inc. ("IFC"), formerly INVEST Financial Corporation on July 1, 1996, which was accounted for as a purchase. The increases are also indicative of First American's continuing transformation from a bank holding company to a financial services company. Excluding IFC, noninterest income increased 14 percent in 1997.

- Noninterest expense was $669.7 million in 1997 compared to $571.7 million in 1996, an increase of 17 percent. The primary reason for the 17 percent increase was the inclusion of a full year of IFC's expenses in 1997, whereas in 1996 IFC's expenses were included for only six months. Excluding the one-time SAIF assessment and IFC, noninterest expense increased 10 percent in 1997 from 1996. Expenses also increased as a result of several bank acquisitions in 1996 and 1997.

- The productivity (operating efficiency) ratio related to traditional banking activities improved 83 basis points to 59.04 percent in 1997 from 59.87 percent in 1996. For purposes of calculating the productivity ratio, in 1997 a $2.4 million gain on the sale of corporate trust services, a $2.0 million gain on the sale of HONOR Technologies, Inc. stock, and nonbank subsidiaries were excluded, and in 1996 the one-time SAIF assessment and nonbank subsidiaries were excluded.

- Asset quality remained strong as evidenced by the decline in the ratio of nonperforming assets to total loans and foreclosed properties to .37 percent at December 31, 1997, from .43 percent at December 31, 1996, and .57 percent at December 31, 1995.

- Capital adequacy remained strong in 1997. The ratio of average equity to average assets was 8.79 percent in 1997 compared to 8.77 percent in 1996.

- In addition to the 2-for-1 common stock split, the Board of Directors increased the quarterly cash dividend by 29 percent to $.20 per share in April 1997. First American paid dividends at the rate of $0.755 per common share in 1997, up 25 percent from $0.605 in 1996. The dividend payout ratio increased to 33.86 percent in 1997 from 30.87 percent in 1996.

- During 1997, First American took steps to further align the goals of management with the strategic and financial goals of the Corporation. The Human Resources Committee of the Board of Directors approved a program under the terms of the 1991 Employee Stock Incentive Plan to compensate management based on the Corporation's overall achievement of its goals. Executive and senior management were given the choice of receiving part, or all, of their annual incentive compensation (ranging from 20-50 percent of total compensation) in restricted common stock, rather than cash, with the opportunity to have the portion taken in stock matched by the Corporation. First American's matching contribution will vest if the Corporation achieves performance objectives equal to the median of a defined high performing peer group (referred to internally as the "Sweet 16") by the end of the year 2000.

-------------------------------------
ACQUISITION AND DIVESTITURE ACTIVITY
-------------------------------------

         Strategic acquisitions in new markets and acquisitions designed to enhance the Corporation's presence in existing markets have contributed to First American's growth in earnings and assets over the last three years. Acquisitions of nontraditional financial services businesses are an integral part of First American's strategy of transforming from a bank to a financial services company. Acquisitions of banking businesses are designed to enhance First American's branch network, to lower distribution costs, and to offer opportunities to leverage existing banking and technological capabilities.

         On May 1, 1998, First American acquired Deposit Guaranty Corp. ("Deposit Guaranty), a financial services holding company with assets totaling approximately $7.2 billion headquartered in Jackson, Mississippi. Deposit Guaranty had 170 banking offices in Mississippi, Louisiana, Arkansas, and Tennessee operating under the name Deposit Guaranty National Bank and mortgage offices in Oklahoma, Nebraska, Texas, Indiana, and Iowa. First American exchanged approximately 48.7 million shares of common stock for all of the outstanding shares of Deposit Guaranty common stock in a transaction accounted for as a pooling-of-interests.

         Prior to being acquired by First American, Deposit Guaranty entered into a series of mergers to enhance their presence in existing markets and to enter new markets. The following table briefly outlines the banking mergers completed by First American and Deposit Guaranty during the past three years.




          Financial                             Total Assets     Date       Accounting
          Institution                   State    (Millions)     Acquired    Treatment

LBO Bancorp, Inc.                         LA      $   96        Jan. 1995    Purchase
Citizens National Bancshares, Inc.        LA         193        May  1995    Pooling
First Merchants Financial Corporation     AR         280        Aug. 1995    Purchase
Heritage Federal Bancshares, Inc.         TN         526        Nov. 1995    Pooling
Charter Federal Savings Bank              VA         725        Dec. 1995    Purchase
First City Bancorp, Inc.                  TN         366        Mar. 1996    Purchase
Bank of Gonzales Holding Company          LA         126        Jun. 1996    Purchase
Tuscaloosa Bancshares, Inc.               LA          41        Nov. 1996    Purchase
Jefferson Guaranty Bancorp, Inc.          LA         299        Jan. 1997    Purchase
Hartsville Bancshares, Inc.               TN          90        Jan. 1997    Purchase
First Capital Bancorp, Inc.               LA         186        Mar. 1997    Pooling
NBC Financial Corporation                 LA          69        Jul. 1997    Purchase
CitiSave Financial Corporation            LA          75        Aug. 1997    Purchase
Victory Bancshares, Inc.                  TN         115        Mar. 1998    Pooling


         In addition to the above mergers, First American and Deposit Guaranty acquired several nontraditional financial services companies as described below.

         Effective July 1, 1996, FANB, a wholly-owned subsidiary of First American, purchased 96.2 percent of the stock of IFC for $26.0 million in cash. Simultaneously, IFC completed its acquisition of Investment Center Group, Inc., the parent company of Investment Centers of America, in a transaction valued at $5.0 million, making IFC the nation's largest marketer of mutual funds, annuities, and other investment products sold through financial institutions. Both transactions were accounted for as purchases. During the third quarter of 1996, FANB purchased an additional 2.1 percent of the stock of IFC. Effective February 1, 1997, AmeriStar Capital Markets, Inc., formerly a wholly-owned subsidiary of FANB and a broker-dealer registered with the National Association of Securities Dealers, was merged with and into IFC. As a result of the merger, FANB's equity ownership in IFC increased to 98.5 percent.

         Effective April 1, 1996, FANB purchased 49 percent of the stock of The SSI Group, Inc., a healthcare payments processing company, for $8.6 million. The transaction is being accounted for under the equity method of accounting.

         On June 29, 1996, Deposit Guaranty purchased McAfee Mortgage and Investment Company, a mortgage banking operation headquartered in Lubbock, Texas in a transaction accounted for as a purchase business combination. McAfee Mortgage and Investment Company has fifteen offices located throughout Texas and originated approximately $240 million in mortgage loans in 1995. On August 8, 1995, Deposit Guaranty purchased First Mortgage Corp., a mortgage banking operation headquartered in Omaha, Nebraska. This acquisition was accounted for as a purchase business combination. First Mortgage Corp. had a $1.1 billion mortgage servicing portfolio and 6 production offices in Nebraska and Oklahoma.

         For those acquisitions accounted for as a purchase business combination, the results of operations have been included in the financial statements from the date of acquisition. The pro forma effect on prior earnings of such acquisitions is not significant. Prior year financial and other information has been restated to include the pooling of Deposit Guaranty. For other pooling transactions, the results of operations have been included in the financial statements from the beginning of the year acquired, and prior year financial information has not been restated as the changes would have been immaterial.

         From time to time, divestitures may be necessary to support First American's strategies of targeting profitable customer segments and of efficiently and effectively managing capital. On July 17, 1997, First American completed the sale of Tennessee Credit Corporation and First City Life Insurance Company, with total assets of $13.6 million, to Norwest Financial Tennessee, Inc. The transaction resulted in a net gain of $2.1 million. On December 22, 1997, First American completed the sale of its corporate trust business to the Bank of New York for a gain of $2.4 million. The sale consisted of the transfer of approximately 250 bond trustee and agency relationships representing $4 billion of assets under management.

---------------------
EARNINGS PERFORMANCE
---------------------

NET INTEREST INCOME

         Net interest income on a taxable equivalent basis increased $68.7 million, or 11 percent, to $673.2 million during 1997 from $604.5 million in 1996. Net interest income is the difference between the income earned on earning assets and the interest paid on interest-bearing liabilities. Net interest income represented 63 percent of total revenues in 1997 versus 66 percent in 1996 and 73 percent in 1995. The decline in the ratio of net interest income to total revenues is reflective of management's focus on increasing fee income in conjunction with First American's transformation to a financial services company.

         Both net interest income and the net interest margin, which is net interest income expressed as a percentage of average earning assets, are affected by the volume and mix of earning assets and interest-bearing liabilities and the corresponding yields and costs. Product pricing, the volume of noninterest-bearing sources of funds, interest rate contracts, securitizations and sales of loans, and asset quality also affect net interest income and the net interest margin. The discussion of net interest income should be read with reference to TABLE 2 and TABLE 3. In this discussion, interest income has been adjusted to a fully taxable equivalent basis which means that any tax-exempt income has been increased to a level that would yield the same after-tax income had that income been subject to taxation.

         As net interest income increased, the net interest margin improved by 16 basis points to 4.37 percent in 1997 from 4.21 percent in 1996. The net interest margin improvement in 1997 over 1996 was primarily due to a better earning asset mix, pricing actions on loans and deposits, and a decrease in hedging expense. The $68.7 million increase in net interest income during 1997 resulted primarily from an increase in the volume of earning assets over interest-bearing liabilities and an improvement in the net interest spread (the difference between the yield on earning assets and the rate paid on interest-bearing liabilities). Of the $68.7 million increase in net interest income, $42.2 million was attributable to volume changes and $26.5 million was attributable to the effect of an improved spread. During 1997, average earning assets increased $1.0 billion to $15.4 billion, or 7 percent, from $14.4 billion in 1996. The increase in average earning assets was essentially due to increases in loans ($934 million) and investment securities ($295.6 million) offset by decreases in federal funds sold and securities purchased under agreements to resell ($220.5 million). Interest-bearing liabilities averaged $12.8 billion, an increase of $869.4 million, or 7 percent, from $11.9 billion in 1996. Approximately 44 percent of the increase in interest-bearing liabilities was in money market and NOW deposit accounts, 31 percent was in time deposit accounts and 25 percent was from other short-term nondeposit sources.

         The net interest spread improved 19 basis points during 1997 to 3.62 percent from 3.43 percent in 1996 as average yields on earning assets increased while the average rates paid on interest-bearing liabilities decreased. The average yield on earning assets increased 11 basis points to 8.07 percent in 1997 from 7.96 percent in 1996. In general, the 11 basis point increase in the yield on earning assets reflected a slightly higher overall interest rate environment in 1997 over 1996. For example, the average prime rate for 1997 was
8.44 percent compared to 8.27 percent for 1996. Also, 1-year and 5-year treasury securities yielded 5.63 percent and 6.22 percent on average, respectively, during 1997 versus 5.52 percent and 6.18 percent on average, respectively, during 1996. Also, the yield on earning assets benefited from a tightening of First American's liquidity position. During 1997, the average balance of lower yielding federal funds sold and securities purchased under agreements to resell was less than 1% of total earning assets compared to over 2% for 1996. The average yield on investment securities increased 19 basis points during 1997 as the result of a realignment of the portfolio. Factors contributing to the increase in the average yield on loans in 1997 over 1996 were increased yields on consumer loans, the sale of approximately $123.7 million of lower yielding consumer mortgages, and an increase in the contribution to interest income from derivatives that hedged loan yields. The average rate paid on interest-bearing liabilities decreased 8 basis points to 4.45 percent in 1997 from 4.53 percent in 1996. Factors contributing to the 8 basis point decrease were deposit pricing actions and a decrease in the expense involved in hedging the rates paid on these liabilities.

         Taxable equivalent net interest income increased $56.1 million, or 10 percent, in 1996 from $548.4 million in 1995. The increase in net interest income during 1996 resulted primarily from an increased volume of earning assets (mainly loans) with average earning assets increasing $232.2 million more than average interest-bearing liabilities. The 6 basis point decline in the net interest spread in 1996 from 3.49 percent in 1995 resulted from the average yield on earning assets decreasing 4 basis points and the average rate paid on interest-bearing liabilities increasing 2 basis points. As the volume of interest-bearing liabilities increased in 1996, the mix of interest-bearing liabilities consisted of a larger percentage of higher-costing balances which caused an increase in both the rate paid on interest-bearing liabilities and interest expense. The 6 basis point decrease in the net interest margin from 1995 to 1996 reflected competitive pricing pressures, balance sheet mix changes, and the overall average interest rate environment.

         Management currently anticipates that net interest income will increase in 1998 due to expected growth in earning assets and that the net interest margin could decline due to lower levels of interest rates and a flatter yield curve resulting in lower reinvestment rates and a higher level of prepayments on same asset classes.

NONINTEREST INCOME

         Noninterest income represented 37 percent of total revenues during 1997 compared with 34 percent in 1996 and 27 percent in 1995. Noninterest income increased $92.0 million, or 30 percent, to $395.8 million in 1997 from $303.7 million in 1996. Noninterest income for 1997 included a full year of IFC's noninterest income, whereas 1996 included IFC's income from its date of acquisition of July 1, 1996. During 1997, income from nontraditional banking services continued to grow for First American as evidenced by the increase in investment services income, which comprised 31 percent of total noninterest income in 1997 compared with 22 percent in 1996. Investment services income increased $55.0 million, or 81 percent, in 1997 to $123.4 million from $68.4 million in 1996. IFC contributed to substantially all of the increase in investment services income. Excluding IFC, total noninterest income increased $36.5 million, or 14 percent. First American is ranked as a leader in sales of investment products. According to the Bank Securities Journal (Nov. 1997), First American ranked tenth in the U.S. in terms of total investment products sold (bank only), during the first quarter of 1997. When investment assets sold are compared to the deposit base, First American ranked second in the U.S. This ranking reflects the IFC acquisition, as well as the emphasis placed on the continued development of First American's investment management services.

         In addition to investment services income, several other categories which contributed significantly to the improvement in noninterest income in 1997 over 1996 included service charges on deposit accounts, commissions and fees on fiduciary activities, and other income. Service charges on deposit accounts increased $20.2 million, which is attributable to fee increases and product changes in conjunction with the utilization of a customer information system called VISION. VISION captures product utilization, transaction behavior, profitability, and buying preferences for each customer. Commissions and fees on fiduciary activities increased $4.5 million principally as a result of an increase in the value of assets managed due to favorable market conditions and increased trust activity from improved marketing efforts.

         Other income increased $13.8 million in 1997. As First American took steps to target profitable customer segments during 1997, decisions were made to sell First American's corporate trust business and Tennessee Credit Corporation, a consumer finance subsidiary acquired with the purchase of First City Bancorp, Inc. The gains included in other noninterest income related to these sales amounted to $2.4 million and $2.1 million, respectively.

         Also included in the $13.8 million increase in other income was a $2.5 million increase in automated teller machines ("ATM") surcharge and network transaction fees resulting from non-First American customer's use of ATMs and from the introduction of new ATM services such as stamps and mini-statements. Additionally, approximately $2.0 million was recognized as a gain on the sale of First American's equity ownership in HONOR Technologies, Inc., a bank-card network company. Other income included a $1.3 million increase in open-end, non-loan fees due to interchange fees generated by the "Check Card" product and a $1.0 million increase in income from related bank fees such as factoring commissions, agency fees, and fees from outgoing wire transfers.

         Noninterest income increased $100.7 million, or 50 percent, in 1996 over 1995. IFC contributed $49.6 million to noninterest income primarily as investment services income. Excluding the effects of IFC from its effective date of acquisition, July 1, 1996, through December 31, 1996, noninterest income in 1996 was $254.1 million, a $51.1 million, or 25 percent, increase from 1995. Investment services income contributed 52 percent of the growth in noninterest income between 1996 and 1995. Other increases in noninterest income were primarily the result of First American's diverse income and fee generating activities, including service charges on deposit accounts, income and fees related to selling and servicing mortgage loans, "Check Card" interchange fees, and ATM surcharges and network transaction fees.

         Management expects noninterest income to increase in 1998 as the result of initiatives in generating fee growth through the integration and expansion of banking, investing, and financial planning services offered to clients and through the continued utilization of technological enhancements such as the VISION customer information system.

NONINTEREST EXPENSE

         During 1997 First American continued efforts to control costs without sacrificing service to clients. Steps taken during 1997 to control costs included the implementation of lower-priced yet more convenient, distribution alternatives such as expanded telephone banking, additional ATMs (the number of ATMs increased by 200 to 638 at December 31, 1997, or 46 percent), and PC banking. Other steps taken during 1997 to increase efficiency included the development of a new financial system to streamline financial procedures, review of pay administration to ensure that jobs are designed to support the transformation to a financial services company, revision of incentive plans, reconfiguration of branches, and initiation of the replacement of the proof operation with a new imaging system. A key measure of a bank holding company's efficiency is the productivity ratio (also known as the operating efficiency ratio) which is the ratio of operating expenses to taxable equivalent net interest income plus noninterest income. Excluding nonbank subsidiaries, $4.4 million of nonrecurring gains pertaining to the sale of corporate trust assets and First American's investment in HONOR Technologies, Inc., in 1997, and the $8.1 million one-time SAIF assessment in 1996, First American's productivity ratio improved 83 basis points during 1997 to 59.04 percent from 59.87 percent in 1996. The improvement in the productivity ratio from 1996 to 1997 means that the Corporation spent $0.83 less in 1997 compared to 1996 to earn $100 of revenues. The ratio was 60.67 percent in 1995 excluding the impact of $7.3 million of Heritage merger-related expenses.

         Total noninterest expense was $669.7 million in 1997 compared to $571.7 million in 1996. One significant reason for the $98 million, or 17 percent, increase in noninterest expense in 1997 over 1996 was that in 1997 a full year of IFC's expenses were included, whereas in 1996 IFC's expenses for six months from its date of acquisition of July 1, 1996 were included. Of the $98 million increase in noninterest expense, $52.4 million was attributed to IFC. Increases in subscribers' commissions of $35.8 million, increases in salaries and employee benefits of $7.6 million, and increases in general and administrative expenses of $7.4 million comprised the major portion of the increase in noninterest expense attributable to IFC. Excluding IFC, noninterest expenses increased $45.6 million, or 9 percent. Excluding IFC and the one-time SAIF assessment, noninterest expense increased $53.8 million, or 10 percent. This increase is primarily attributable to the effects of the bank acquisitions made in 1997 and 1996.

         Significant changes from 1996 to 1997 in noninterest expense categories, inclusive of IFC and the bank acquisitions are outlined as follows:

- Salaries and benefits, the largest component of noninterest expense, increased $32.8 million, or 11 percent, in 1997 primarily due to merit increases, incentive programs, related payroll taxes and the increased cost of medical benefits.

- Equipment expenses increased $7.7 million, or 22 percent, in 1997. During 1997 First American improved operations and banking facilities to better serve customers in a more cost effective manner. Specifically, depreciation expense increased due to additions and renovations at various branches, the addition of new image scanning equipment, and enhancements and housing for ATMs. A greater usage of computer maintenance contracts also contributed to the increase in equipment expenses.

- Communication expenses increased $5.0 million, or 24 percent, in 1997 due to higher expenditures for telecommunications.

- Net occupancy expense was up $6.2 million, or 15 percent, in 1997 primarily as the result of increased depreciation, rentals and maintenance for branch banking facilities acquired through acquisitions and depreciation attributed to remodeling of other banking facilities.

- The $8.7 million decrease in FDIC insurance expense in 1997 was primarily related to the $8.1 million one-time assessment on SAIF deposits held as of March 31, 1995, which was accrued in the third quarter of 1996.

         During 1996 noninterest expense increased $107.8 million, or 23 percent, to $571.7 million from $463.9 million for 1995. IFC expenses, which consisted primarily of subscribers' commissions, were $48.8 million from its date of acquisition through December 31, 1996. Excluding the acquisition of IFC, noninterest expense was $522.9 million, a $59.0 million, or 13 percent, increase from 1995. In addition to the acquisition of IFC, a significant portion of the increase in 1996 over 1995 was due to increased costs of salaries and employee benefits; net occupancy expense; intangibles amortization associated with the bank acquisitions made during 1996 and 1995; and the one-time $8.1 million SAIF assessment. Excluding the one-time SAIF assessment and the effects of the 1995 and 1996 acquisitions, noninterest expense increased $15.8 million, or 3 percent.

         Management intends to continue to emphasize cost control while developing the capacity to absorb future growth in connection with the Deposit Guaranty merger and the Corporation's transformation to a financial services company. Management's long-term objective is to improve the productivity ratio to less than or equal to 50 percent by the year 2000. It is anticipated that the Deposit Guaranty merger and the resulting cost synergies will assist in improving the productivity ratio.

         The term "Year 2000 issue" refers to the necessity of converting computer information systems so that such systems recognize more than two digits to identify a year in any given date field, and are thereby able to differentiate between years in the twentieth and twenty-first centuries ending with the same two digits (e.g. 1900 and 2000). This issue affects not only First American, but virtually all companies, organizations and governments worldwide that use computer information systems. To address the Year 2000 issue, First American has adopted a broad-based approach designed to encompass First American's total systems and nonsystems environments, including Deposit Guaranty. This approach includes the development of a conversion time line, costs budget, resource allocation, and independent verification of each system's capacity to properly recognize dates following such conversion. First American has formed an enterprise-wide steering committee and implementation team to oversee and complete the conversion project.

         A principal Year 2000 issue for First American relates to its mainframe computer operating system software and application software. The operating system software is subject to a data processing outsourcing agreement with IBM Global Services ("IBM"). First American management believes that IBM is well into the process of modifying this operating system code. In addition, First American contracted with PLATINUM technology, inc., a leading software technology company, to assist First American in its Year 2000 efforts by converting First American's proprietary code to Year 2000 compliance, and this work was substantially complete as of December 31, 1997. First American is also actively working with its other third party software vendors to ensure Year 2000 readiness. An inventory of software applications at First American has been conducted and third party vendors have been contacted regarding the status of the Year 2000 compliance of their products. First American plans to conduct extensive testing of application systems used in its operations, including both internally-developed and third-party-vendor application systems, beginning in early 1998. With respect to credit decisions, First American is taking steps to insure that Year 2000 compliance is taken into account in its loan underwriting procedures. Year 2000 issues related to physical facilities and other electronic interactions are also being addressed.

         First American expects to be substantially Year 2000 compliant by the end of 1998. Management anticipates that internally-developed and third-party provided applications will be tested for compliance in 1998 and 1999. The costs of First American's overall Year 2000 initiative have not yet been finally determined, but are not expected to exceed $5 million in the aggregate.

INCOME TAXES

         Income tax expense in 1997 was $137.9 million, which resulted in an effective tax rate of 36.7 percent of pretax income versus $114.8 million, or
35.9 percent of pretax income, for 1996. The higher effective tax rate for 1997 was primarily attributable to an increase in nondeductible goodwill expense. Income tax expense in 1995 was $100.2 million, or 36.3 percent, of pretax income. The decrease in the tax rate for 1996 versus 1995 was attributable in part to a more favorable overall effective state income tax rate. First American expects the effective tax rate to decrease in 1998 due to the realignment of certain corporate entities. For additional information on income taxes of the Corporation, see NOTE 11 to the consolidated financial statements.

---------------------
BALANCE SHEET REVIEW
---------------------

LOANS

         Loans comprise the largest component of First American's earning assets and continue to be the highest yielding category of earning assets. Loans provided 77 percent of interest income during 1997 and 1996. During 1997 average loans increased $934.0 million, or 9 percent, to $11.21 billion from $10.28 billion. Excluding the effects of the acquisitions during 1997, the purchase of $200.0 million of installment loans, and $123.7 million of mortgage loan sales (other than through mortgage banking operations), 1997 average loans increased $555.4 million, or 5 percent. The 5 percent loan growth in 1997 was attributable to (1) positive economic conditions in primary markets, (2) organized sales efforts in conjunction with effective administrative support and responsive credit decisions, and (3) marketing programs. Management anticipates loan growth in the next year will be between 5 to 10 percent. (IS THIS STILL TRUE?)


         TABLE 11 presents end of period loan balances by category for the past five years. TABLE 6 presents the maturities of loans, exclusive of consumer loans, outstanding at December 31, 1997.

Commercial Loans

         Commercial loans averaged $4.34 billion during 1997, up $420.3 million, or 11 percent, from $3.92 billion in 1996 and accounted for 45 percent of loan growth in 1997. During 1997 and 1996, commercial loans comprised 39 percent and 38 percent of average total loans, respectively. The increase in commercial loans occurred over a broad range of industry categories, including the healthcare, hotels/amusement/recreation, and printing/publishing segments, and was attributable to a continued focus on increasing First American's specialization in these categories. First American also experienced strong growth in loans generated through those business lending units which target companies with revenues up to $2 million. During 1997, First American continued to maintain a leadership position in the state of Tennessee in small business (revenues under $10 million) and middle market lending (revenues of $10 million to $100 million).

         First American is monitoring the present turbulence in the Asian economy, limiting direct exposure and continually evaluating indirect exposure. Substantially all exposure to Asian-related companies was in the form of credit facilities extended to United States-based affiliates of Asian companies. First American's exposure to such companies at December 31, 1997 was $59.1 million, while funded loans amounted to $11.7 million.

         To facilitate the foreign trade needs of our customers, First American maintains relationships with a number of foreign banks. Total approved exposure to Asian banks amounted to $11.9 million which is comprised of various commitments. As of December 31, 1997, $2.0 million was funded under these limits.

Consumer Loans

         The consumer loan portfolio increased $330.6 million, or 7 percent, to average $5.16 billion during 1997 from $4.83 billion during 1996. Total consumer loans averaged 46 percent of the loan portfolio in 1997 and 47 percent in 1996. Consumer loans consist of mortgage loans, installment loans, open-end loans, and single payment loans.

         Average installment loans increased primarily due to the purchase of $200 million loans, with recourse, from a wholly-owned corporate agency and instrumentality of the U.S. Government on June 30, 1997. First American also secured the right to finance new loans with this federally sponsored enterprise, whereby First American assumes underwriting, funding, and administrative responsibilities.

         The largest category of consumer loans, amortizing mortgages, increased on average $90.7 million to $2.75 billion during 1997, from $2.66 billion in 1996. Consumer amortizing mortgages comprised 25 percent of First American's average net loans during 1997 compared to 26 percent in 1996. Considering the effect of $123.7 million mortgage loans that were sold during 1997, average consumer amortizing mortgages increased $159.0 million, or 6 percent.

         Average open-end loans consists primarily of credit card loans and home equity lines of credit. Average credit card loans increased $42.9 million in 1997 due to continued growth from the reintroduction of credit card loans in 1995. Average home equity lines of credit increased in 1997 as the result of activation of existing lines of credit and a number of targeted sales initiatives to acquire new lines of credit.

Commercial Real Estate Loans

         Commercial real estate loans, which include real estate construction and real estate commercial mortgages, increased $182.9 million, or 12 percent, to average $1.71 billion during 1997 compared with $1.52 billion during 1996. Average total commercial real estate loans were 15 percent of total loans during 1997 and 1996. There have been and continue to be, selective opportunities for commercial real estate lending in First American's markets; the Corporation's goal is to provide construction, acquisition/development and intermediate term financing for clients in First American's markets.

INVESTMENT SECURITIES

         The investment securities portfolio is the second largest component of First American's earning assets and interest earned on investment securities was 22 percent of total taxable equivalent interest income in 1997 and in 1996. Total investment securities were $4.1 billion at December 31, 1997 and 1996, and comprised 26 and 27 percent of total earning assets at year-end 1997 and 1996, respectively. As an integral component of asset/liability strategy, First American manages the investment securities portfolio to maintain liquidity, balance interest rate risk, and augment interest income. The portfolio is also used to meet pledging requirements for deposits and borrowings. Additional information on investment securities is provided under the captions "Net Interest Income" and "Liquidity."

         Securities in the investment portfolio are classified as either available for sale ("AFS") or held to maturity ("HTM"). AFS securities averaged $3.13 billion in 1997 compared with $2.68 billion in 1996. During 1997 the AFS portfolio was realigned by increasing the amount of fixed rate securities held and reducing the amount of floating rate securities held. HTM securities averaged $872.6 million during 1997 compared with $1.03 billion in 1996.

         The average estimated maturity of the total securities portfolio was
3.4 years at December 31, 1997 (3.6 years for AFS securities and 2.7 years for HTM securities) compared with 4.1 years at year-end 1996 (4.7 years for AFS securities and 2.3 years for HTM securities). The expected maturity for nonamortizing securities is the stated maturity and the expected maturity for mortgage-backed securities is based on current estimates of average maturities including prepayment assumptions. The average repricing life of the securities portfolio was 3.0 years at December 31, 1997 (3.2 years for AFS securities and 1.8 years for HTM securities). The average yield of the securities portfolio was
6.94 percent in 1997 compared to 6.80 percent in 1996. TABLE 5 presents additional detail on estimated average maturities, average repricings, and weighted-average yields.

         Mortgage-backed securities comprised 75 percent of total investment securities at December 31, 1997, compared to 67 percent at December 31, 1996. Mortgage-backed security holdings on December 31, 1997, included $46.6 million floating rate mortgage-backed securities (of which $42.1 million were classified as AFS and $4.5 million were classified as HTM). All mortgage-backed securities classified as U.S. Government agencies and corporations were issued or guaranteed by the Federal National Mortgage Association ("Fannie Mae"), the Federal Home Loan Mortgage Corporation ("Freddie Mac"), or the Government National Mortgage Association ("Ginnie Mae"). Other mortgage-backed securities of 1.1 billion consisted of AAA-rated collateralized mortgage obligations ("CMO's"), which were purchased because of their high credit quality and relatively certain average lives. At year-end 1997, over 99.9 percent of First American's debt securities were investment grade with the remaining .1 percent unrated. Of the securities which are rated, none are below investment grade
(BBB).

DEPOSITS AND OTHER SOURCES OF FUNDS

         Core deposits, which consist of total deposits less certificates of deposit ("CD's") $100,000 and over and foreign deposits, continue to be First American's primary source of funding for supporting earning asset growth. In addition, core deposits provide a customer base for cross selling other products and services offered by First American. Average core deposits were 76 percent of average earning assets in 1997 compared to 77 percent in 1996. The mix of average core deposits remained fairly constant between 1997 and 1996 with money market accounts, CD's under $100,000, and noninterest-bearing demand deposits continuing to comprise the majority of core deposits in both 1997 and 1996.

         Average core deposits increased $715.3 million, or 6 percent, to $11.7 billion in 1997. Increases in core deposits are attributable, primarily to the effect of acquisitions and to the continued popularity of the First American Investment Reserve ("FAIR") account. Of the $715.3 million increase in average core deposits, over 60% related to the effect of the acquisitions made during 1997 and 1996. The FAIR account, a money market deposit account combining many features common among money market funds, accounted for another $194.4 million of the increase. On December 31, 1997, FAIR account balances outstanding were $2.45 billion and the stated interest rate paid was 4.25 percent compared to $2.25 billion and 4.30 percent, respectively, at December 31, 1996.

         Other core deposit accounts that had increases in the average balances during 1997 included NOW accounts ($190.9 million increase), noninterest bearing demand deposits ($326.7 million increase), ) and CD's under $100,000 ($110.0 million increase) which were offset by a slight decrease in the average balance of regular savings ($24.2 million decrease). First American is taking steps to strengthen customer relationships in order to maintain its core deposit funding base. Steps towards this objective include the implementation of an extensive Distribution Management System ("DMS") and the Select Rewards program. The DMS allows First American to reconfigure its distribution system based on client preference to specifically tailor distribution channels market by market and to provide the best mix of branches, mini branches, ATMs, telephone, and PC banking in each individual market. For example, First American has entered into contracts to sell three branches in Virginia as part of the reconfiguration process; these sales are expected to close in the second quarter of 1998. The Select Rewards program is a relationship-oriented program which is similar to the airline industry's frequent flyer program and rewards customers for banking with First American with points based on the number, size, and longevity of accounts.

         In addition to core deposits, other sources of funding utilized by First American include CD's $100,000 and over, foreign deposits, short-term borrowings, and long-term debt. Total short-term borrowings include overnight federal funds purchased primarily from correspondent banks, securities sold under agreements to repurchase, and other short-term borrowings, principally funds due to the U.S. Treasury Department tax and loan accounts and the Federal Home Loan Bank. Total CD's $100,000 and over, foreign deposits, and short-term borrowings averaged $3.07 billion for 1997, up 14 percent, or $369.3 million from the previous year. The increase in average CD's $100,000 and over, foreign deposits, and short-term borrowings during 1997 is primarily attributable to increases in CD's $100,000 and over ($151.8 million), Federal funds purchased and repurchase agreements ($73.0 million), and other short-term borrowings ($145.1 million). The increase in the period end balance of other short-term borrowings to $354.7 million at December 31, 1997, from $225.1 million at December 31, 1996, was essentially due to a reclassification from long- to short-term of $108.5 million variable rate and $14.5 million fixed rate advances from the FHLB. TABLE 9 details maturities of CD's $100,000 and over at December 31, 1997 and 1996.

         Long-term debt, which consists primarily of borrowings from the FHLB, increased $165.7 million to $596.2 million at December 31, 1997, from $430.6 million at December 31, 1996. Most of the increase was due to the addition of $285.0 million variable rate borrowings from the FHLB offset by $123.0 million of FHLB borrowings that were reclassified from long-term to short-term as discussed in the preceding paragraph. At December 31, 1997, First American's variable rate long-term borrowings totaled $385.0 million with a weighted-average interest rate of 5.86 percent, and total fixed rate long-term borrowings were $211.2 million with a weighted-average interest rate of 6.94 percent.

-----------------------------------------
CREDIT RISK MANAGEMENT AND ASSET QUALITY
-----------------------------------------

         First American seeks to exercise prudent credit risk management in lending, including diversification of the loan portfolio by loan category and by industry segment, as well as by identification of credit risks. Accordingly, First American places importance on industry specialization and relationship management so that relationship managers (loan officers) are better able to understand the complexities of an industry's characteristics. Specialization by relationship managers permits First American to provide expertise in structuring the original credit facility and to provide continuous risk evaluation.

         First American's loans are predominantly to borrowers from its primary market territory, an area in which First American's relationship managers are knowledgeable. First American's primary market territory includes Tennessee, Mississippi, Louisiana and selected markets in Virginia, Kentucky, Arkansas and other adjacent states. Based on Standard Industrial Classification codes, there were no industry concentrations within the commercial loan category in excess of 10 percent of total loans at December 31, 1997, or at December 31, 1996. First American's ten largest outstanding loan relationships at December 31, 1997, amounted to $265.5 million, or 2.3 percent of total loans, compared to $215.5 million, or 2.0 percent of total loans, at year-end 1996. At December 31, 1997, the largest loan relationship had $46.9 million outstanding. In 1997, FANB's regulatory legal lending limit would have been $238.5 million based on capital as restated to reflect the impact of the acquisition of Deposit Guaranty.

NONPERFORMING ASSETS

         First American carefully monitors loans for possible credit problems through relationship managers and a staff of seasoned credit officers. The Credit Policy Committee and an Independent Loan Review Division assist in the monitoring of loans for possible credit problems. The Credit Policy Committee gives broad direction to the lending activities of the Corporation by reviewing and recommending matters relating to corporate lending policy, loan allocations, concentrations, and underwriting criteria. The Independent Loan Review Division of the Corporation performs periodic independent reviews of identified problem loans and the general overall quality of the loan portfolios in light of economic and market conditions and conducts annual examinations of the loan portfolios to verify the monitoring process. Problem loans are assigned to specialized areas for resolution.

         Nonperforming assets include nonaccrual and restructured loans and foreclosed properties. The ratio of nonperforming assets to total loans and foreclosed properties was .37 percent at December 31, 1997, down 6 basis points from .43 percent at December 31, 1996. Nonperforming assets totaled $43.3 million at December 31, 1997, and consisted of $36.3 million of nonaccrual loans and $7.0 million of foreclosed properties. This compared to $45.2 million of nonperforming assets at December 31, 1996, which was comprised of $32.7 million of nonaccrual loans, $11.8 million of foreclosed properties and less than $1 million in restructured loans. There were no restructured loans during 1997. TABLE 8 summarizes changes in nonperforming assets for each of the past five years and presents the composition of the nonperforming assets balance at the end of each year.

         Loans 90 days or more past due, excluding nonaccrual loans, were .23 percent of total loans at December 31, 1997, versus .20 percent of total loans at December 31, 1996. The increase in total past due loans was primarily attributable to increases in the loan categories of consumer-other and commercial loans across several industry types.

         First American had $61.9 million of outstanding loans at December 31, 1997, versus $52.1 million at December 31, 1996, which were not considered nonperforming, but whose borrowers, in management's opinion, are experiencing financial difficulties severe enough that serious doubt exists as to their continued ability to comply fully with present repayment terms. Depending on the economy and other factors, these loans and others, which may not be presently identified, could become nonperforming assets in the future.

ALLOWANCE AND PROVISION FOR LOAN LOSSES

         In the normal course of business First American must manage the risk that borrowers may default on their obligations to the Corporation. The allowance for loan losses (the "allowance") is a reserve established and maintained to protect the Corporation against estimated losses inherent in the loan portfolio. The allowance is increased by the provision for loan losses (which is an expense on the income statement) and through recoveries of previously written-off loans and is decreased by charged-off loans. Management reviews the allowance at least quarterly to ensure the level is adequate to absorb estimated losses.

         The allowance consists of two portions: an allocated portion and an unallocated portion. The allocated portion is established separately by risk group as follows: commercial and commercial real estate loans, consumer loans, and off-balance-sheet commitments (unfunded loan commitments and standby letters of credit). The processes applied to each group are similar but have been tailored as appropriate for the nature of risk in each group. The assessment of the allocated portion of the allowance is based on a detailed statistical analysis of historical loan balances, net charge-offs, and off-balance-sheet loan and letter of credit commitments. Specific reserves are allocated to individual loans as considered necessary based upon periodic reviews of significant lending relationships.

         The unallocated portion of the allowance is for inherent losses which probably exist as of the valuation date even though they may have not have been identified by the more objective processes used for the allocated portion of the allowance. This is due to the risk of error and/or inherent imprecision in the process. This portion of the allowance is particularly subjective and requires judgments based upon qualitative factors which do not lend themselves to exact mathematical calculations. Some of the factors considered are changes in credit concentrations, loan mix, historical loss experience, and the general economic environment in First American's markets.

         While the total allowance is described as consisting of an allocated and an unallocated portion, these terms are primarily used to describe a process. Both portions are available to support inherent losses in the loan portfolio. An analysis of the changes in the allowance for loan losses for the past five years, including the provision and charge-offs and recoveries by loan category, is presented in TABLE 7. The table also contains the year-end allocation of the allowance for loan losses among the various loan portfolios and the unallocated portion of the allowance for each of the past five years.

         At December 31, 1997, the allowance for loan losses was $180.0 million, or 1.55 percent of net loans, versus $185.5 million, or 1.74 percent of net loans, at December 31, 1996. The allowance for loan losses was $191.1 million, or 1.91 percent of net loans, at December 31, 1995. The changes in the allowance during 1997 from year-end 1996 were primarily due to a $12.5 million provision for loan losses and $25.9 million of net loan charge-offs. Activity in the allowance for loan losses during 1997 also included a $8.2 million increase due to the acquisitions made during 1997, offset slightly by a $.2 million decrease due to the sale of Tennessee Credit Corporation. The allowance as a percentage of nonperforming loans increased to 496 percent at December 31, 1997, compared to 555 percent at December 31, 1996, and 465 percent at December 31, 1995. First American's coverage ratio is one of the highest in the industry.

         Net loan charge-offs were $25.9 million, or .23 percent of average loans, in 1997; $15.2 million, or .15 percent of average loans, in 1996; and $7.7 million, or .09 percent of average loans, in 1995. The low level of net loan charge-offs is indicative of First American's loan quality and credit administration standards and the generally good economic environment existing in the Corporation's primary market territory. Total gross loan charge-offs were $54.3 million in 1997, $45.7 million in 1996 and $31.1 million in 1995. Total recoveries were $28.4 million in 1997, $30.5 million in 1996, and $23.4 million in 1995.

         The $10.7 million increase in net loan charge-offs in 1997 over 1996 was primarily due to an increase in commercial loan net charge-offs, which were $12.6 million in 1997 compared to net recoveries of $2.6 million in 1996. The ratio of commercial loan net charge-offs to average commercial loans increased 36 basis points to .29 percent from (.07) percent in 1996. (A negative percentage of net charge-offs indicates that recoveries exceeded net charge-offs.)

         Of the major loan categories, consumer-other loans had the highest level of net charge-offs in 1997, 1996, and 1995, but experienced a $2.5 million decrease in net loan charge-offs between December 31, 1997, and December 31, 1996. Consumer-other loan net charge-offs were $15.0 million and $17.6 million, or .62 and .81 percent of average consumer-other loans, in 1997 and 1996, respectively. Consumer-other loan net charge-offs were $11.1 million, or .59 percent of average consumer-other loans, in 1995. Increases in credit card loan and other open-end loan net charge-offs were offset by decreases in direct and indirect loan net charge-offs from year-end 1996 to year-end 1997. First American generally charges off consumer loans on which principal or interest is past due more than 120 days. Management expects that consumer-other loan net charge-offs in 1998 will be slightly higher than in 1997.

         Future provisions for loan losses depend on such factors as asset quality, net loan charge-offs, loan growth, and other criteria as discussed above. The appropriate level of the allowance for loan losses and the corresponding provision will continue to be determined quarterly based on the allowance assessment methodology. Under its current methodology, management anticipates that there will be a provision for loan losses in 1998; however, the specific amount cannot be determined at this time. Changes in circumstances affecting the various factors of the Corporation's methodology could determine whether a provision is warranted in 1998 and, if so, the amount.

---------------------------
ASSET/LIABILITY MANAGEMENT
---------------------------

INTEREST RATE SENSITIVITY

         The focus of Asset/Liability Management is to maximize net interest income within prudent constraints. Net interest income is managed within a framework of guidelines approved by the Board of Directors and administered by the Asset/Liability Committee ("ALCO"). ALCO is comprised of Senior Executives at First American.

         The Corporation's guideline for earnings variance is that net income will not vary by more than 5 percent for a 150 basis point change in rates from management's most likely interest rate forecast over the next twelve months. During 1997, the Corporation maintained a variance within these guidelines. Factors affecting interest rate sensitivity are reviewed and updated at least monthly. Periodically, earnings and interest rate risks are projected for longer periods.

         ALCO evaluates interest rate risk by assessing the Corporation's current interest sensitivity position and estimating possible earnings and economic value of equity at risk. TABLE 4 provides the Corporation's interest rate sensitivity position.

         First American had a net liability sensitive position for a cumulative one-year period of 18.2 percent at December 31, 1997, which is within management's objective of a cumulative net liability sensitivity of 4 percent to 24 percent. In other words, the amount of net liabilities that reprice more quickly than assets, adjusted for the effects of off-balance-sheet activities, is $2,913.6 million, or 18.2 percent of all earning assets. This compares to a cumulative net liability sensitivity of 21.5 percent at December 31, 1996. A cumulative net liability sensitivity indicates that First American's net interest income has a tendency to increase if interest rates decline. An interest rate gap sensitivity analysis is limited in its usefulness since the interest rate gap position presents a snapshot of interest sensitivity for one point in time (interest gap sensitivity can change on a daily basis), whereas management will make pricing decisions whenever such actions are deemed necessary. First American classifies NOW, money market, and regular savings accounts, totaling $5.6 billion at December 31, 1997, as immediately rate sensitive. If NOW and regular savings were not classified as immediately rate sensitive, then the one-year cumulative gap would be a liability sensitive position of $174.5 million, or 1.1 percent, of earning assets at December 31, 1997.

         Management believes that interest rate sensitivity is best measured by its simulation modeling. Forecasted levels of earning assets, interest-bearing liabilities, and off-balance-sheet financial instruments are combined with ALCO's forecasts of alternative interest rates for the next twelve months and with other factors in order to produce various earnings simulations. By forecasting earnings under multiple interest rate scenarios, ALCO can assess the extent of its earnings at risk.

         The economic value of equity calculation is a present value computation of all future cash flows for assets, liabilities, and off-balance-sheet items based on the current yield of each of these instruments. In this computation, First American assumes a discount rate that is equal to current market rates of balance sheet categories being simulated. The present values of assets less liabilities, adjusted for the present values of off-balance-sheet items, establish a base case economic value of equity. The impact to the base case economic value arising from instantaneous changes in interest rates by equal amounts to all categories provides a measure of the economic value of equity at risk. The Corporation's guideline states that for an instantaneous change in interest rates of 150 basis points, the economic value of equity will not change by more than 20 percent. During 1997, the Corporation maintained a variance which was well within this guideline.

         The Corporation's most likely interest rate scenario at December 31, 1997, was based on no change in the federal funds or prime rates through 1998.

DERIVATIVES

         First American has utilized off-balance-sheet derivative products for a number of years in managing its interest rate sensitivity. Generally, a derivative transaction is a payments exchange agreement whose value derives from an underlying asset or underlying reference rate or index. The use of noncomplex, non-leveraged derivative products has reduced the Corporation's exposure to changes in the interest rate environment. By using derivatives, such as interest rate swaps, interest rate caps and floors and occasionally futures contracts, to alter the nature of (hedge) specific assets or liabilities on the balance sheet (for example, to change a variable rate obligation to a fixed rate obligation), the derivative products offset fluctuations in net interest income from the otherwise unhedged position. In other words, if net interest income from the otherwise unhedged position changes (increases or decreases) by a given amount, the derivative product should produce close to the opposite result, making the combined amount (otherwise unhedged position impact plus the derivative product position impact) essentially unchanged. Derivative products have enabled First American to improve its balance between interest-sensitive assets and interest-sensitive liabilities by managing its interest rate sensitivity while continuing to meet the credit and deposit needs of customers.

         In aggregate, many of First American's securities and loans with fixed rates may be funded with variable rate money market deposits. Consequently, net interest income can be negatively affected if short-term interest rates rise. To reduce this exposure, the Corporation has entered into interest rate swaps on which the Corporation pays a fixed rate and receives a variable rate tied to three-month London Interbank Offering Rate ("LIBOR"). Thus, these swaps act to "fix" the rates paid on a portion of the money market account balances for the period of time covered by the swaps, which in turn reduces the potential negative impact on net interest income of rising interest rates. NOTE 14 to the consolidated financial statements presents the derivative financial instruments outstanding at December 31, 1997 and 1996.

         Notional amounts are key elements of derivative financial instruments agreements. However, notional amounts do not represent the amounts exchanged by the parties to derivatives and do not measure First American's exposure to credit or market risks. The amounts of payments exchanged are based on the notional amounts and the other terms of the underlying derivative agreements. At December 31, 1997, First American had interest rate swaps with notional values totaling $2.43 billion and interest rate floors with notional values totaling $300 million. At December 31, 1997, these derivatives had net positive fair values (unrealized net pretax gains) of $12.0 million. At December 31, 1996, the Corporation had interest rate swaps, floors and caps with notional values totaling $1.12 billion, $300 million and $100 million, respectively, for a total of $7.7 million net positive fair values (unrealized net pretax gains). For estimated fair value information related to all financial instruments, see NOTE 14 to the consolidated financial statements.

         As First American's individual derivative contracts approach maturity, they may be terminated and replaced with derivatives with longer maturities which offer more interest rate risk protection. NOTE 14 to the consolidated financial statements presents the net deferred gain related to terminated derivative contracts. The net deferred gain totaled $5.4 million at December 31, 1997, and $5.0 million at December 31, 1996. Deferred gains and losses on terminated off-balance-sheet derivative contracts are recognized as interest income or interest expense over the original covered periods. Of the $5.4 million of net deferred gain at December 31, 1997, $1.1 million will increase net interest income during 1998 and $4.3 million will be recognized in the years from 1999 to 2006.

         Net interest income for the year ended December 31, 1997, included derivative products pretax net income of $.8 million, consisting primarily of $6.4 million additional interest income on loans, $1.5 million reduction in interest income on securities, and $1.9 million in additional interest expense on money market deposits and $1.9 million in additional interest on other deposits. This compares to $13.6 million of derivatives products net pretax expense in 1996. The change in derivative products net expense in 1996 to net pretax income in 1997 was primarily due to amortization of deferred gains/losses on terminated derivatives contracts ($.7 million net deferred gains recognized in 1997 compared with $10 million net deferred losses recognized in 1996).

         All derivatives activity is conducted under ALCO and Board of Director's supervision and according to detailed policies and procedures governing these activities. Policy prohibits the use of leveraged and complex derivatives. The Board of Directors also sets interim limitations on the total notional amount of derivatives contracts that may be outstanding at any time.

         Off-balance-sheet derivative activities give rise to credit risk when interest rate changes move in the Corporation's favor. In such cases, First American relies on the ability of the contract counterparts to make contractual payments over the remaining lives of the contracts. Credit risk exposure due to off-balance-sheet derivative activities is closely monitored, and counterparts to these contracts are selected on the basis of their creditworthiness as well as their market-making ability. As of December 31, 1997, all outstanding derivative transactions were with counterparts with credit ratings of A-2 or better. Enforceable bilateral netting contracts between First American and its counterparts allow for the netting of gains and losses in determining net credit exposure to the counterpart. First American's net credit exposure on outstanding interest rate swaps was $14.1 million on December 31, 1997.

LIQUIDITY

         First American's goal in liquidity management is to ensure that sufficient funds are available to meet the demands of depositors, borrowers, and creditors. ALCO is responsible for structuring the balance sheet to meet these demands and regularly reviews current and forecasted funding needs. Liquid assets, which include cash and cash equivalents (less Federal Reserve Bank reserve requirements), money market instruments, and securities that are estimated to mature within one year, amounted to $1.36 billion, or 8 percent of earning assets, at December 31, 1997, versus $1.61 billion, or 11 percent of earning assets at December 31, 1996. The decrease in the ratio of liquid assets to earning assets between year-end 1997 and 1996 was primarily attributable to decreases in HTM securities estimated to mature within one year and in cash and due from banks. In addition to assets included in liquid assets, AFS securities maturing after one year, which can be sold to meet liquidity needs, had a balance of $3.29 billion at December 31, 1997 compared to $3.07 billion at December 31, 1996. Loans, exclusive of consumer loans, maturing within one year amounted to $2.43 billion at December 31, 1997. NOTES 1 and 4 to the consolidated financial statements discuss accounting for securities in further detail. Maturity of securities is also discussed under the caption "Investment Securities" and provided in TABLE 5. TABLE 6 presents the maturities of loans, exclusive of consumer loans.

         First American's primary sources of liquidity are core deposits, short- and long-term borrowings, and cash flows from operations. First American's strategy is to fund assets to the maximum extent possible with core deposits, which provide a sizable source of relatively stable and low-cost funds. Management monitors liquidity by reviewing trends in ratios such as core deposits as a percentage of total deposits, core deposits as a percentage of earning assets, and loans as a percentage of core deposits. Core deposits averaged $11.73 billion during 1997 and $11.02 billion during 1996 and comprised 90 percent and 91 percent of average deposits in 1997 and 1996, respectively. During 1995 core deposits averaged $9.94 billion and comprised 90 percent of average deposits. Core deposits funded 76 percent, 77 percent, and 77 percent of earning assets in 1997, 1996, and 1995, respectively. Average loans as a percentage of average core deposits was 96 percent in 1997 compared to 93 percent in 1996 due to growth in loans exceeding core deposit growth. Average loans as a percentage of average core deposits was 89 percent in 1995.

         Short-term funding needs can arise from declines in deposits or other funding sources, drawdowns of loan commitments, and requests for new loans. Relationships with a stable and growing customer base and a current network of over 300 downstream correspondent banks routinely supply some of these funds. Additional funds, if needed, can be raised from regional, national, and international money markets. Short-term funding sources, comprised of non-core deposits and short-term borrowings, totaled $3.46 billion, or 19 percent of total assets, at December 31, 1997, compared with $3.04 billion, or 18 percent of total assets, at December 31, 1996. An analysis of short-and long-term borrowings can be found under the caption "Deposits and Other Borrowed Funds."

         Shareholders' equity and long-term debt also contribute to liquidity by reducing the need to continually rely on short-term purchased funds. At December 31, 1997, the ratio of equity to assets was 8.66 percent compared with 8.63 percent at December 31, 1996, and 8.49 percent at December 31, 1995. Long-term debt totaled 3 percent of total assets at December 31, 1997, 1996, and 1995.

         An additional source of liquidity is First American's three-year $70 million revolving credit agreement which will expire in May 31, 1998. First American had no borrowings under this agreement during 1997. Plans are underway to negotiate a revolving credit agreement in 1998.

         The SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS show net cash provided or used by operating, investing, and financing activities and the net effect of those activities on cash and cash equivalents. As such, it is a tool in analyzing liquidity. During 1997 cash provided by operating activities was $243 million compared to $337 million in 1996 and $65 million in 1995. The largest component of cash provided by operating activities in all years was net income. Investing activities utilized $421 million of cash in 1997, $889 million in 1996, and $385 million in 1995. The largest component of cash used in investing activities in 1997 and 1996 was purchases of securities available for sale, which used $3.2 billion of cash in 1997 and $3.6 billion in 1996. Financing activities provided $105 million in net cash in 1997, $191 million in 1996, and $704 million in 1995. During 1997 financing activities included an increase in FHLB advances of $301 million, an increase in deposits of $91 million, and a decrease of $197 million from cash utilized to purchase First American common stock.

         First American had no material capital expenditure commitments at year-ends 1997, 1996, or 1995.

         Management believes that First American has adequate liquidity to meet all known commitments including common stock repurchases, loan commitments, dividend payments, debt service, and reasonable borrower, depositor, and creditor requirements over the next twelve months.

-----------------------------------------
CAPITAL MANAGEMENT AND CAPITAL RESOURCES
-----------------------------------------

         Capital adequacy is important to the continued soundness, profitability, and growth of First American. The principal objectives of First American's strategy in managing capital are to (1) protect shareholders and depositors, (2) comply with all regulatory requirements, (3) improve profitability, and (4) utilize excess capital. Plans to utilize excess capital include investing in nontraditional financial services businesses that yield returns in excess of 20 percent, focusing on bank acquisitions to further enhance the branch network and lower distribution costs, and returning excess capital to shareholders through buying back stock and increasing dividends.

         On April 17, 1997, in addition to authorizing a 2-for-1 stock split, the Board of Directors increased the quarterly cash dividend by 29 percent to $0.20 per share. During 1997 First American paid dividends at the rate of $0.755 per common share, up 25 percent from $0.605 per share during 1996. The rate of dividends paid per common share was up 14 percent in 1996 over $0.53 per share in 1995. The dividend payout ratio increased slightly in 1997 to 33.86 percent from 30.87 percent in 1996 and met management's strategic goal of a dividend payout ratio in the range of 30 to 40 percent. The dividend payout rate in 1995 was 30.64 percent.

         Another strategic goal of First American's capital management policy is to maintain the rate of internal capital generation at a level sufficient to ensure growth in assets and earnings. Management's year 2000 strategic goal is to maintain an internal capital generation ratio (calculated by dividing net income less dividends by the average realized shareholders' equity) of 10 to 14 percent. During 1997 the internal capital generation ratio increased to 10.7 percent from 10.2 percent in 1996. The internal capital generation ratio was
10.3 percent in 1995.

         Total shareholders' equity at December 31, 1997, was $1.54 billion, up 6 percent, from December 31, 1996. This followed an increase of $115.4 million, or 9 percent, from year-end 1995. The ratio of average equity to average assets increased to 8.79 percent in 1997 compared to 8.77 percent in 1996 and 8.50 percent in 1995. The tangible equity ratio, which adjusts capital for the impact of intangibles acquired through acquisitions, decreased to 7.17 percent at December 31, 1997, from 7.32 percent at year-end 1996. The tangible equity ratio was 7.50 percent at December 31, 1995.

         During 1997 shareholders' equity was increased by $159.8 million of earnings retention ($237.8 million of net income less $78.0 million of dividends), $94.6 million of common stock issued for bank acquisitions, $22.1 million of common stock issued for employee benefit and dividend reinvestment plans, and $4.7 million change in net unrealized gains and losses on securities available for sale, net of tax. Shareholders' equity was reduced by the repurchase of $196.5 million of common stock in 1997. During 1996 shareholders' equity was increased by $141.5 million of earnings retention ($205.2 million of net income less $63.7 million of dividends), $17.9 million of common stock issued for employee benefit and dividend reinvestment plans, and $83.7 million of common stock issued for acquisitions. Shareholders' equity was reduced by the $25.6 million change in net unrealized gains and losses on securities available for sale, net of tax, and by the repurchase of $108.2 million of common stock in 1996.

The CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY detail the changes in shareholders' equity during 1997, 1996, and 1995 and NOTES 1 and 4 to the consolidated financial statements provide further information regarding unrealized gains and losses on securities available for sale.

         The Federal Reserve Board and the Office of the Comptroller of the Currency ("OCC") promulgate risk-based capital guidelines and regulations for bank holding companies and national banks which require minimum levels of capital based upon calculations which apply various risk ratings to defined categories of assets and to certain off-balance-sheet items. Under the risk-based capital requirements, total capital consists of Tier I capital (essentially realized common equity less disallowed intangible assets) plus Tier II capital (essentially Tier I capital plus qualifying long-term debt and a portion of the allowance for loan losses). Assets by type, or category, are assigned risk-weights of 0 to 100 percent, depending on regulatory assigned levels of credit risk associated with such assets. Off-balance-sheet items are considered in the calculation of risk-adjusted assets through conversion factors established by regulatory agencies. These regulations require bank holding companies and national banks to maintain certain minimum capital ratios. As of December 31, 1997, First American and its principal subsidiary, FANB, had ratios which exceeded the regulatory requirements to be classified as "well capitalized," the highest regulatory capital rating. NOTE 15 to the consolidated financial statements summarizes the risk-based capital and related ratios for First American and FANB.

         FAFSB is subject to capital requirements adopted by the Office of Thrift Supervision ("OTS") which are similar but not identical to those issued by the Federal Reserve Board and the OCC. As of December 31, 1997, FAFSB had ratios which exceeded the regulatory requirements to be classified as "well capitalized."

SUPPLEMENTAL TABLE 2:  RATE-VOLUME RECAP

===============================================================================================================================
                                                              1997 FROM 1996                           1996 from 1995
                                                  --------------------------------------    -----------------------------------
                                                                INCREASE (DECREASE)(1)                   Increase (Decrease)(1)
                                                     TOTAL             DUE TO                 Total             Due to
                                                   INCREASE     ----------------------       Increase    ----------------------
(in millions)                                     (DECREASE)      VOLUME         RATE       (Decrease)      Volume      Rate
-------------------------------------------------------------------------------------------------------------------------------
CHANGE IN INTEREST INCOME:
    Securities:
      Taxable
         Held to maturity                         $     (8.9)   $    (10.6)  $      1.7    $   (119.4)   $   (119.3)   $  (.1)
         Available for sale                             37.7          30.8          6.9         109.9         106.5       3.4
      Tax-exempt
         Held to maturity                                 .3            .3           --         (10.8)         (9.9)      (.9)
         Available for sale                             (1.4)         (1.8)          .4          15.2          13.1       2.1
                                                  ----------                               ----------
           Total securities                             27.7          19.9          7.8          (5.1)         (2.9)     (2.2)
                                                  ----------                               ----------
    Loans                                               81.6          79.3          2.3         113.6         121.4      (7.8)
    Federal funds sold and securities purchased
      under agreements to resell                       (11.7)        (11.9)          .2           6.4           8.1      (1.7)
    Other                                                1.1           1.0           .1            .4            --        .4
                                                  ----------                               ----------
      Total change in interest income                   98.7          81.6         17.1         115.3         121.0      (5.7)
                                                  ----------                               ----------

CHANGE IN INTEREST EXPENSE:
    NOW, money market, and savings accounts              4.5          12.4         (7.9)         22.3          15.3       7.0
    Certificates of deposit                             14.1          13.9           .2          25.3          25.9       (.6)
    Other interest-bearing deposits                      (.7)           .4         (1.1)          4.2           4.8       (.6)
    Short-term borrowings                               13.2          10.7          2.5          (1.8)          6.2      (8.0)
    Long-term debt                                      (1.1)          1.5         (2.6)          9.1           9.0        .1
                                                  ----------                               ----------
      Total change in interest expense                  30.0          39.4         (9.4)         59.1          57.8       1.3
                                                  ----------                               ----------

CHANGE IN NET INTEREST INCOME                     $     68.7          42.2         26.5    $     56.2          63.2      (7.0)
===============================================================================================================================

(1) Amounts are adjusted to a fully taxable basis, based on the statutory federal income tax rates, adjusted for applicable state income taxes net of the related federal tax benefit. The effect of volume change is computed by multiplying the change in volume by the prior year rate. The effect of rate change is computed by multiplying the change in rate by the prior year volume. Rate/volume change is computed by multiplying the change in volume by the change in rate and included in the rate change.

SUPPLEMENTAL TABLE 3: CONSOLIDATED AVERAGE BALANCE SHEETS AND TAXABLE EQUIVALENT INCOME/EXPENSE AND YIELDS/RATES

======================================================================================================================
                                                             1997                                 1996
                                               ---------------------------------   -----------------------------------

                                                                         AVERAGE                              Average
                                                    AVERAGE    INCOME/    YIELD/   Average     Income/         Yield/
(dollars in millions)                               BALANCE    EXPENSE     RATE    Balance     Expense          Rate
----------------------------------------------------------------------------------------------------------------------

INTEREST-EARNING ASSETS:(1)
Taxable securities:
     Held to maturity                             $   836.2    $   58.1   6.95%   $   992.9    $   67.0         6.75%
     Available for sale                             2,958.4       201.5   6.81      2,490.0       163.8         6.58
   Tax-exempt securities
     Held to maturity                                  36.4         2.7   7.42         32.2         2.4         7.46
     Available for sale                               166.6        15.2   9.12        186.9        16.6         8.88
---------------------------------------------------------------------------------------------------------------------
     Total securities                               3,997.6       277.5   6.94      3,702.0       249.8         6.75
---------------------------------------------------------------------------------------------------------------------
   Federal funds sold and repurchase agreements       103.6         5.8   5.60        324.1        17.5         5.40
   Loans, net of unearned discount
      Commercial                                    4,342.3       355.8   8.19      3,922.0       327.0         8.34
      Consumer-amortizing mortgages                 2,751.7       223.7   8.13      2,661.0       209.2         7.86
      Consumer-other                                2,410.4       222.9   9.25      2,170.5       197.1         9.08
      Real estate-construction                        391.0        32.4   8.29        348.3        28.4         8.15
      Real estate-commercial mortgages
        and other                                   1,315.9       119.7   9.10      1,175.7       111.2         9.46
---------------------------------------------------------------------------------------------------------------------
      Loans, net of unearned discount              11,211.3       954.5   8.51     10,277.5       872.9         8.49
---------------------------------------------------------------------------------------------------------------------
   Other                                               84.8         5.4   6.37         69.0         4.3         6.23
---------------------------------------------------------------------------------------------------------------------
      Total earning assets(1)                      15,397.3    $1,243.2   8.07%    14,372.6    $1,144.5         7.96%
---------------------------------------------------------------------------------------------------------------------
Allowance for loan losses                            (187.7)                         (191.4)
Cash and due from banks                               841.0                           757.8
Other assets                                          949.1                           828.6
---------------------------------------------------------------------------------------------------------------------
Total assets                                      $16,999.7                      $ 15,767.6
=====================================================================================================================
DEPOSITS AND BORROWED FUNDS:
   Demand deposits                                $ 2,453.6                      $  2,216.9
   Interest-bearing deposits:
     NOW accounts                                   1,843.5    $   40.9   2.22%     1,652.6    $   34.3         2.08%
     Money market accounts                          2,825.8       120.3   4.26      2,631.5       121.5         4.62
     Regular savings                                  882.5        21.8   2.47        906.7        22.7         2.50
     Certificates of deposit under $100,000         3,002.1       158.7   5.29      2,892.1       151.7         5.25
     Certificates of deposit $100,000 and over      1,189.4        64.1   5.39      1,037.6        57.0         5.49
     Other time                                       724.9        40.8   5.63        717.3        41.2         5.74
     Foreign                                          105.2         5.4   5.13        105.8         5.7         5.39
---------------------------------------------------------------------------------------------------------------------
     Total interest-bearing deposits               10,573.4       452.0   4.27      9,943.6       434.1         4.37
---------------------------------------------------------------------------------------------------------------------
     Total deposits                                13,027.0                        12,160.5
---------------------------------------------------------------------------------------------------------------------
   Federal funds purchased and repurchase
     agreements                                     1,467.3        72.5   4.94      1,394.3        67.8         4.86
   Other short-term borrowings                        312.0        17.5   5.61        166.9         9.0         5.39
   Long-term debt                                     446.2        28.0   6.28        424.7        29.1         6.85
---------------------------------------------------------------------------------------------------------------------
     Total interest-bearing deposits and
      borrowed funds                               12,798.9    $  570.0   4.45%    11,929.5    $  540.0         4.53%
---------------------------------------------------------------------------------------------------------------------
     Total deposits and borrowed funds             15,252.5                        14,146.4
---------------------------------------------------------------------------------------------------------------------
Other liabilities                                     253.0                           239.0
Shareholders' equity                                1,494.2                         1,382.2
---------------------------------------------------------------------------------------------------------------------
Total liabilities and shareholders' equity        $16,999.7                      $ 15,767.6
=====================================================================================================================
NET INTEREST INCOME(1)                                         $  673.2                        $  604.5
Provision for loan losses                                          12.5                             5.3
Noninterest income                                                395.8                           303.7
Noninterest expense                                               669.7                           571.6
---------------------------------------------------------------------------------------------------------------------
Income before income tax expense and
   cumulative effect of changes in
   accounting principles                                          386.8                           331.3
Income tax expense                                                149.0                           126.1
---------------------------------------------------------------------------------------------------------------------
Income before cumulative effect of changes
   in accounting principles                                       237.8                           205.2
Cumulative effect of changes in accounting
   principles, net of tax                                            --                              --
---------------------------------------------------------------------------------------------------------------------
NET INCOME                                                     $  237.8                        $  205.2
=====================================================================================================================
Net interest spread                                                       3.62%                                 3.43%
Benefit of interest-free funding                                           .75                                   .78
---------------------------------------------------------------------------------------------------------------------
NET INTEREST MARGIN                                                       4.37%                                 4.21%
=====================================================================================================================


=======================================================================================
                                                                 1995
                                                  -------------------------------------

                                                                                Average
                                                    Average      Income/        Yield/
(dollars in millions)                              Balance       Expense         Rate
---------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS:(1) Taxable securities:
     Held to maturity                             $  2,759.7     $  186.4         6.75%
     Available for sale                                836.9         53.9         6.44
   Tax-exempt securities
     Held to maturity                                  129.2         13.2        10.22
     Available for sale                                 18.1          1.4         7.73
---------------------------------------------------------------------------------------
     Total securities                                3,743.9        254.9         6.81
---------------------------------------------------------------------------------------
   Federal funds sold and repurchase agreements        187.4         11.1         5.92
   Loans, net of unearned discount
      Commercial                                     3,448.3        291.5         8.46
      Consumer-amortizing mortgages                  2,225.7        178.7         8.03
      Consumer-other                                 1,873.5        168.0         8.97
      Real estate-construction                         276.2         24.7         8.94
      Real estate-commercial mortgages
        and other                                    1,036.9         96.4         9.30
---------------------------------------------------------------------------------------
      Loans, net of unearned discount                8,860.6        759.3         8.57
---------------------------------------------------------------------------------------
   Other                                                68.2          3.9         5.72
---------------------------------------------------------------------------------------
      Total earning assets(1)                       12,860.1     $1,029.2         8.00%
---------------------------------------------------------------------------------------
Allowance for loan losses                             (188.8)
Cash and due from banks                                793.1
Other assets                                           673.2
---------------------------------------------------------------------------------------
Total assets                                      $ 14,137.6
---------------------------------------------------------------------------------------
DEPOSITS AND BORROWED FUNDS:
   Demand deposits                                $  2,080.8
   Interest-bearing deposits:
     NOW accounts                                    1,582.3     $   34.8         2.20%
     Money market accounts                           2,180.6         95.5         4.38
     Regular savings                                   964.0         25.9         2.69
     Certificates of deposit under $100,000          2,486.2        131.5         5.29
     Certificates of deposit $100,000 and over         956.8         51.9         5.42
     Other time                                        648.2         37.4         5.77
     Foreign                                            91.4          5.3         5.80
---------------------------------------------------------------------------------------
     Total interest-bearing deposits                 8,909.5        382.3         4.29
---------------------------------------------------------------------------------------
     Total deposits                                 10,990.3
---------------------------------------------------------------------------------------
   Federal funds purchased and repurchase
     agreements                                      1,331.4         71.6         5.38
   Other short-term borrowings                         115.8          7.0         6.04
   Long-term debt                                      292.5         20.0         6.81
---------------------------------------------------------------------------------------
     Total interest-bearing deposits and
      borrowed funds                                10,649.2     $  480.8         4.51%
---------------------------------------------------------------------------------------
     Total deposits and borrowed funds              12,730.0
---------------------------------------------------------------------------------------
Other liabilities                                      205.3
Shareholders' equity                                 1,202.3
---------------------------------------------------------------------------------------
Total liabilities and shareholders' equity        $ 14,137.6
=======================================================================================
NET INTEREST INCOME(1)                                           $  548.4
Provision for loan losses                                             2.2
Noninterest income                                                  203.0
Noninterest expense                                                 463.9
---------------------------------------------------------------------------------------
Income before income tax expense and
   cumulative effect of changes in
   accounting principles                                            285.3
Income tax expense                                                  109.6
---------------------------------------------------------------------------------------
Income before cumulative effect of changes
   in accounting principles                                         175.7
Cumulative effect of changes in accounting
   principles, net of tax                                              --
---------------------------------------------------------------------------------------
NET INCOME                                                       $  175.7
=======================================================================================
Net interest spread                                                               3.49%
Benefit of interest-free funding                                                   .77
---------------------------------------------------------------------------------------
NET INTEREST MARGIN                                                               4.26%
=======================================================================================


(1) Loan fees and amortization of net deferred loan fees (costs), which are considered an integral part of the lending function and are included in yields and related interest categories, amounted to $6.6 million in 1997, $9.4 million in 1996, $6.7 million in 1995, $4.8 million in 1994, and $1.7 million in 1993. Yields/rates and income/expense amounts are presented on a fully taxable equivalent basis based on the statutory federal income tax rates, adjusted for applicable state income taxes net of the related federal tax benefit; related interest income includes taxable equivalent adjustments of $11.1 million in 1997, $11.3 million in 1996, $9.4 million in 1995,

==========================================================================================================================
           1994                              1993                         AVERAGE BALANCE               INCOME/EXPENSE
-----------------------------   ----------------------------------    --------------------------   -----------------------
                       Average                             Average                   COMPOUND                   COMPOUND
 Average     Income/   Yield/     Average    Income/       Yield/       % CHANGE    GROWTH RATE     % CHANGE   GROWTH RATE
 Balance     Expense    Rate      Balance    Expense         Rate      1997/1996     1997/1992     1997/1996   1997/1992
--------------------------------------------------------------------------------------------------------------------------


$ 2,059.4    $127.1     6.17%   $ 1,623.0    $107.8          6.64%        (15.78)%      (22.61)%     (13.28)%   (23.50)%
  1,415.2      79.4     5.61      2,205.4     136.5          6.19          18.81         57.59        23.02      48.29

    129.1      13.3    10.30        125.5      13.7         10.92          13.04        (28.93)       12.45     (32.02)
      1.8        .1     5.56          2.4        .3         12.50         (10.86)       156.52        (8.43)    173.13
--------------------------------------------------------------------------------------------------------------------------
  3,605.5     219.9     6.10      3,956.3     258.3          6.53           7.98          2.58        11.09        .66
--------------------------------------------------------------------------------------------------------------------------
    348.0      14.2     4.08        429.2      13.5          3.15         (68.03)       (28.58)      (66.86)    (22.62)

  2,875.2     212.6     7.39      2,455.9     168.4          6.86          10.72         11.64         8.81      15.22
  1,803.1     140.6     7.80      1,550.6     127.0          8.19           3.41         16.11         6.93      13.08
  1,650.2     137.6     8.34      1,490.8     128.5          8.62          11.05         11.19        13.09      10.57
    197.0      15.1     7.66        176.9      13.5          7.63          12.26         10.46        14.08      12.10

    904.2      74.5     8.24        831.6      67.0          8.06          11.92          9.38         7.64      11.39
--------------------------------------------------------------------------------------------------------------------------
  7,429.7     580.4     7.81      6,505.8     504.4          7.75           9.09         12.20         9.35      12.95
--------------------------------------------------------------------------------------------------------------------------
    163.1       6.8     4.17        112.7       3.8          3.37          22.90        (21.23)       25.58     (14.33)
--------------------------------------------------------------------------------------------------------------------------
 11,546.3    $821.3     7.11%    11,004.0    $780.0          7.09%          7.13          7.63         8.62%      8.67%
--------------------------------------------------------------------------------------------------------------------------
   (201.0)                         (245.9)                                 (1.93)        (7.37)
    797.9                           780.5                                  10.98          2.46
    588.7                           614.3                                  14.54          8.34
--------------------------------------------------------------------------------------------------------------------------
$12,731.9                      $ 12,152.9                                   7.81%         7.63%
==========================================================================================================================

$ 2,055.2                      $  1,942.2                                  10.68%         6.61%

  1,575.1    $ 31.5     2.00%     1,421.3    $ 29.8          2.10%         11.55          8.62        19.24%      4.13%
  1,857.1      67.6     3.64      1,761.9      55.9          3.17           7.38          8.65         (.99)     13.88
  1,065.0      25.5     2.39      1,006.3      25.3          2.51          (2.67)          .24        (3.96)     (5.29)
  2,244.9      93.8     4.18      2,289.3      97.6          4.26           3.80          3.45         4.61       3.78
    707.2      28.8     4.07        730.3      28.1          3.85          14.63          8.31        12.46      10.56
    643.1      33.6     5.22        672.8      38.5          5.72           1.06           .83         (.97)     (1.68)
     41.0       1.7     4.15         25.8        .7          2.71           (.57)        40.38        (5.26)     50.47
--------------------------------------------------------------------------------------------------------------------------
  8,133.4     282.5     3.47      7,907.7     275.9          3.49           6.33          5.73         4.12       5.83
--------------------------------------------------------------------------------------------------------------------------
 10,188.6                         9,849.9                                   7.13          5.89
--------------------------------------------------------------------------------------------------------------------------


  1,105.3      41.0     3.71      1,107.6      29.9          2.70           5.24          7.36         6.93      17.19
     87.7       4.1     4.68         54.5       1.7          3.12          86.94         65.67        94.44      85.35
    109.0       7.1     6.51         60.1       4.3          7.15           5.06         79.12        (3.78)     69.52
--------------------------------------------------------------------------------------------------------------------------
  9,435.4    $334.7     3.55%     9,129.9    $311.8          3.42%          7.29          7.10         5.56%      8.67%
--------------------------------------------------------------------------------------------------------------------------
 11,490.6                        11,072.1                                   7.82          7.02
--------------------------------------------------------------------------------------------------------------------------
    167.1                           162.4                                   5.86         11.59
  1,074.2                           918.4                                   8.10         14.54
--------------------------------------------------------------------------------------------------------------------------
$12,731.9                      $ 12,152.9                                   7.81%         7.63%
==========================================================================================================================
             $486.6                          $468.2                                                   11.36%      8.67%
              (14.7)                          (57.4)                                                 135.85     (24.09)
              181.2                           166.6                                                   30.33      21.66
              419.3                           419.8                                                   17.16      10.60
--------------------------------------------------------------------------------------------------------------------------



              263.2                           272.4                                                   16.75      22.80
               98.9                            98.4                                                   18.16      26.06
--------------------------------------------------------------------------------------------------------------------------


              164.3                           174.0                                                   15.89      21.00

                 --                             (.1)                                                     --         --
--------------------------------------------------------------------------------------------------------------------------
             $164.3                          $173.9                                                   15.89%     21.00%
==========================================================================================================================
                        3.56%                                 3.67%
                         .65                                   .58
--------------------------------------------------------------------------------------------------------------------------
                        4.21%                                 4.25%
==========================================================================================================================

$8.9 million in 1994, and $9.8 million in 1993. Nonaccrual and restructured loans are included in average loans and average earning assets. Consequently, yields on these items are lower than they would have been if these loans had earned at their contractual rates of interest. Yields on all securities are computed based on carrying value.

SUPPLEMENTAL TABLE 4:  INTEREST RATE SENSITIVITY ANALYSIS

===================================================================================================================================
                                                                                         Interest-Sensitive Periods
                                                                      -------------------------------------------------------------
                                                                                    Months
                                                                      --------------------------------
                                                                                    Over         Over
                                                                                    Three         Six         Total
                                                                       Within      Through      Through        One          1-5
(dollars in millions)                                                   Three        Six        Twelve         Year         Years
-----------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1997
EARNING ASSETS:
     Securities:
       Available for sale                                             $  313.0     $  131.9     $  244.3     $   689.2     $1,939.5
       Held to maturity                                                   81.9         32.7         63.3         177.9        369.7
-----------------------------------------------------------------------------------------------------------------------------------
         Total securities                                                394.9        164.6        307.6         867.1      2,309.2
     Loans                                                             4,815.2        912.8      1,300.2       7,028.2      3,978.9
     Other earning assets                                                267.5           --           --         267.5           --
-----------------------------------------------------------------------------------------------------------------------------------
       Total earning assets                                           $5,477.6     $1,077.4     $1,607.8     $ 8,162.8     $6,288.1
===================================================================================================================================
INTEREST-BEARING LIABILITIES:
     Interest-bearing deposits:
       NOW, money market, and savings accounts                        $5,615.2     $     --     $     --     $ 5,615.2     $     --
       Certificates of deposit                                         1,577.5        999.2      1,008.3       3,585.0        731.9
       Other interest-bearing deposits                                   347.7         90.7        113.1         551.5        260.7
-----------------------------------------------------------------------------------------------------------------------------------
         Total interest-bearing deposits                               7,540.4      1,089.9      1,121.4       9,751.7        992.6
     Other borrowed funds                                              2,228.3         11.4          4.9       2,244.6         34.1
-----------------------------------------------------------------------------------------------------------------------------------
     Total interest-bearing liabilities                                9,768.7      1,101.3      1,126.3      11,996.3      1,026.7
     Net effect of swaps                                                  78.8        125.6     (1,124.3)       (919.9)       834.0
-----------------------------------------------------------------------------------------------------------------------------------
     Adjusted interest-bearing liabilities                            $9,847.5     $1,226.9     $    2.0     $11,076.4     $1,860.7
===================================================================================================================================
INTEREST-SENSITIVITY GAP:
     For the indicated period                                        $(4,369.9)    $ (149.5)    $1,605.8     $(2,913.6)    $4,427.4
     Cumulative                                                       (4,369.9)    (4,519.4)    (2,913.6)     (2,913.6)     1,513.8
     Cumulative, as a percent of total earning assets                    (27.3)%      (28.2)%      (18.2)%       (18.2)%        9.4%
===================================================================================================================================
DECEMBER 31, 1996
EARNING ASSETS:
     Securities:
       Available for sale                                             $  423.1     $   80.0     $  156.9     $   660.0     $1,504.2
       Held to maturity                                                  156.5         51.1        106.3         313.9        444.1
-----------------------------------------------------------------------------------------------------------------------------------
         Total securities                                                579.6        131.1        263.2         973.9      1,948.3
     Loans                                                             3,515.0        876.7      1,125.5       5,517.2      4,090.5
     Other earning assets                                                327.6           --           --         327.6           --
-----------------------------------------------------------------------------------------------------------------------------------
       Total earning assets                                           $4,422.2     $1,007.8     $1,388.7     $ 6,818.7     $6,038.8
===================================================================================================================================
INTEREST-BEARING LIABILITIES:
     Interest-bearing deposits:
       NOW, money market, and savings accounts                        $5,334.7     $     --     $     --     $ 5,334.7     $     --
       Certificates of deposit                                         1,086.1        984.9        985.5       3,056.5      1,090.3
       Other interest-bearing deposits                                   585.5         34.0         46.2         665.7        116.9
-----------------------------------------------------------------------------------------------------------------------------------
         Total interest-bearing deposits                               7,006.3      1,018.9      1,031.7       9,056.9      1,207.2
     Other borrowed funds                                              1,793.2         19.6         65.8       1,878.6         42.0
-----------------------------------------------------------------------------------------------------------------------------------
     Total interest-bearing liabilities                                8,799.5      1,038.5      1,097.5      10,935.5      1,249.2
     Net effect of swaps                                                (577.0)       101.0       (400.0)       (876.0)       806.8
-----------------------------------------------------------------------------------------------------------------------------------
     Adjusted interest-bearing liabilities                            $8,222.5     $1,139.5     $  697.5     $10,059.5     $2,056.0
===================================================================================================================================
INTEREST-SENSITIVITY GAP:
     For the indicated period                                        $(3,800.3)    $ (131.7)    $  691.2     $(3,240.8)    $3,982.8
     Cumulative                                                       (3,800.3)    (3,932.0)    (3,240.8)     (3,240.8)       742.0
     Cumulative, as a percent of total earning assets                    (25.2)%      (26.1)%      (21.5)%       (21.5)%        4.9%
===================================================================================================================================


                                                                       Over 5
(dollars in millions)                                                  Years        Total
-------------------------------------------------------------------------------------------
DECEMBER 31, 1997
EARNING ASSETS:
     Securities:
       Available for sale                                             $  766.8    $ 3,395.5
       Held to maturity                                                  167.4        715.0
-------------------------------------------------------------------------------------------
         Total securities                                                934.2      4,110.5
     Loans                                                               634.6     11,641.7
     Other earning assets                                                   --        267.5
-------------------------------------------------------------------------------------------
       Total earning assets                                           $1,568.8    $16,019.7
===========================================================================================
INTEREST-BEARING LIABILITIES:
     Interest-bearing deposits:
       NOW, money market, and savings accounts                        $     --    $ 5,615.2
       Certificates of deposit                                             3.1      4,320.0
       Other interest-bearing deposits                                    10.3        822.5
-------------------------------------------------------------------------------------------
         Total interest-bearing deposits                                  13.4     10,757.7
     Other borrowed funds                                                287.1      2,565.8
-------------------------------------------------------------------------------------------
     Total interest-bearing liabilities                                  300.5     13,323.5
     Net effect of swaps                                                  85.9           --
-------------------------------------------------------------------------------------------
     Adjusted interest-bearing liabilities                            $  386.4    $13,323.5
===========================================================================================
INTEREST-SENSITIVITY GAP:
     For the indicated period                                         $1,182.4    $ 2,696.2
     Cumulative                                                        2,696.2      2,696.2
     Cumulative, as a percent of total earning assets                     16.8%        16.8%
===========================================================================================
DECEMBER 31, 1996
EARNING ASSETS:
     Securities:
       Available for sale                                             $  985.8    $ 3,150.0
       Held to maturity                                                  211.8        969.8
-------------------------------------------------------------------------------------------
         Total securities                                              1,197.6      4,119.8
     Loans                                                             1,025.0     10,632.7
     Other earning assets                                                   --        327.6
-------------------------------------------------------------------------------------------
       Total earning assets                                           $2,222.6    $15,080.1
===========================================================================================
INTEREST-BEARING LIABILITIES:
     Interest-bearing deposits:
       NOW, money market, and savings accounts                        $     --    $ 5,334.7
       Certificates of deposit                                            19.0      4,165.9
       Other interest-bearing deposits                                      .1        782.7
-------------------------------------------------------------------------------------------
         Total interest-bearing deposits                                  19.1     10,283.3
     Other borrowed funds                                                207.4      2,128.0
-------------------------------------------------------------------------------------------
     Total interest-bearing liabilities                                  226.5     12,411.2
     Net effect of swaps                                                  69.2           --
-------------------------------------------------------------------------------------------
     Adjusted interest-bearing liabilities                            $  295.7    $12,411.2
===========================================================================================
INTEREST-SENSITIVITY GAP:
     For the indicated period                                         $1,926.9    $ 2,668.9
     Cumulative                                                        2,668.9      2,668.9
     Cumulative, as a percent of total earning assets                     17.7%        17.7%
===========================================================================================


Each column includes earning assets and interest-bearing liabilities that are estimated to mature or reprice within the respective time frame. All floating rate balance sheet items are included as "within three months" regardless of maturity. Non-earning assets (cash and due from banks, premises and equipment, foreclosed properties, and other assets), noninterest-bearing liabilities (demand deposits and other liabilities) and shareholders' equity are considered to be noninterest-sensitive for purposes of this presentation and thus are not included in the above table.

In the table, all NOW, money market, and savings accounts are reflected as interest-sensitive within three months. NOW accounts, savings, and certain money market accounts are not totally interest-sensitive in all interest rate environments. If NOW and regular savings accounts were not considered interest-sensitive, the one year cumulative net liability interest-sensitive gap position and percent of earning assets would be $174.4 million and (1.1)%, respectively, for 1997, as compared to a net liability interest-sensitive gap position and percent of earning assets of $638.7 million and (4.2)%, respectively, for 1996.

SUPPLEMENTAL TABLE 5:  SECURITY PORTFOLIO ANALYSIS

====================================================================================================================
                                                                 Estimated Maturity at December 31, 1997
                                    --------------------------------------------------------------------------------

                                         Within 1 Year            1-5 Years          5-10 Years       After 10 Years
                                    --------------------------------------------------------------------------------
(dollars in millions)                Amount         Yield      Amount     Yield    Amount   Yield    Amount   Yield
--------------------------------------------------------------------------------------------------------------------
SECURITIES HELD TO MATURITY:(1)
   U.S. Gov. agencies and
     corporations:
       Mortgage-backed              $   173.2        6.80%     $   244.1   7.17%   $   3.4   8.01%   $  1.4   7.00%
       Other                             10.4        5.01           17.1   5.73         --     --        --     --
   Obligations of states and
     political subdivisions(2)            3.8        5.69           10.7   6.08        6.5   6.47      21.7   6.05
   Other debt securities:
     Mortgage-backed                     30.3        6.80           74.6   6.93         --     --        --     --
     Other                                6.8        6.82           10.5   6.73      100.5   7.99        --     --
--------------------------------------------------------------------------------------------------------------------
   Total debt securities
     held to maturity               $   224.5        6.70%     $   357.0   7.00%   $ 110.4   7.90%   $ 23.1   6.11%
====================================================================================================================
SECURITIES AVAILABLE FOR SALE:(1)
   U.S. Gov. agencies and
     corporations:
       Mortgage-backed              $    75.5        7.13%     $ 1,937.5   7.09%   $ 208.9   7.11%   $ 11.3   7.10%
       Other                             20.4        6.58          250.1   6.77      220.3   6.88      69.8   7.64
   Obligations of states and
     political subdivisions(2)            8.9        10.19         35.6    8.83       53.2   7.74      81.3   8.78
   Other debt securities:
     Mortgage-backed                       --          --          334.8   6.92         --     --        --     --
-------------------------------------------------------------------------------------------------------------------
   Total debt securities
     available for sale             $   104.8        7.28%     $ 2,558.0   7.06%   $ 482.4   7.07%   $162.4   8.17%
====================================================================================================================
   Total equity securities

   Total securities available
     for sale
====================================================================================================================
TOTAL SECURITIES:
   Total debt securities            $   329.3        6.88%     $ 2,915.0   7.05%   $ 592.8   7.22%   $185.5   7.91%
====================================================================================================================
   Total equity securities

   Total securities
====================================================================================================================


=====================================================================================
                                      Estimated Maturity at December 31, 1997
                                    -------------------------------------------------
                                         Total          Fair       Average  Average
                                      Amortized Cost    Value     Maturity  Repricing
                                    -------------------------------------------------
(dollars in millions)                 Amount    Yield   Amount      Years    Years
-------------------------------------------------------------------------------------
SECURITIES HELD TO MATURITY:(1)
   U.S. Gov. agencies and
     corporations:
       Mortgage-backed              $  422.1    7.03%   $  424.3     1.8      1.8
       Other                            27.5    5.46        27.3      .8       .4
   Obligations of states and
     political subdivisions(2)          42.7    6.09        44.3     9.7      9.7
   Other debt securities:
     Mortgage-backed                   104.9    6.89       104.6     1.7      1.6
     Other                             117.8    7.81       122.7     5.2       .1
-------------------------------------------------------------------------------------
   Total debt securities
     held to maturity               $  715.0(3) 7.02%   $  723.2     2.7      1.8
=====================================================================================
SECURITIES AVAILABLE FOR SALE:(1)
   U.S. Gov. agencies and
     corporations:
       Mortgage-backed              $2,233.2    7.09%   $2,233.8     3.6      3.4
       Other                           560.6    6.91       560.0     1.7      1.7
   Obligations of states and
     political subdivisions(2)         179.0    8.55       182.7     8.5      8.5
   Other debt securities:
     Mortgage-backed                   334.8    6.92       333.7     4.3      4.3
------------------------------------------------------------------------------------
   Total debt securities
     available for sale              3,307.6    7.12%    3,310.2     3.6      3.2
====================================        ============        ====================
   Total equity securities              85.3                85.3
                                    --------            --------
   Total securities available
     for sale                       $3,392.9            $3,395.5(3)
====================================================================================
TOTAL SECURITIES:
   Total debt securities            $4,022.6    7.10%   $4,033.4     3.4      3.0
====================================        ============        ====================
   Total equity securities              85.3                85.3
                                    --------            --------
   Total securities                 $4,107.9            $4,118.7
====================================================================================

(1)      Yields on all securities were computed based on carrying value.
(2) Yields presented on a taxable equivalent basis, based on the statutory federal income tax rate, adjusted for applicable state income taxes net of the related federal tax benefit.
(3) Securities held to maturity were reported on the consolidated balance sheet at amortized cost and securities available for sale were reported on the consolidated balance sheet at fair value for a combined carrying value of $4,110.5 million.

SUPPLEMENTAL TABLE 6:  MATURITIES OF LOANS, EXCLUSIVE OF CONSUMER LOANS

========================================================================================================
                                                         Maturities at December 31, 1997
                                                 -------------------------------------------------------
                                                   Within           1-5          After
(dollars in millions)                              1 Year          Years        5 Years          Total
--------------------------------------------------------------------------------------------------------
Commercial loans                                 $1,830.4       $2,185.1       $  555.4        $4,570.9
Real estate--construction loans                     183.9          140.0           76.6           400.5
Real estate--commercial mortgages
   and other                                        411.9          499.4          463.4         1,374.7
--------------------------------------------------------------------------------------------------------
     Total                                       $2,426.2       $2,824.5       $1,095.4        $6,346.1
========================================================================================================
For maturities over one year:
   Loans with fixed interest rates                              $1,763.1       $  729.3        $2,492.4
   Loans with floating interest rates                            1,061.4          366.1         1,427.5
--------------------------------------------------------------------------------------------------------
     Total                                                      $2,824.5       $1,095.4        $3,919.9
========================================================================================================

SUPPLEMENTAL TABLE 7:  ALLOWANCE FOR LOAN LOSSES

=========================================================================================================================
                                                                              Year Ended December 31
                                                            -------------------------------------------------------------
(dollars in thousands)                                         1997        1996          1995          1994         1993
------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses, January 1                         $185,470    $191,134    $185,309    $ 198,544     $ 258,302
   Loans charged off:
     Commercial                                                19,214      10,100       4,661       11,784        13,390
     Consumer--amortizing mortgages                             2,242       1,995       1,679        1,700         2,660
     Consumer--other                                           31,494      31,909      23,620       15,878        18,750
     Real estate--construction                                    625         119         732          132           634
     Real estate--commercial mortgages and other                  725       1,616         380        1,331         1,883
------------------------------------------------------------------------------------------------------------------------
       Total charge-offs                                       54,300      45,739      31,072       30,825        37,317
------------------------------------------------------------------------------------------------------------------------
   Recoveries of loans previously charged off:
     Commercial                                                 6,626      12,655       7,607       12,939        15,596
     Consumer--amortizing mortgages                             1,376       1,475       1,638        1,753         2,700
     Consumer--other                                           16,476      14,316      12,498       12,709        12,290
     Real estate--construction                                    133          76         652          764         1,526
     Real estate--commercial mortgages and other                3,762       2,025       1,034        2,136         1,556
------------------------------------------------------------------------------------------------------------------------
       Total recoveries                                        28,373      30,547      23,429       30,301        33,668
------------------------------------------------------------------------------------------------------------------------
   Net charge-offs                                             25,927      15,192       7,643          524         3,649
------------------------------------------------------------------------------------------------------------------------
Net change in allowance due to subsidiaries purchased/sold      8,000       4,188      11,225        1,547         1,296
Provision charged (credited) to operating expenses             12,500       5,340       2,243      (14,669)      (57,405)
Adjustment for change in fiscal year of pooled company             --          --          --          411            --
------------------------------------------------------------------------------------------------------------------------
Balance, December 31                                         $180,043    $185,470    $191,134    $ 185,309     $ 198,544
========================================================================================================================
Allocation of allowance for loan losses, end of year:
   Commercial                                                $ 59,810    $ 58,387    $ 55,428    $  52,447     $  51,049
   Consumer loans                                              40,702      42,278      36,603       35,914        46,221
   Real estate                                                 15,899      15,316      17,311       19,872        24,225
   Unallocated/general                                         63,632      69,489      81,792       77,076        77,049
------------------------------------------------------------------------------------------------------------------------
Balance, December 31                                         $180,043    $185,470    $191,134    $ 185,309     $ 198,544
========================================================================================================================
Net charge-offs as a percent of average loans, net                .23%        .15%        .09%         .01%          .06%
Allowance to net loans (end of year)                             1.55        1.74        1.91         2.31          2.80
========================================================================================================================
Percent of total year-end loans:
   Commercial                                                    39.2%       38.7%       38.3%        40.0%         37.7%
   Consumer--amortizing mortgages                                23.9        25.5        26.0         23.8          25.5
   Consumer--other                                               21.7        21.0        21.1         21.7          22.1
   Real estate--construction                                      3.4         3.4         3.1          2.8           2.6
   Real estate--commercial mortgages and other                   11.8        11.4        11.5         11.7          12.1
------------------------------------------------------------------------------------------------------------------------
     Total percent of year-end loans                            100.0%      100.0%      100.0%       100.0%        100.0%
========================================================================================================================


SUPPLEMENTAL TABLE 8:  NONPERFORMING ASSET ACTIVITY


====================================================================================================================================
                                                                                         Year Ended December 31
                                                                   ----------------------------------------------------------------
(dollars in thousands)                                              1997         1996         1995        1994        1993
-----------------------------------------------------------------------------------------------------------------------------------
Balance, January 1                                                 $ 45,248    $ 57,365     $ 53,180      $  85,404    $ 147,840
   Transfers in and new foreclosed properties                        47,199      24,061       34,166         23,391       56,614
   Change in nonperforming assets due to subsidiaries purchased       1,279       2,348        6,393          2,045          199
   Payments received                                                (18,881)    (23,085)     (28,196)       (20,923)     (69,649)
   Proceeds from sales of foreclosed properties                     (12,910)    (10,872)     (11,426)       (24,174)     (31,714)
   Net gains on sales                                                 5,127       5,113        5,963          7,557        4,528
   Charge-offs and writedowns                                       (12,917)     (7,871)      (2,091)       (10,740)     (10,191)
   Return to earning status                                         (10,828)     (1,811)        (624)        (8,232)     (12,482)
   Other                                                                 --          --           --           (969)         259
   Adjustment for change in fiscal year for pooled company               --          --           --           (179)          --
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31                                               $ 43,317    $ 45,248     $ 57,365      $  53,180    $  85,404
====================================================================================================================================

                                                                                              DECEMBER 31
                                                                   ----------------------------------------------------------------
(dollars in thousands)                                                 1997       1996         1995           1994         1993
-----------------------------------------------------------------------------------------------------------------------------------
Nonaccrual loans                                                   $ 36,294    $ 32,716     $ 41,122      $  37,230    $  53,369
Restructured loans                                                       --         694           --             --           54
-----------------------------------------------------------------------------------------------------------------------------------
   Total nonperforming loans                                         36,294      33,410       41,122         37,230       53,423
Foreclosed properties                                                 7,023      11,838       16,243         15,950       31,981
-----------------------------------------------------------------------------------------------------------------------------------
Total nonperforming assets                                         $ 43,317    $ 45,248     $ 57,365      $  53,180    $  85,404
====================================================================================================================================
Nonperforming assets to total loans plus foreclosed properties(1)       .37%        .43%         .57%           .66%        1.20%
====================================================================================================================================
90 days or more past due on accrual                                $ 26,875    $ 21,422     $ 10,890      $   7,585    $   7,699
====================================================================================================================================

(1)  Excludes loans 90 days or more past due on accrual.

SUPPLEMENTAL TABLE 9:  CERTIFICATES OF DEPOSIT $100,000 AND OVER

===============================================================================
                                               MATURITIES AT DECEMBER 31
                                           ------------------------------------
(IN THOUSANDS)                                 1997                      1996
-------------------------------------------------------------------------------
3 months or less                           $  718,777                $  661,653
Over 3 through 6 months                       319,841                   238,301
Over 6 through 12 months                      232,178                   200,953
Over 12 months                                119,352                   148,286
-------------------------------------------------------------------------------
   TOTAL                                   $1,390,148                $1,249,193
===============================================================================



SUPPLEMENTAL TABLE 10:  QUARTERLY FINANCIAL DATA

============================================================================================================
                                                                        Three Months Ended
                                                    --------------------------------------------------------
(dollars in thousands except per share amounts)     December 31    September 30    June 30          March 31
------------------------------------------------------------------------------------------------------------
1997
Net interest income                                $    171,094   $    165,747   $    162,288   $    162,994
Net interest income, taxable equivalent basis(1)        174,067        168,501        164,845        165,775
Provision for loan losses                                 6,875          1,875          1,875          1,875
Noninterest income                                      107,170        100,085         95,626         92,880
Noninterest expense                                     171,087        168,321        165,378        164,945
Net income                                               63,343         60,496         57,270         56,643
------------------------------------------------------------------------------------------------------------
SELECTED PER SHARE DATA:
   Net income:
     Basic                                         $        .60   $        .57   $        .54   $        .52
     Diluted                                                .58            .56            .53            .51
   Cash dividends paid                                      .20            .20            .20           .155
   Common stock price
     High                                                 55.38          50.13          40.00          34.63
     Low                                                  43.75          38.00          29.63          28.00
     Last trade                                           49.75          48.88          38.38          31.81
------------------------------------------------------------------------------------------------------------
SELECTED RATIOS:
   Return on average assets (annualized)                   1.45 %         1.41 %         1.37 %         1.36 %
   Return on average equity (annualized)                  16.46          16.08          15.82          15.26
   Net interest margin                                     4.39           4.34           4.36           4.40
============================================================================================================
1996
Net interest income                                $    155,273   $    152,235   $    143,843   $    141,910
Net interest income, taxable equivalent basis(1)        157,989        155,188        146,747        144,613
Provision for loan losses                                 1,335          1,335          1,335          1,335
Noninterest income                                       91,389         88,869         60,745         62,746
Noninterest expense                                     162,651        162,444        122,476        124,092
Net income                                               52,949         49,619         51,325         51,289
------------------------------------------------------------------------------------------------------------
SELECTED PER SHARE DATA:
   Net income:
     Basic                                         $        .51   $        .47   $        .49   $        .49
     Diluted                                                .50            .46            .49            .48
   Cash dividends paid                                     .155           .155           .155            .14
   Common stock price
     High                                                 29.38          24.13          22.81          24.25
     Low                                                  23.88          20.38          21.06          21.19
     Last trade                                           28.81          24.00          21.06          22.25
------------------------------------------------------------------------------------------------------------
SELECTED RATIOS:
   Return on average assets (annualized)                   1.32 %         1.24 %         1.32 %         1.33 %
   Return on average equity (annualized)                  14.61          14.07          15.32          15.44
   Net interest margin                                     4.32           4.26           4.14           4.10
============================================================================================================

(1) Adjusted to a taxable equivalent basis based on the statutory federal income tax rates, adjusted for applicable state income taxes net of the related federal tax benefit.

SUPPLEMENTAL TABLE 11:  CONSOLIDATED YEAR-END BALANCE SHEETS

===================================================================================================================================
                                                                                        December 31
                                                    -------------------------------------------------------------------------------
(in thousands)                                           1997          1996              1995          1994           1993
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
   Cash and due from banks                          $    987,520    $    998,302    $    865,550    $    849,153    $    832,451
   Securities:
     U.S. Treasury and other U.S. Government
       agencies and corporations                       3,243,447       3,499,549       2,956,035       3,309,827       3,708,044
     Obligations of states and political
       subdivisions                                      225,410         220,241         177,275         128,492         131,268
     Other                                               641,664         400,114         338,691         233,814          46,982
-----------------------------------------------------------------------------------------------------------------------------------
       Total securities                                4,110,521       4,119,904       3,472,001       3,672,133       3,886,294
-----------------------------------------------------------------------------------------------------------------------------------
   Federal funds sold and securities
     purchased under agreements to resell                189,542         209,317         732,057         252,243         362,000
   Loans:
     Commercial                                        4,570,941       4,118,480       3,833,265       3,221,391       2,682,558
     Consumer-amortizing mortgages                     2,783,097       2,717,894       2,600,040       1,912,596       1,816,943
     Consumer-other                                    2,524,577       2,239,558       2,116,345       1,747,035       1,572,801
     Real estate-construction                            400,557         361,451         309,264         227,016         183,441
     Real estate-commercial mortgages and other        1,374,661       1,209,748       1,152,795         938,952         861,398
-----------------------------------------------------------------------------------------------------------------------------------
       Total loans                                    11,653,833      10,647,131      10,011,709       8,046,990       7,117,141
       Unearned discount                                 (12,101)        (14,466)        (12,072)        (19,848)        (31,757)
-----------------------------------------------------------------------------------------------------------------------------------
     Loans, net of unearned discount                  11,641,732      10,632,665       9,999,637       8,027,142       7,085,384
     Allowance for loan losses                          (180,043)       (185,470)       (191,134)       (185,309)       (198,544)
-----------------------------------------------------------------------------------------------------------------------------------
       Total net loans                                11,461,689      10,447,195       9,808,503       7,841,833       6,886,840
-----------------------------------------------------------------------------------------------------------------------------------
   Premises and equipment, net                           362,047         310,584         273,759         242,696         234,826
   Other assets                                          723,117         720,708         576,020         558,630         410,533
-----------------------------------------------------------------------------------------------------------------------------------
       TOTAL ASSETS                                 $ 17,834,436    $ 16,806,010    $ 15,727,890    $ 13,416,688    $ 12,612,944
===================================================================================================================================
LIABILITIES
   Deposits:
     Demand (noninterest-bearing)                   $  2,647,765    $  2,565,084    $  2,378,146    $  2,207,757    $  2,126,404
     Interest-bearing                                 10,757,692      10,283,284       9,802,041       8,146,682       7,955,861
-----------------------------------------------------------------------------------------------------------------------------------
       Total deposits                                 13,405,457      12,848,368      12,180,187      10,354,439      10,082,265
-----------------------------------------------------------------------------------------------------------------------------------
   Federal funds purchased and securities sold
     under agreements to repurchase                    1,614,931       1,472,277       1,355,431       1,415,397       1,169,301
   Other short-term borrowings                           354,708         225,124         182,338          79,232          96,958
   Long-term debt                                        596,218         430,562         421,791         271,473          77,053
   Other liabilities                                     319,145         379,706         253,558         184,925         167,917
-----------------------------------------------------------------------------------------------------------------------------------
       TOTAL LIABILITIES                              16,290,459      15,356,037      14,393,305      12,305,466      11,593,494
-----------------------------------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY
   Common stock                                          265,080         262,775         261,070         246,457         242,930
   Additional paid-in capital                            163,902         239,661         241,213         200,169         199,621
   Retained earnings                                   1,126,803         953,062         811,606         679,146         557,754
   Deferred compensation on restricted stock             (13,341)         (2,066)         (1,263)         (2,161)         (1,851)
   Employee Stock Ownership Plan                            (163)           (443)           (661)           (781)         (1,053)
   Net unrealized gains (losses) on securities
     available for sale, net of tax                        1,696          (3,016)         22,620         (11,608)         22,049
-----------------------------------------------------------------------------------------------------------------------------------
       TOTAL SHAREHOLDERS' EQUITY                      1,543,977       1,449,973       1,334,585       1,111,222       1,019,450
-----------------------------------------------------------------------------------------------------------------------------------
       TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY   $ 17,834,436    $ 16,806,010    $ 15,727,890    $ 13,416,688    $ 12,612,944
===================================================================================================================================

                          Independent Auditors' Report

The Board of Directors and Shareholders
First American Corporation:

We have audited the accompanying supplemental consolidated balance sheets of First American Corporation and subsidiaries as of December 31, 1997 and 1996, and the related supplemental consolidated income statements, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These supplemental consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The supplemental consolidated financial statements give retroactive effect to the merger of First American Corporation and Deposit Guaranty Corp. on May 1, 1998 which has been accounted for as a pooling of interests as described in Note 2 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation. However, they will become the historical consolidated financial statements of First American Corporation and subsidiaries after financial statements covering the date of consummation of the business combination are issued.

In our opinion, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of First American Corporation and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the business combination.



                                       KPMG PEAT MARWICK LLP



Nashville, Tennessee
July 10, 1998

-------------------------------------------------------------------------------------------------------
SUPPLEMENTAL CONSOLIDATED INCOME STATEMENTS
First American Corporation and Subsidiaries
-------------------------------------------------------------------------------------------------------
                                                                           Year Ended December 31
                                                                   ------------------------------------
(dollars in thousands except per share amounts)                        1997        1996         1995
-------------------------------------------------------------------------------------------------------

INTEREST INCOME
   Interest and fees on loans                                      $  949,676   $  867,897   $  754,662
   Interest and dividends on securities                               271,441      243,853      250,437
   Interest on federal funds sold and securities purchased under        5,779       17,525       11,128
      agreements to resell
   Interest on time deposits with other banks and other interest        5,235        4,025        3,647
-------------------------------------------------------------------------------------------------------
     Total interest income                                          1,232,131    1,133,300    1,019,874
-------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
   Interest on deposits:
     NOW accounts                                                      40,882       34,255       34,800
     Money market accounts                                            120,253      121,545       95,448
     Regular savings                                                   21,808       22,719       25,959
     Certificates of deposit under $100,000                           158,725      151,689      131,521
     Certificates of deposit $100,000 and over                         64,143       56,994       51,902
     Other time and foreign                                            46,169       46,914       42,677
-------------------------------------------------------------------------------------------------------
     Total interest on deposits                                       451,980      434,116      382,307
-------------------------------------------------------------------------------------------------------
   Interest on short-term borrowings (note 8)                          90,067       76,839       78,543
   Interest on long-term debt (note 9)                                 27,961       29,084       19,971
-------------------------------------------------------------------------------------------------------
     Total interest expense                                           570,008      540,039      480,821
-------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                                                   662,123      593,261      539,053
PROVISION FOR LOAN LOSSES (NOTE 5)                                     12,500        5,340        2,243
-------------------------------------------------------------------------------------------------------
     Net interest income after provision for loan losses              649,623      587,921      536,810
-------------------------------------------------------------------------------------------------------
NONINTEREST INCOME
   Investment services income                                         123,431       68,364       15,525
   Service charges on deposit accounts                                113,461       93,170       80,629
   Commissions and fees on fiduciary activities                        38,787       34,312       31,364
   Mortgage banking                                                    25,071       20,169       12,700
   Merchant discount fees                                               3,766        4,492        4,878
   Net realized gain on sales of securities (note 4)                    4,234        2,585        1,656
   Trading account revenue                                              4,414        6,939        4,899
   Gain on sales of branches (note 2)                                      --           --        3,000
   Other                                                               82,597       73,718       48,354
-------------------------------------------------------------------------------------------------------
     Total noninterest income                                         395,761      303,749      203,005
-------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE
   Salaries and employee benefits (note 10)                           329,882      297,036      255,465
   Subscribers' commissions (note 1)                                   70,785       35,075           --
   Net occupancy (note 6)                                              48,159       42,006       35,712
   Equipment                                                           42,785       35,070       31,882
   Systems and processing (note 6)                                     15,662       14,755       11,389
   Communication                                                       25,731       20,684       17,205
   Marketing                                                           21,737       21,102       16,403
   Supplies                                                            14,678       12,710       10,329
   FDIC insurance (note 15)                                             1,754       10,483       12,880
   Merger-related (note 2)                                                 --           --        7,269
   Other                                                               98,558       82,742       65,366
-------------------------------------------------------------------------------------------------------
     Total noninterest expense                                        669,731      571,663      463,900
-------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAX EXPENSE                                      375,653      320,007      275,915
Income tax expense (note 11)                                          137,901      114,825      100,215
-------------------------------------------------------------------------------------------------------
NET INCOME                                                         $  237,752   $  205,182   $  175,700
=======================================================================================================
PER COMMON SHARE (NOTE 13):
   Net income:
     Basic                                                         $     2.23   $     1.96   $     1.73
     Diluted                                                             2.18         1.93         1.70
   Dividends declared                                                    .755         .605          .53
=======================================================================================================
AVERAGE COMMON SHARES OUTSTANDING (note 13):
   Basic                                                              106,745      104,533      101,593
   Diluted                                                            108,950      106,092      103,300
=======================================================================================================

See accompanying notes to supplemental consolidated financial statements.

-------------------------------------------------------------------------------
SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
First American Corporation and Subsidiaries
-------------------------------------------------------------------------------

                                                                                            December 31
                                                                                     --------------------------
(dollars in thousands except per share amounts)                                       1997               1996
---------------------------------------------------------------------------------------------------------------
ASSETS
   Cash and due from banks (note 3)                                                $    987,520    $    998,302
   Time deposits with other banks                                                        13,463          55,533
   Securities (note 4):
     Held to maturity (fair value $723,228 and $977,767, respectively)                  715,027         969,797
     Available for sale (amortized cost $3,392,894 and $3,156,024, respectively)      3,395,494       3,150,107
---------------------------------------------------------------------------------------------------------------
       Total securities                                                               4,110,521       4,119,904
---------------------------------------------------------------------------------------------------------------
   Federal funds sold and securities purchased under agreements to resell               189,542         209,317
   Trading account securities                                                            64,469          62,715
   Loans (note 5):
     Commercial                                                                       4,570,941       4,118,480
     Consumer--amortizing mortgages                                                   2,783,097       2,717,894
     Consumer--other                                                                  2,524,577       2,239,558
     Real estate--construction                                                          400,557         361,451
     Real estate--commercial mortgages and other                                      1,374,661       1,209,748
---------------------------------------------------------------------------------------------------------------
       Total loans                                                                   11,653,833      10,647,131
     Unearned discount                                                                  (12,101)        (14,466)
---------------------------------------------------------------------------------------------------------------
       Loans, net of unearned discount                                               11,641,732      10,632,665
     Allowance for loan losses                                                         (180,043)       (185,470)
---------------------------------------------------------------------------------------------------------------
       Total net loans                                                               11,461,689      10,447,195
---------------------------------------------------------------------------------------------------------------
   Premises and equipment, net (note 6)                                                 362,047         310,584
   Other assets (notes 7, 10, and 11)                                                   645,185         602,460
---------------------------------------------------------------------------------------------------------------
       TOTAL ASSETS                                                                $ 17,834,436    $ 16,806,010
===============================================================================================================

LIABILITIES
   Deposits:
     Demand (noninterest-bearing)                                                  $  2,647,765    $  2,565,084
     NOW accounts                                                                     1,879,520       1,739,668
     Money market accounts                                                            2,875,958       2,732,810
     Regular savings                                                                    859,690         862,253
     Certificates of deposit under $100,000                                           2,929,845       2,916,709
     Certificates of deposit $100,000 and over                                        1,390,148       1,249,193
     Other time                                                                         718,349         685,394
     Foreign                                                                            104,182          97,257
---------------------------------------------------------------------------------------------------------------
       Total deposits                                                                13,405,457      12,848,368
---------------------------------------------------------------------------------------------------------------
   Short-term borrowings (note 8)                                                     1,969,639       1,697,401
   Long-term debt (note 9)                                                              596,218         430,562
   Other liabilities (notes 10 and 11)                                                  319,145         379,706
---------------------------------------------------------------------------------------------------------------
       TOTAL LIABILITIES                                                             16,290,459      15,356,037
---------------------------------------------------------------------------------------------------------------
Commitments and contingencies (notes 6, 10, 14, and 15)

SHAREHOLDERS' EQUITY (NOTES 2, 4, 9, 10, 12, AND 15)
   Preferred stock, without par value; authorized 2,500,000 shares                           --              --
   Common stock, $2.50 par value; authorized 200,000,000 shares; issued:
     106,032,013 shares at December 31, 1997; 105,109,909 shares at
     December 31, 1996                                                                  265,080         262,775
   Additional paid-in capital                                                           163,902         239,661
   Retained earnings                                                                  1,126,803         953,062
   Deferred compensation on restricted stock                                            (13,341)         (2,066)
   Employee stock ownership plan obligation                                                (163)           (443)
---------------------------------------------------------------------------------------------------------------
     Realized shareholders' equity                                                    1,542,281       1,452,989
   Net unrealized losses on securities available for sale, net of tax                     1,696          (3,016)
---------------------------------------------------------------------------------------------------------------
       TOTAL SHAREHOLDERS' EQUITY                                                     1,543,977       1,449,973
---------------------------------------------------------------------------------------------------------------
       TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                  $ 17,834,436    $ 16,806,010
===============================================================================================================


See accompanying notes to supplemental consolidated financial statements.

-------------------------------------------------------------------------------
SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
First American Corporation and Subsidiaries
-------------------------------------------------------------------------------

                                                                        Common
                                                                        Shares
                                                                        Issued                  Additional
                                                                         and          Common      Paid-in     Retained
(dollars in thousands except per share amounts)                       Outstanding      Stock      Capital     Earnings
-----------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1994
Issuance of common shares in connection with Employee Benefit         98,582,780    $ 246,457    $ 200,169  $   679,146
   Plans, net of discount on Dividend Reinvestment Plan (note 10)      1,514,404        3,786       11,010           --
Issuance of shares of restricted common stock (note 12)                   32,190           81          498           --
Repurchase of shares of common stock                                  (6,385,902)     (15,965)     (95,142)          --
Issuance of common shares for purchase of Charter Federal
   Savings Bank (note 2)                                               3,530,470        8,826       71,547           --
Issuance of common shares for acquisitions of pooled company           7,154,061       17,885       49,557        8,580
Amortization of deferred compensation on restricted stock
   (note 12)                                                                  --           --           --           --
Reduction in employee stock ownership plan obligation (note 10)               --           --           --           --
Net income                                                                    --           --           --      175,700
Cash dividends declared ($.53 per common share)                               --           --           --      (27,883)
Cash dividends declared by pooled companies                                   --           --           --      (23,983)
Change in net unrealized gains (losses) on securities available
   for sale, net of tax (note 4)                                              --           --           --           --
Tax benefit from stock option and award plans                                 --           --        3,574           --
Other                                                                         --           --           --           46
-----------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1995                                           104,428,003      261,070      241,213      811,606
-----------------------------------------------------------------------------------------------------------------------
Issuance of common shares in connection with Employee Benefit
   Plans, net of discount on Dividend Reinvestment Plan (note 10)      1,390,074        3,475       14,472           --
Issuance of shares of restricted common stock (note 12)                   92,976          232        1,958           --
Repurchase of shares of common stock                                  (4,922,297)     (12,306)     (95,943)          --
Issuance of common shares for purchase of First City Bancorp,
   Inc. (note 2)                                                       2,147,518        5,369       40,937           --
Issuance of common shares for acquisitions of pooled company           1,974,829        4,937       32,512          (32)
Amortization of deferred compensation on restricted stock
   (note 12)                                                                  --           --           --           --
Reduction in employee stock ownership plan obligation (note 10)               --           --           --           --
Net income                                                                    --           --           --      205,182
Cash dividends declared ($.605 per common share)                              --           --           --      (35,694)
Cash dividends declared by pooled company                                     --           --           --      (28,000)
Change in net unrealized gains (losses) on securities available
   for sale, net of tax (note 4)                                              --           --           --           --
Tax benefit from stock option and award plans                                 --           --        4,530           --
Other                                                                     (1,194)          (2)         (18)          --
-----------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1996                                           105,109,909      262,775      239,661      953,062
-----------------------------------------------------------------------------------------------------------------------
Issuance of common shares in connection with Employee
   Benefit Plans, net of discount on Dividend
   Reinvestment Plan (note 10)                                         1,234,445        3,086       18,979           --
Issuance of shares of restricted common stock (note 12)                  445,583        1,114       13,564           --
Repurchase of shares of common stock                                  (6,268,784)     (15,672)    (180,828)          --
Issuance of common shares for purchase of Hartsville
   Bancshares, Inc. (note 2)                                             350,522          876        9,223           --
Issuance of common shares for acquisitions of pooled company           5,160,250       12,900       57,698       13,940
Amortization of deferred compensation on restricted stock
   (note 12)                                                                  --           --           --           --
Reduction in employee stock ownership plan obligation
   (note 10)                                                                  --           --           --           --
Net income                                                                    --           --           --      237,752
Cash dividends declared ($.755 per common share)                              --           --           --      (44,393)
Cash dividends declared by pooled company                                     --           --           --      (33,558)
Change in net unrealized gains (losses) on securities
   available for sale, net of tax (note 4)                                    --           --           --           --
Tax benefit from stock option and award plans                                 --           --        5,603           --
Other                                                                         88            1            2           --
-----------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1997                                           106,032,013    $ 265,080    $ 163,902   $1,126,803
-----------------------------------------------------------------------------------------------------------------------

                                                                                                       Net
                                                                                                    Unrealized
                                                                      Deferred       Employee         Gains
                                                                    Compensation      Stock        (Losses) on
                                                                         on         Ownership       Securities
(dollars in thousands except per share amounts)                        Stock       Obligation        for Sale        Total
-------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1994                                          $  (2,161)     $    (781)      $ (11,608)       $ 1,111,222
Issuance of common shares in connection with Employee Benefit
   Plans, net of discount on Dividend Reinvestment Plan (note 10)          --             --              --             14,796
Issuance of shares of restricted common stock (note 12)                  (492)            --              --                 87
Repurchase of shares of common stock                                       --             --              --           (111,107)
Issuance of common shares for purchase of Charter Federal
   Savings Bank (note 2)                                                   --             --              --             80,373
Issuance of common shares for acquisitions of pooled company               --             --              --             76,022
Amortization of deferred compensation on restricted stock
   (note 12)                                                            1,390             --              --              1,390
Reduction in employee stock ownership plan obligation (note 10)            --            120              --                120
Net income                                                                 --             --              --            175,700
Cash dividends declared ($.53 per common share)                            --             --              --            (27,883)
Cash dividends declared by pooled companies                                --             --              --            (23,983)
Change in net unrealized gains (losses) on securities available
   for sale, net of tax (note 4)                                           --             --          34,228             34,228
Tax benefit from stock option and award plans                              --             --              --              3,574
Other                                                                      --             --              --                 46
-------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1995                                             (1,263)          (661)         22,620          1,334,585
-------------------------------------------------------------------------------------------------------------------------------
Issuance of common shares in connection with Employee Benefit
   Plans, net of discount on Dividend Reinvestment Plan (note 10)          --             --              --             17,947
Issuance of shares of restricted common stock (note 12)                (2,190)            --              --                 --
Repurchase of shares of common stock                                       --             --              --           (108,249)
Issuance of common shares for purchase of First City Bancorp,
   Inc. (note 2)                                                           --             --              --             46,306
Issuance of common shares for acquisitions of pooled company               --             --              --             37,417
Amortization of deferred compensation on restricted stock
   (note 12)                                                            1,387             --              --              1,387
Reduction in employee stock ownership plan obligation (note 10)            --            218              --                218
Net income                                                                 --             --              --            205,182
Cash dividends declared ($.605 per common share)                           --             --              --            (35,694)
Cash dividends declared by pooled company                                  --             --              --            (28,000)
Change in net unrealized gains (losses) on securities available
   for sale, net of tax (note 4)                                           --             --         (25,636)           (25,636)
Tax benefit from stock option and award plans                              --             --              --              4,530
Other                                                                      --             --              --                (20)
-------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1996                                             (2,066)          (443)         (3,016)         1,449,973
-------------------------------------------------------------------------------------------------------------------------------
Issuance of common shares in connection with Employee
   Benefit Plans, net of discount on Dividend
   Reinvestment Plan (note 10)                                             --             --              --             22,065
Issuance of shares of restricted common stock (note 12)               (14,678)            --              --                 --
Repurchase of shares of common stock                                       --             --              --           (196,500)
Issuance of common shares for purchase of Hartsville
   Bancshares, Inc. (note 2)                                               --             --              --             10,099
Issuance of common shares for acquisitions of pooled company               --             --              --             84,538
Amortization of deferred compensation on restricted stock
   (note 12)                                                            3,403             --              --              3,403
Reduction in employee stock ownership plan obligation
   (note 10)                                                               --            280              --                280
Net income                                                                 --             --              --            237,752
Cash dividends declared ($.755 per common share)                           --             --              --            (44,393)
Cash dividends declared by pooled company                                  --             --              --            (33,558)
Change in net unrealized gains (losses) on securities
   available for sale, net of tax (note 4)                                 --             --           4,712              4,712
Tax benefit from stock option and award plans                              --             --              --              5,603
Other                                                                      --             --              --                  3
-------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1997                                           $(13,341)      $   (163)       $  1,696        $ 1,543,977
-------------------------------------------------------------------------------------------------------------------------------



See accompanying notes to supplemental consolidated financial statements.

-----------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
First American Corporation and Subsidiaries
-----------------------------------------------------------------------------------------------------------------------


                                                                                          Year Ended December 31
                                                                                ---------------------------------------
(in thousands)                                                                       1997          1996           1995
-----------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
   Net income                                                                 $   237,752    $   205,182    $   175,700
   Adjustments to reconcile net income to net cash provided by operating activities:
     Provision for loan losses                                                     12,500          5,340          2,243
     Depreciation and amortization of premises and equipment                       38,122         35,119         31,526
     Amortization of intangible assets                                             29,717         20,315         14,417
     Other amortization (accretion), net                                            1,929         (2,140)       (28,223)
     Deferred income tax expense                                                   19,357         25,061         14,746
     Net gain on sales and writedowns of foreclosed property                       (4,164)        (4,991)        (5,586)
     Net realized gains on sales and write-downs of securities                     (4,234)        (2,585)        (1,656)
     Net gain on sales and write-downs of premises and equipment                     (799)          (131)          (399)
     Gain on sales of branches and other assets                                    (4,347)            --         (3,000)
     Gain on sale of subsidiaries                                                  (2,105)            --             --
     Change in assets and liabilities, net of effects from acquisitions and sales of branches:
         Decrease (increase) in mortgage loans held for sale                        3,372          9,821        (97,353)
         (Increase) decrease in accrued interest receivable                       (10,506)         3,919        (31,851)
         Increase (decrease) in accrued interest payable                           10,049        (10,548)        25,277
         Increase in trading account securities                                    (7,077)       (22,619)       (18,398)
         Increase in other assets                                                 (53,805)        (8,461)        (9,992)
         (Decrease) increase in other liabilities                                 (22,528)        83,750         (1,919)
-----------------------------------------------------------------------------------------------------------------------
       Net cash provided by operating activities                                  243,233        337,032         65,532
-----------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
   Proceeds from sales of securities available for sale                         2,625,181      2,125,045      1,531,941
   Proceeds from maturities of securities available for sale                      532,884        918,793        361,820
   Purchases of securities available for sale                                  (3,226,092)    (3,614,276)    (1,332,543)
   Proceeds from maturities of securities held to maturity                        452,650        261,450      1,089,987
   Purchases of securities held to maturity                                      (212,131)      (168,211)      (846,778)
   Proceeds from sales of foreclosed property                                      16,099         16,007         12,998
   Acquisitions, net of cash acquired                                              76,697         25,156         21,335
   Proceeds from sale of subsidiary, net of cash disposed of                        1,907             --             --
   Sales of branches and other assets                                               6,091             --        (24,451)
   Net increase in loans, net of repayments and sales                            (623,037)      (391,972)    (1,153,574)
   Proceeds from sales of premises and equipment                                    7,075          6,176          1,999
   Purchases of premises and equipment                                            (78,249)       (67,183)       (48,118)
-----------------------------------------------------------------------------------------------------------------------
       Net cash used in investing activities                                     (420,925)      (889,015)      (385,384)
-----------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
   Net (decrease) increase in deposits                                            (90,620)       197,061        847,451
   Net increase (decrease) in short-term borrowings                               138,794        106,618        (69,179)
   Proceeds from issuance of long-term debt                                            --         99,381         49,513
   Repayment of line of credit to fund loans held for sale                             --             --        (32,954)
   Advances from (repayments to) Federal Home Loan Bank                           300,753        (64,166)        52,724
   Net repayment of other long-term debt                                             (350)          (126)        (1,116)
   Proceeds from early termination of swap contract on long-term debt               2,038             --             --
   Issuance of common shares under Employee Benefit and Dividend
     Reinvestment Plans                                                            22,065         17,947         14,883
   Repurchase of common stock                                                    (196,500)      (108,249)      (111,107)
   Tax benefit related to stock options                                             5,603          4,530          3,574
   Cash dividends paid                                                            (76,718)       (62,201)       (50,146)
-----------------------------------------------------------------------------------------------------------------------
       Net cash provided by financing activities                                  105,065        190,795        703,643
-----------------------------------------------------------------------------------------------------------------------
   (Decrease) increase in cash and cash equivalents                               (72,627)      (361,188)       383,791
   Cash and cash equivalents, beginning of year                                 1,263,152      1,624,340      1,240,549
-----------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of year                                        $ 1,190,525    $ 1,263,152    $ 1,624,340
=======================================================================================================================
Cash paid during the year for:
   Interest expense                                                           $   559,959    $   550,584    $   455,544
   Income taxes                                                                    98,402         89,613         72,597
Non-cash investing activities:
   Foreclosures                                                                     5,357          3,614          4,770
   Reclassification of investment securities (note 4)                                  --             --      1,822,027
   Stock issued for acquisitions (note 2)                                          94,636         83,723        156,395
=======================================================================================================================


See accompanying notes to supplemental consolidated financial statements.

--------------------------------------------------------------------------------
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 1: DESCRIPTION OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES DESCRIPTION OF OPERATIONS

         First American Corporation ("Corporation" or "First American") is the Nashville, Tennessee based parent company of First American National Bank ("FANB"), First American Federal Savings Bank ("FAFSB"), G&W Life Insurance Company, Central South Financial Services LLC, and First American Enterprises, Inc. The Corporation and its subsidiaries make commercial, consumer, and real estate loans and provide various banking and mortgage-related services to its customers located within the Corporation's market, which consists primarily of the Mid South region of the United States and Oklahoma, Nebraska, Texas, Indiana, and Iowa.

         FANB owns 98.5% of the issued and outstanding capital stock of IFC Holdings, Inc. ("IFC"), formerly INVEST Financial Corporation, headquartered in Tampa, Florida, which is engaged in the distribution of securities, investment, and insurance products to customers of subscribing financial institutions located throughout the country. IFC is a broker-dealer registered with the National Association of Securities Dealers.

CONSOLIDATION AND BASIS OF PRESENTATION

         The supplemental consolidated financial statements of the Corporation have been prepared in conformity with generally accepted accounting principles including general practices of the banking industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of related revenues and expenses during the reporting period. Actual results could differ from those estimates.

         The supplemental consolidated financial statements include the accounts of the Corporation and its subsidiaries more than 50 percent owned. Subsidiaries not more than 50 percent owned are recorded under the equity method and included in other assets. All significant intercompany accounts and transactions have been eliminated in consolidation. The supplemental consolidated financial statements for prior periods also reflect certain reclassifications to conform to the 1997 presentation.

         On May 9, 1997, the Corporation completed a 2-for-1 split of its common stock. Accordingly, the supplemental consolidated financial statements for all periods presented have been restated to reflect the impact of the stock split.

CASH AND CASH EQUIVALENTS

         Cash and highly liquid investments with maturities of three months or less when purchased are considered cash and cash equivalents. Cash and cash equivalents consist primarily of cash and due from banks, interest-bearing deposits in banks, and federal funds sold.

SECURITIES

         The Corporation classifies investments in equity securities that have a readily determinable fair value and investments in debt securities into three categories: held to maturity debt securities, securities available for sale, and trading securities.

         Classification of a debt security as held to maturity is based on the Corporation's intent and ability to hold such security to maturity. Securities held to maturity are stated at cost adjusted for amortization of premiums and accretion of discounts, unless there is a decline in value which is considered to be other than temporary, in which case the cost basis of such security is written down to fair value and the amount of the write-down is included in earnings.

         Securities classified as available for sale, which are reported at fair value with unrealized gains and losses excluded from earnings and reported, net of tax, in a separate component of shareholders' equity, include all securities not classified as trading account securities or securities held to maturity. These include securities used as part of the Corporation's asset/liability strategy which may be sold in response to changes in interest rates, prepayment risk, the need or desire to increase capital, and other similar factors. Gains or losses on the sale of securities available for sale are recognized at the time of sale (trade date), based upon the specific identification of the security sold, and are included in noninterest income in the supplemental consolidated income statements. Declines in value that are considered other than temporary are recorded in noninterest income as a loss on investment securities.

         Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading account securities, which are valued at fair value with unrealized gains and losses included in earnings. Gains or losses on sales and adjustments to the fair value of trading account securities are included in noninterest income in the supplemental consolidated income statements.

         Purchased premiums and discounts are amortized and accreted into interest income on a constant yield basis over the lives of the securities, taking into consideration current prepayment projections.

DERIVATIVE FINANCIAL INSTRUMENTS

         The Corporation enters into interest rate swap and forward interest rate swap transactions (swaps), as well as interest rate caps, floors, and futures contracts, in connection with its asset/liability management program in managing interest rate exposure arising out of nontrading assets and liabilities. There must be correlation of interest rate movements between these derivative instruments and the underlying assets or liabilities to qualify for hedge accounting. The impact of a derivative is accrued over the life of the agreement based on expected settlement payments and is recorded as an adjustment to interest income or expense in the period in which it accrues and in the category appropriate to the related asset or liability. The related amount receivable from or payable to the derivative counterpart is included in other assets or liabilities in the supplemental consolidated balance sheets. Realized and unrealized gains and losses on futures contracts which are designated as effective hedges of interest rate exposure arising out of nontrading assets and liabilities are deferred and recognized as interest income or interest expense, in the category appropriate to the related asset or liability, over the covered periods or lives of the hedged assets or liabilities. Gains or losses on early terminations of derivative financial instruments that modify the underlying characteristics of specified assets or liabilities are deferred and amortized as an adjustment to the yield or rate of the related assets or liabilities over the remaining covered period. At such time that there is no longer correlation of interest rate movements between the derivative instrument and the underlying asset or liability, or if all of the underlying assets or liabilities specifically related to a derivative instrument matures, is sold or terminated, then the related derivative instrument would be closed out or marked to market as an element of noninterest income on an ongoing basis.

         Interest rate contracts used in connection with the securities available for sale portfolio are carried at fair value with gains and losses, net of applicable deferred income taxes, reported in stockholders' equity, consistent with the reporting of unrealized gains and losses on such securities. Premiums paid for interest rate floors qualifying for hedge accounting are deferred and classified with the assets and liabilities hedged and are amortized into interest income or expense over the life of the instrument.

         On a limited basis, the Corporation also enters into interest rate swap agreements, as well as interest rate cap and floor agreements, with customers desiring protection from possible adverse future fluctuations in interest rates. As an intermediary, the Corporation generally maintains a portfolio of matched offsetting interest rate contract agreements. At the inception of such agreements, the portion of the compensation related to credit risk and ongoing servicing, if any, is deferred and taken into income over the term of the agreements.

LOANS

         Loans are stated at the principal amount outstanding. Unearned discount, deferred loan fees net of loan origination costs, and the allowance for loan losses are shown as reductions of loans. Loan origination and commitment fees and certain loan-related costs are being deferred and the net amount amortized as an adjustment of the related loan's yield over the contractual life of the loan. Unearned discount represents the unamortized amount of finance charges, principally related to certain installment loans. Interest income on loans is primarily accrued based on the principal amount outstanding. Interest income on installment loans which have unearned discounts is recognized primarily by the sum-of-the-month's digits method.

         The Corporation identifies a loan as impaired when it is probable that the Corporation will be unable to collect the scheduled payments of principal and interest due under the contractual terms of the loan agreement. Impaired loans are measured at the present value of expected future cash flows discounted at the loan's effective interest rate, at the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. If the measure of the impaired loan is less than the recorded investment in the loan, the Corporation shall recognize this impairment by creating a valuation allowance with a corresponding charge to the provision for loan losses or by adjusting an existing valuation allowance for the impaired loan with a corresponding charge or credit to the provision for loan losses. The Corporation's consumer loans are divided into various groups of smaller-balance homogeneous loans that are collectively evaluated for impairment.

         The Corporation considers all loans on nonaccrual status to be impaired. Commercial loans are placed on nonaccrual status when doubt as to timely collection of principal or interest exists, or when principal or interest is past due 90 days or more unless such loans are well-secured and in the process of collection. Delays or shortfalls in loan payments are evaluated along with various other factors to determine if a loan is impaired. Generally, delinquencies under 90 days are not considered impaired unless certain other factors are present which indicate impairment is probable. The decision to place a loan on nonaccrual status is also based on an evaluation of the borrower's financial condition, collateral, liquidation value, and other factors that affect the borrower's ability to pay.

         Generally, at the time a loan is placed on nonaccrual status, all interest accrued and uncollected on the loan in the current fiscal year is reversed from income, and all interest accrued and uncollected from the prior year is charged off against the allowance for loan losses. Thereafter, interest on nonaccrual loans is recognized as interest income only to the extent that cash is received and future collection of principal is not in doubt. If the collectibility of outstanding principal is doubtful, such interest received is applied as a reduction of principal. A nonaccrual loan may be restored to an accruing status when principal and interest are no longer past due and unpaid and future collection of principal and interest on a timely basis is not in doubt.

         Loans not on nonaccrual status are classified as impaired in certain cases when there is inadequate protection by the current net worth and financial capacity of the borrower or of the collateral pledged, if any. In those cases, such loans have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt, and if such deficiencies are not corrected, there is a probability that the Corporation will sustain some loss. In such cases, interest income continues to accrue as long as the loan does not meet the Corporation's criteria for nonaccrual status.

         The Corporation's charge-off policy for impaired loans is similar to its charge-off policy for all loans in that loans are charged off in the month when they are considered uncollectible. Consumer loans on which interest or principal is past due more than 120 days are charged off.

         Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income.

ALLOWANCE FOR LOAN LOSSES

         The provision for loan losses represents a charge to earnings necessary, after loan charge-offs and recoveries, to maintain the allowance for loan losses at an appropriate level which is adequate to absorb estimated losses inherent in the loan portfolio. Such estimated losses arise primarily from the loan portfolio but may also be derived from other sources, including commitments to extend credit and standby letters of credit. The level of the allowance for loan losses is determined on a quarterly basis using procedures which include:
(1) categorizing commercial and commercial real estate loans into risk categories to estimate loss probabilities based primarily on the historical loss experience of those risk categories; (2) analyzing significant commercial and commercial real estate credits and calculating specific reserves as necessary; (3) assessing various homogeneous consumer loan categories to estimate loss probabilities based primarily on historical loss experience; (4) reviewing unfunded commitments; and (5) considering various other factors, such as changes in credit concentrations, loan mix, and economic conditions which may not be specifically quantified in the loan analysis process. Determining the appropriate level of the allowance and the amount of the provision for loan losses involves uncertainties and matters of judgment and therefore cannot be determined with precision.

OTHER REAL ESTATE OWNED

         Other real estate owned is reported in other assets and consists primarily of foreclosed properties. Foreclosed properties include property acquired in situations in which the Corporation has physical possession of a debtor's assets (collateral) regardless of whether formal foreclosure proceedings have taken place. Other real estate owned also includes premises no longer used for business operations.

         Other real estate is valued at the lower of cost or fair value of the assets minus estimated costs to sell. The fair value of the assets is the amount that the Corporation could reasonably expect to receive for them in a current sale between a willing buyer and a willing seller, that is, other than in a forced or liquidation sale. Cost includes loan principal, foreclosure expense, and expenditures for subsequent improvements. The excess of cost over fair value minus estimated costs to sell at the time of foreclosure is charged to the allowance for loan losses. Subsequent write-downs to fair value minus estimated costs to sell are included in other real estate owned expense.

PREMISES AND EQUIPMENT

         Premises and equipment are stated at cost less accumulated depreciation and amortization, which is computed principally on the straight-line method based on the estimated useful lives of the assets or the lease terms, whichever is shorter.

         On January 1, 1996, the Corporation adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS 121 requires that long-lived assets and certain identifiable intangibles to be held and used by the Corporation be reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Measurement of an impairment loss for long-lived assets and identifiable intangibles that an entity expects to hold and use is based on the fair market value of the asset. The statement requires that the majority of long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. The adoption of this statement had no effect on the supplemental consolidated financial statements.

REPURCHASE AND RESALE AGREEMENTS; BONDS LOANED

         The Corporation utilizes "repurchase agreements" (securities sold under agreements to repurchase) to borrow funds from customers, security dealers, and others. The Corporation uses "resale agreements" (securities purchased under agreements to resell) to lend money to security dealers and banks. The Corporation lends its own and its customers' securities to security dealers both directly and through the intermediation of a major money center bank. All such transactions are governed by policies approved by the Board of Directors. These policies specify that repurchase, resale, and bonds loaned transactions be subject to approved written agreements with the counterparts; that each counterpart meet creditworthiness criteria; that each transaction be confirmed in writing; that all transactions comply with applicable law and regulation; and that the Corporation be fully secured throughout the duration of each transaction. The Corporation perfects a security interest in the counterpart's collateral either by taking direct delivery or through the use of independent third party custodians. Collateral is valued regularly and margin calls are issued to counterparts whenever deficiencies occur. The Corporation deems its policies and procedures adequate to ensure that loss in case of counterpart default would be minimal.

INTANGIBLES

         For acquisitions accounted for as purchases, the net assets have been adjusted to their estimated fair values as of the respective acquisition dates. The value of core deposit rights and the excess of the purchase price of subsidiaries over net assets acquired (goodwill) are being amortized on a straight-line basis over periods ranging from ten to twenty years. Core deposit rights and the excess of the purchase price of subsidiaries over net assets acquired, net of amounts amortized, are included in other assets in the supplemental consolidated balance sheets.

         The carrying value of the excess of the purchase price of subsidiaries over net assets acquired will be reviewed if the facts and circumstances suggest that it may be impaired. If this review indicates that goodwill will not be recoverable, as determined based on the undiscounted cash flows of an entity acquired over the remaining amortization period, the Corporation's carrying value of the goodwill will be reduced by the estimated shortfall of discounted cash flows.

         Separate assets are recognized for the rights to service mortgage loans for others regardless of how those servicing rights are acquired (as part of purchased loans or through the sale of loans with servicing retained). Mortgage servicing rights are determined based on the present value of the difference between the yield on the loans sold less a normal servicing fee and the yield paid to the investors over the estimated lives of the loans. The mortgage servicing rights are amortized on a method which approximates a level yield over the estimated lives of serviced loans considering assumed prepayment patterns. The carrying values of mortgage servicing rights and the amortization thereon are periodically evaluated in relation to estimated future net servicing revenues. For purposes of impairment evaluation and measurement, the risk characteristics used to stratify the mortgage servicing rights are loan type, loan-to-value ratio, and interest rate stratum, which results in groups of loans that have similar credit and prepayment risk characteristics. Impairment of mortgage servicing rights is recorded through a valuation allowance.

EMPLOYEE BENEFIT PLANS

         The Corporation provides a variety of benefit plans to eligible employees. Retirement plan expense is accrued each year and plan funding represents at least the minimum amount required by the Employee Retirement Income Security Act of 1974, as amended. Differences between expense and funded amounts are carried in other assets or other liabilities. The Corporation recognizes postretirement benefits other than pensions on an accrual basis and other postemployment benefits are also recognized on an accrual basis. The Corporation also makes contributions to an employee thrift and profit-sharing plan based on employee contributions and performance levels of the Corporation.

INCOME TAXES

         The Corporation files a consolidated federal income tax return, with the exception of its life insurance subsidiaries, which file separate returns. The provision for income tax expense is determined under the asset and liability method. Under this method, deferred tax assets and liabilities are determined based on the differences between financial reporting and tax bases of assets and liabilities, and are measured using enacted tax rates and laws expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

EARNINGS PER COMMON SHARE

         First American adopted SFAS No. 128, "Earnings Per Share," at December 31, 1997. SFAS No. 128 establishes standards for computing and presenting earnings per share ("EPS") and applies to companies with publicly held common stock. The statement simplifies the standards for computing EPS and provides a more compatible computation with international EPS standards. It replaced the presentation of primary EPS with a presentation of basic EPS and requires dual presentation of basic and diluted EPS on the face of the income statement. Basic EPS is computed by dividing income available to common shareholders (numerator) by the weighted average number of common shares outstanding (denominator). The denominator utilized in computing diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Prior period financial EPS data has been restated to reflect the implementation of SFAS No. 128.

TREASURY STOCK

         Under Tennessee law, when a corporation purchases its common stock in the open market, such repurchased shares become authorized but unissued. Accordingly, the Corporation reduces the par value and reflects the excess of the purchase price over par of any such repurchased shares as a reduction from additional paid-in capital.

REVENUE RECOGNITION

         Commission revenues and subscribers' commissions for IFC are recorded as of the trade date of the transactions. Certain revenues and subscribers' commissions, such as trailer fee commissions earned from mutual funds, are estimated based upon historical experience.

         Subscribers' commissions are commissions on sales of products marketed by IFC and are paid to subscribing institutions. These commissions are accrued monthly based upon a percentage of gross commissions after deduction of certain contractual charges, and paid to subscribing institutions in the month following settlement of the transactions.

OTHER ACCOUNTING CHANGES

         SFAS No. 123, "Accounting for Stock-Based Compensation," issued in 1995, provides an optional method of accounting for stock-based compensation based on calculations of fair value at grant date. The Corporation will continue to account for all stock-based compensation plans under Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Compensation cost for fixed and variable stock-based awards is measured by the excess, if any, of the fair market price of the underlying stock over the amount the individual is required to pay (the intrinsic value). Compensation cost for fixed awards is measured at the grant date, while compensation cost for variable awards is estimated until both the number of shares an individual is entitled to receive and the exercise or purchase price are known (measurement date).

         On January 1, 1997, the Corporation prospectively adopted SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities based on consistent application of a "financial-components approach" that focuses on control. Under this approach, after transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, and derecognizes liabilities when extinguished. SFAS No. 125 provides standards for consistently distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The adoption of this statement had no material impact on the supplemental consolidated financial statements.

         SFAS No. 129, "Disclosure of Information About Capital Structure," was adopted in 1997 and requires disclosure of information about an entity's capital structure that has issued securities. This statement requires no change in the Corporation's previous disclosure requirements under APB Opinion No. 15 and, as such, had no impact on the supplemental consolidated financial statements.

RECENT ACCOUNTING PRONOUNCEMENTS

         SFAS No. 130, "Reporting Comprehensive Income," establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements and requires that all components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. The presentation of comprehensive income for earlier periods is required. Adoption of SFAS No. 130 does not affect recognition or measurement of comprehensive income and its components and, as such, will only affect the reporting and display in the consolidated financial statements.

         SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," is effective for financial statements for periods beginning after December 15, 1997. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports to shareholders. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Adoption of SFAS No. 131 will expand disclosures related to the consolidated financial statements. The Corporation is currently evaluating its operations to determine the appropriate disclosures with respect to SFAS No. 131.

NOTE 2:  ACQUISITIONS AND DIVESTITURES

         Effective May 1, 1998, the Corporation completed the merger of the $7.2 billion asset Deposit Guaranty Corp. ("Deposit Guaranty") with and into the Corporation by exchanging approximately 48.7 million shares of First American common stock for all of the outstanding shares of Deposit Guaranty (based on an exchange ratio of 1.17 shares of First American common stock for each share of Deposit Guaranty common stock). Deposit Guaranty was a financial services holding company headquartered in Jackson, Mississippi, with banking offices in Mississippi, Louisiana, Arkansas, and Tennessee, and mortgage offices in Oklahoma, Nebraska, Texas, Indiana, and Iowa. The transaction was accounted for as a pooling-of-interests and, accordingly, the accompanying supplemental consolidated financial statements have been restated to include the results of Deposit Guaranty for all periods presented. After-tax restructuring and merger-related costs, comprised primarily of investment banking, severance, and systems conversions costs, are expected to total approximately $71 million and will be recognized in 1998.

         In April 1998 and in conjunction with the Deposit Guaranty business combination, the Board of Directors increased the number of authorized shares from 100 million to 200 million.

         Net interest income and net income as originally reported by First American and Deposit Guaranty for the years ended December 31, 1997, 1996, and 1995 are presented in the table below:

                                                          Year Ended December 31
                           ---------------------------------------------------------------------------------------------
                                     1997                            1996                               1995
                           -----------------------------  ------------------------------    ----------------------------
                            First     Deposit                First    Deposit                First    Deposit
(in thousands)             American  Guaranty   Combined   American   Guaranty  Combined    American  Guaranty  Combined
--------------------------------------------------------  ------------------------------    ----------------------------
Net interest income        $383,410  $278,713   $662,123   $349,698   $243,563  $593,261    $312,310  $226,743  $539,053
Noninterest income          259,594   136,167    395,761    180,533    123,216   303,749     108,487    94,518   203,005
Net income                  145,472    92,280    237,752    121,572     83,610   205,182     103,080    72,620   175,700
========================================================================================================================

         Bank and thrift mergers and acquisitions completed by First American during the three years ended December 31, 1997, are presented in the following table (in millions):

                                                                                      Common
                                                                                      Shares    Cash     Accounting
          Financial Institution                          State      Date    Assets    Issued    Paid     Treatment
-------------------------------------------------------------------------------------------------------------------
LBO Bancorp, Inc.                                         LA      Jan. 1995  $  96      1.6     $ --     Purchase
-------------------------------------------------------------------------------------------------------------------
Citizens National Bancshares, Inc.                        LA       May 1995    193      3.2       --     Pooling
-------------------------------------------------------------------------------------------------------------------
First Merchants Financial Corporation                     AR      Aug. 1995    280      2.3        4     Purchase
-------------------------------------------------------------------------------------------------------------------
Heritage Federal Bancshares, Inc.                         TN      Nov. 1995    526      5.8       --     Pooling
-------------------------------------------------------------------------------------------------------------------
Charter Federal Savings Bank                              VA      Dec. 1995    725      3.6*      --     Purchase
-------------------------------------------------------------------------------------------------------------------
First City Bancorp, Inc.                                  TN      Mar. 1996    366      2.1       --     Purchase
-------------------------------------------------------------------------------------------------------------------
Bank of Gonzales Holding Company                          LA      June 1996    126      1.5       --     Purchase
-------------------------------------------------------------------------------------------------------------------
Tuscaloosa Banshares, Inc.                                LA      Nov. 1996     41      0.5       --     Purchase
-------------------------------------------------------------------------------------------------------------------
Jefferson Guaranty Bancorp, Inc.                          LA      Jan. 1997    299      2.1       10     Purchase
-------------------------------------------------------------------------------------------------------------------
Hartsville Bancshares, Inc.                               TN      Jan. 1997     90      0.4       --     Purchase
-------------------------------------------------------------------------------------------------------------------
First Capital Bancorp, Inc.                               LA      Mar. 1997    186      1.8       --     Pooling
-------------------------------------------------------------------------------------------------------------------
NBC Financial Corporation                                 LA      July 1997     69      0.5       --     Purchase
-------------------------------------------------------------------------------------------------------------------
CitiSave Financial Corporation                            LA      Aug. 1997     75       --       19     Purchase
===================================================================================================================

* The purchase agreement also provides that shareholders of Charter Federal Savings Bank ("Charter") may receive additional consideration consisting of shares of the Corporation's common stock with a value equal to 50 percent of any goodwill litigation recovery, net of certain related expenses. See Note 15.

         The merger of Heritage Federal Bancshares, Inc. ("Heritage") was accounted for as prescribed by the pooling-of-interests method of accounting with all historical financial information restated to reflect the effects of Heritage. Approximately $7.5 million of after-tax merger-related expenses, comprised primarily of payments for severance, system conversions, investment banking and other professional fees, and the recapture of the tax bad debt reserve, were recognized in 1995 in connection with the merger of Heritage. For other acquisitions accounted for as pooling-of-interests combinations, the results of operations have been included in the accompanying supplemental consolidated financial statements from the beginning of the year acquired; prior year financial statements have not been restated since the changes would have been immaterial. For acquisitions accounted for as purchase business combinations, the results of operations have been included in the accompanying supplemental consolidated financial statements from the respective dates of acquisition. The purchase price in excess of the net assets acquired has been recorded as goodwill and is being amortized on a straight-line basis over 15 years. The proforma effect on prior earnings of such acquisitions is not significant.

         In addition to the bank and thrift mergers and acquisitions included in the tables above, during the past three years the Corporation acquired investments in a securities broker-dealer and a health care claims processing company, two branch mortgage companies, and a branch operation. All of these acquisitions were accounted for as purchase business combinations, and accordingly, results of operations have been included from the respective dates of acquisition. The purchase price of these acquisitions in excess of the fair value of net assets acquired has been recorded as goodwill and is being amortized on a straight-line basis over 15 years. Proforma results of operations for these acquisitions have not been presented because the effect was not material.

         A summary of these acquisitions is presented below:

         - On July 1, 1996, FANB purchased 96.2% of the stock of INVEST for $26 million in cash. Simultaneously, INVEST completed its acquisition of Investment Center Group, Inc., the parent company of Investment Centers of America, in a transaction valued at approximately $5.0 million. INVEST is a national marketer of mutual funds, annuities, insurance, and other investment products sold through financial institutions. During the third quarter of 1996, FANB purchased an additional 2.1% of the stock of INVEST. On February 1, 1997, AmeriStar Capital Markets, Inc., formerly a wholly-owned subsidiary of FANB and a broker-dealer registered with the National Association of Securities Dealers, was merged with and into INVEST. As a result of this merger, FANB's equity ownership in INVEST, increased to 98.5%. Effective December 2, 1997, the name of INVEST was changed to IFC Holdings, Inc.

         - On June 29, 1996, the Corporation purchased McAfee Mortgage and Investment Company ("McAfee") for $3.6 million. McAfee is headquartered in Lubbock, Texas, and has 15 offices located throughout Texas.

         - Effective April 1, 1996, FANB purchased 49% of the stock of the SSI Group, Inc. ("SSI"), a healthcare payments processing company, for $8.6 million. The transaction is being accounted for under the equity method of accounting.

         - On August 8, 1995, the Corporation purchased First Mortgage Corp., a mortgage company located in Omaha, Nebraska, with a $1.1 billion mortgage servicing portfolio and six production offices in Nebraska and Oklahoma, for $15.8 million.

         - On March 10, 1995, the Corporation purchased the Coahoma County, Mississippi, operations of a local Mississippi bank with assets of $82 million.

         On June 1, 1997, the Corporation issued .8 million shares of its common stock in exchange for the 2 percent interest in Deposit Guaranty National Bank ("DGNB") owned by minority shareholders. With this acquisition the Corporation became the sole shareholder of DGNB.

         On September 24, 1997, the Corporation entered into a definitive agreement to acquire Victory Bancshares, Inc. ("Victory") located in Memphis, Tennessee. The acquisition of Victory, with approximately $132 million in assets at December 31, 1997, was consummated during the first quarter of 1998 and was accounted for as a pooling-of-interests. Results of operations of Victory will be included in the Corporation's financial statements from the date of acquisition, as prior amounts are not material. The number of shares of the Corporation's common stock exchanged for all of the outstanding shares of Victory was .9 million shares.

         On July 17, 1997, the Corporation completed the sale of Tennessee Credit Corporation and First City Life Insurance with total assets of $13.6 million to Norwest Financial Tennessee, Inc. The transaction resulted in a net gain of $2.1 million. On December 22, 1997, the Corporation completed the sale of its corporate trust business to The Bank of New York for a gain of $2.4 million. The sale consisted of the transfer of approximately 250 bond trustee and agency relationships representing $4 billion of assets under management.

         During the year ended December 31, 1995, the Corporation consummated the sale of two branches with deposits of approximately $39.6 million. The transaction resulted in a $3 million gain.

NOTE 3:  CASH AND DUE FROM BANKS

         The Corporation's bank and thrift subsidiaries are required to maintain reserves, in the form of cash and balances with the Federal Reserve Bank. Approximately $214.7 and $182.7 million of the cash and due from banks balance at December 31, 1997 and 1996, respectively, represented reserves maintained in order to meet Federal Reserve requirements.

NOTE 4:  SECURITIES

SECURITIES HELD TO MATURITY

         The amortized cost, gross unrealized gains, gross unrealized losses, and approximate fair values of securities held to maturity at December 31, 1997 and 1996, are presented in the following table:

                                                                                     Unrealized
                                                                  Amortized    ------------------------      Fair
(in thousands)                                                       Cost      Gross Gains  Gross Losses    Value
--------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1997
   U.S. Treasury and other U.S. Government agencies and
     corporations                                                 $449,633     $  3,276      $  1,208       $451,701
   Obligations of states and political subdivisions                 42,723        1,588            48         44,263
   Other debt securities (primarily mortgage-backed securities)    222,671        5,088           495        227,264
--------------------------------------------------------------------------------------------------------------------
       Total securities held to maturity                          $715,027     $  9,952      $  1,751       $723,228
====================================================================================================================
DECEMBER 31, 1996
   U.S. Treasury and other U.S. Government agencies and
     corporations                                                 $724,939     $  7,986      $  2,353       $730,572
   Obligations of states and political subdivisions                 39,408          262           261         39,409
   Other debt securities (primarily mortgage-backed securities)    205,450        2,964           628        207,786
--------------------------------------------------------------------------------------------------------------------
       Total securities held to maturity                          $969,797     $ 11,212      $  3,242       $977,767
====================================================================================================================


         Included in U.S. Treasury and other U.S. Government agencies and corporations securities held to maturity were agency-issued mortgage-backed securities amounting to $422.1 million ($424.3 million fair value) at December 31, 1997, and $616.3 million ($622 million fair value) at December 31, 1996. Mortgage-backed securities included in other debt securities amounted to $104.9 million ($104.6 million fair value) and $139 million ($139 million fair value) at December 31, 1997 and 1996, respectively.

SECURITIES AVAILABLE FOR SALE

         The amortized cost, gross unrealized gains, gross unrealized losses, and approximate fair values of securities available for sale at December 31, 1997 and 1996, are presented in the following table:


                                                                               Unrealized
                                                            Amortized   ------------------------           Fair
(in thousands)                                                Cost      Gross Gains    Gross Losses       Value
-----------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1997
   U.S. Treasury and other U.S. Government
     agencies and corporations                             $2,793,823     $ 12,610       $ 12,619      $2,793,814
   Obligations of states and political subdivisions           179,000        3,877            190         182,687
   Other debt securities                                      334,786        1,313          2,391         333,708
-----------------------------------------------------------------------------------------------------------------
       Total debt securities                                3,307,609       17,800         15,200       3,310,209
   Equity securities (primarily Federal Reserve
     Bank and Federal Home Loan Bank stock)                    85,285           --             --          85,285
-----------------------------------------------------------------------------------------------------------------
       Total securities available for sale                 $3,392,894     $ 17,800       $ 15,200      $3,395,494
=================================================================================================================
DECEMBER 31, 1996
   U.S. Treasury and other U.S. Government
     agencies and corporations                             $2,782,203     $ 10,491       $ 18,084      $2,774,610
   Obligations of states and political subdivisions           175,977        6,092          1,236         180,833
   Other debt securities                                      137,379          503          3,683         134,199
-----------------------------------------------------------------------------------------------------------------
       Total debt securities                                3,095,559       17,086         23,003       3,089,642
   Equity securities (primarily Federal Reserve
     Bank and Federal Home Loan Bank stock)                    60,465           --             --          60,465
-----------------------------------------------------------------------------------------------------------------
       Total securities available for sale                 $3,156,024     $ 17,086       $ 23,003      $3,150,107
=================================================================================================================


         Included in U.S. Treasury and other U.S. Government agencies and corporations securities available for sale were agency-issued mortgage-backed securities amounting to $2,233.8 million ($2,233.2 million amortized cost) at December 31, 1997 and $1,745.2 million ($1,746.8 million amortized cost) at December 31, 1996. Mortgage-backed securities included in other debt securities amounted to $333.7 million ($334.8 million amortized cost) and $132.8 million ($135.9 million amortized cost) at December 31, 1997 and 1996, respectively.

         In November 1995, the Financial Accounting Standards Board ("FASB") issued a Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities." The FASB permitted a one-time opportunity to reassess the appropriateness of the designation of all securities held upon the initial application of the Special Report. The Corporation reviewed its current designation of all securities in conjunction with liquidity needs and management of interest rate risk and transferred $1.64 billion of securities from held to maturity to available for sale. At the time of transfer, such securities had an unrealized gain of $25.9 million ($16.1 million net of tax).

         In conjunction with the 1995 Heritage merger, the Corporation transferred $161.6 million of securities previously classified as held to maturity by Heritage to securities available for sale in order to maintain the Corporation's existing interest rate risk position. At the time of transfer, such securities had an unrealized loss of $.5 million ($.3 million net of tax).

         The sale of securities available for sale resulted in net realized gains of $4.2 million, $2.6 million, and $2.9 million in 1997, 1996, and 1995, respectively. Gross realized gains and losses on such sales were as follows:

                                                                   Year Ended December 31
                                          -----------------------------------------------------------------------
                                                   1997                     1996                      1995
                                          ----------------------    ---------------------    --------------------
                                             GROSS      GROSS          Gross     Gross          Gross      Gross
                                           REALIZED   REALIZED       Realized   Realized      Realized   Realized
(in thousands)                               GAINS     LOSSES          Gains     Losses         Gains     Losses
-----------------------------------------------------------------------------------------------------------------
U.S. Treasury and other U.S.
   Government agencies and corporations     $ 9,820    $ 9,825        $14,047   $11,547        $ 7,135    $ 4,190
Obligations of states and political
  subdivisions                                4,043        172            409       375             --          2
Other debt securities                           368         --             51        --              9         75
-----------------------------------------------------------------------------------------------------------------
     Total securities available for sale    $14,231    $ 9,997        $14,507   $11,922        $ 7,144    $ 4,267
=================================================================================================================


TOTAL SECURITIES

         The amortized cost and approximate fair values of debt securities at December 31, 1997, by average estimated maturity are shown below. The expected maturity for governmental and corporate securities is the stated maturity, and the expected maturity for mortgage-backed securities and other asset-backed securities is based on current estimates of average maturities, which include prepayment assumptions.

                                             SECURITIES HELD TO MATURITY          SECURITIES AVAILABLE FOR SALE
                                          ---------------------------------    ----------------------------------
                                                AMORTIZED           FAIR           AMORTIZED           FAIR
(in thousands)                                    COST             VALUE             COST              VALUE
-----------------------------------------------------------------------------------------------------------------
Due in one year or less                        $  224,523    $    224,393           $  104,768       $    105,522
Due after one year through five years             356,963         359,480            2,558,077          2,557,646
Due after five years through ten years            110,399         115,125              482,352            484,212
Due after ten years                                23,142          24,230              162,412            162,829
-----------------------------------------------------------------------------------------------------------------
   Total debt securities                          715,027         723,228            3,307,609          3,310,209
Equity securities                                      --              --               85,285             85,285
-----------------------------------------------------------------------------------------------------------------
   Total securities                            $  715,027    $    723,228           $3,392,894       $  3,395,494
=================================================================================================================


         At December 31, 1997 and 1996, the Corporation held securities with amortized cost amounting to $1,399.2 million and $1,102 million, respectively, which were issued or guaranteed by the Federal National Mortgage Association and $1,096.6 million and $1,153.1 million, respectively, which were issued or guaranteed by the Federal Home Loan Mortgage Corporation.

         Securities carried in the supplemental consolidated balance sheets at approximately $3,069.8 million and $2,856.5 million at December 31, 1997 and 1996, respectively, were pledged to secure public and trust deposits, repurchase transactions, and for other purposes as required or permitted by law.

NOTE 5:  LOANS AND ALLOWANCE FOR LOAN LOSSES

         The Corporation's bank and thrift subsidiaries have a diversified loan portfolio consisting of commercial, consumer, and real estate loans with customers located within the Corporation's market, which consists primarily of the Mid South and Oklahoma, Nebraska, Texas, Indiana, and Iowa. Mortgage loans held for sale at December 31, 1997 and 1996, were $270.4 million and $306.9 million, respectively. Total mortgage loans serviced, including mortgage loans serviced on behalf of the Corporation's banking subsidiaries, approximated $6.4 billion and $6.3 billion at December 31, 1997 and 1996, respectively.

         Loans are either secured or unsecured based on the type of loan and the financial condition of the borrower. The loans are generally expected to be repaid from cash flow or proceeds from the sale of selected assets of the borrower; however, the Corporation is exposed to risk of loss on loans due to the borrower's difficulties, which may arise from any number of factors including problems within the respective industry or economic conditions, including those within the Corporation's market.

         Transactions in the allowance for loan losses were as follows:

                                                                               Year Ended December 31
                                                                  -----------------------------------------------
(in thousands)                                                              1997            1996           1995
-----------------------------------------------------------------------------------------------------------------
Balance, January 1                                                      $185,470        $191,134         $185,309
Provision charged to operating expenses                                   12,500           5,340            2,243
Allowance of subsidiary sold (note 2)                                      (252)              --               --
Additions due to business combinations (note 2)                            8,252           4,188           11,225
-----------------------------------------------------------------------------------------------------------------
  Subtotal                                                               205,970         200,662          198,777
-----------------------------------------------------------------------------------------------------------------
Loans charged off                                                         54,300          45,739           31,072
Recoveries of loans previously charged off                               (28,373)        (30,547)         (23,429)
-----------------------------------------------------------------------------------------------------------------
Net charge-offs                                                           25,927          15,192            7,643
-----------------------------------------------------------------------------------------------------------------
Balance, December 31                                                    $180,043        $185,470         $191,134
=================================================================================================================


         Net charge-offs (recoveries) by major loan categories were as follows:

                                                                               Year Ended December 31
                                                                  -----------------------------------------------
(in thousands)                                                              1997            1996             1995
-----------------------------------------------------------------------------------------------------------------
Commercial                                                             $  12,588      $   (2,555)       $  (2,946)
Consumer--amortizing mortgages                                               866             520               41
Consumer--other                                                           15,018          17,593           11,122
Real estate--construction                                                    492              43               80
Real estate--commercial mortgages and other                               (3,037)           (409)            (654)
-----------------------------------------------------------------------------------------------------------------
   Total net charge-offs                                               $  25,927      $   15,192        $   7,643
=================================================================================================================


         At December 31, 1997 and 1996, loans on a nonaccrual status amounted to $36.3 million and $32.7 million, respectively. Interest income not recognized on nonaccrual loans was approximately $2.4 million in 1997, $1.9 million in 1996, and $3.8 million in 1995. Interest income recognized on a cash basis on nonaccrual loans was immaterial for all years.

         Directors and executive officers (and their associates, including companies in which they hold ten percent or more ownership) of the Corporation and its significant subsidiary, FANB, had loans outstanding with the Corporation and its subsidiaries of $91.8 million and $108.5 million at December 31, 1997 and 1996, respectively. During 1997, $3,131.6 million of new loans or advances on existing loans (including participations sold) were made to such related persons, repayments from such persons were $3,111.2 million, and $37.1 million of existing loans were to persons no longer considered related. The Corporation believes that such loans were made on substantially the same terms, including interest and collateral, as those prevailing at the time for comparable transactions with other borrowers and did not involve more than the normal risk of collectibility or present other unfavorable features at the time such loans were made.

         Impaired loans and related loan loss reserve amounts at December 31, 1997, 1996 and 1995 were as follows:


                                                                         December 31
                                           ------------------------------------------------------------------------
                                                    1997                     1996                     1995
                                           -----------------------   ---------------------   ----------------------
                                            RECORDED   LOAN LOSS      Recorded    Loan Loss    Recorded   Loan Loss
(in thousands)                             INVESTMENT   RESERVE      Investment    Reserve    Investment   Reserve
-------------------------------------------------------------------------------------------------------------------
Impaired loans with loan loss reserves       $23,287     $ 7,086      $12,939    $ 3,157       $23,806    $ 6,557
Impaired loans with no loan loss reserves     16,483          --       23,766         --        33,244         --
-------------------------------------------------------------------------------------------------------------------
         Total                               $39,770     $ 7,086      $36,705    $ 3,157       $57,050    $ 6,557
===================================================================================================================


         The average recorded investment in impaired loans for the twelve months ended December 31, 1997, 1996, and 1995 was $33 million, $51 million, and $44 million, respectively. The related total amount of interest income recognized on an accrual basis for the period that such loans were impaired was $382 thousand, $798 thousand, and $982 thousand for the twelve months ended December 31, 1997, 1996, and 1995, respectively. No interest income was recognized on a cash basis for impaired loans during 1997. The amount of interest income recognized on a cash basis during the period of impairment for the years ended December 31, 1996, and 1995, was $147 thousand and $188 thousand, respectively.

NOTE 6:  PREMISES AND EQUIPMENT AND LEASE COMMITMENTS

         Premises and equipment are summarized as follows:

                                                                                              December 31
                                                                                     ----------------------------
(in thousands)                                                                               1997         1996
-----------------------------------------------------------------------------------------------------------------
Land                                                                                   $   56,999       $  50,266
Buildings                                                                                 295,745         272,826
Furniture and equipment                                                                   290,527         257,486
Leasehold improvements                                                                     49,891          48,064
Premises leased under capital leases                                                        3,008           3,008
-----------------------------------------------------------------------------------------------------------------
         Subtotal                                                                         696,170         631,650
Accumulated depreciation and amortization                                                (334,123)       (321,066)
-----------------------------------------------------------------------------------------------------------------
Net book value                                                                         $  362,047       $ 310,584
=================================================================================================================


         Depreciation and amortization expense of premises and equipment for 1997, 1996, and 1995 was $38.3 million, $35.1 million, and $31.5 million, respectively.

         Rent expense, net of rental income, on bank premises for 1997, 1996, and 1995 was $5.4 million, $4.4 million, and $1.7 million, respectively. Rental income on bank premises for 1997, 1996, and 1995 was $10.2 million, $9.8 million, and $9.1 million, respectively.

         At December 31, 1997, the future minimum lease payments under operating and capital leases are as follows:

                                                                                        Operating         Capital
(in thousands)                                                          Total             Leases           Leases
-----------------------------------------------------------------------------------------------------------------
1998                                                                 $ 15,165            $ 14,889        $    276
1999                                                                   14,408              14,128             280
2000                                                                   12,705              12,435             270
2001                                                                   10,691              10,421             270
2002                                                                   10,074               9,803             271
Thereafter                                                             69,214              67,415           1,799
-----------------------------------------------------------------------------------------------------------------
   Total                                                             $132,257            $129,091           3,166
-----------------------------------------------------------------------------------------------------------------
Purchase option                                                                                               110
Amounts representing interest at 6.75%                                                                     (1,860)
-----------------------------------------------------------------------------------------------------------------
Total capitalized lease obligations                                                                         1,416
Amounts included in short-term borrowings                                                                    (127)
-----------------------------------------------------------------------------------------------------------------
Capitalized lease obligations included in long-term debt                                                 $  1,289
=================================================================================================================


         The Corporation has a data processing outsourcing agreement expiring in 2001 that had an average annual base expense of $8.5 million in 1995 through 1997. As amended in 1997, the average annual base expense will be $7.5 million for future years. Total annual fees vary with cost of living adjustments and changes in services provided by the vendor, which services depend upon the Corporation's volume of business and system needs. The related expense is included in systems and processing expense in the supplemental consolidated income statements.

NOTE 7:  INTANGIBLE ASSETS

         Following is a summary of intangible assets included in other assets on the supplemental consolidated balance sheets including related amortization.

                                                                  Mortgage                          Total
                                                                  Servicing        Other          Intangible
(in thousands)                                  Goodwill           Rights        Intangibles        Assets
------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994                      $ 40,403         $  6,766         $ 20,646          $ 67,815
   Additions                                      69,775           25,611           18,076           113,462
   Amortization                                   (5,754)          (4,457)          (4,206)          (14,417)
------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995                       104,424           27,920           34,516           166,860
   Additions                                      71,973           13,203            7,042            92,218
   Dispositions                                       --           (1,012)              --            (1,012)
   Amortization                                  (11,704)          (3,753)          (4,858)          (20,315)
------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996                       164,693           36,358           36,700           237,751
   ADDITIONS                                      51,717           14,838           15,036            81,591
   DISPOSITIONS                                     (319)          (2,645)              --            (2,964)
   AMORTIZATION                                  (16,050)          (7,131)          (6,536)          (29,717)
------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1997                      $200,041         $ 41,420         $ 45,200          $286,661
============================================================================================================


         The estimated fair value of the capitalized mortgage servicing rights at December 31, 1997 and 1996, was $46.2 million and $39.9 million, respectively. The related valuation allowance for 1997 and 1996 was $310 thousand and $259 thousand, respectively.

NOTE 8:  SHORT-TERM BORROWINGS

         Short-term borrowings are issued on normal banking terms and consisted of the following:

                                                                                            December 31
                                                                                 --------------------------------
(in thousands)                                                                           1997             1996
-----------------------------------------------------------------------------------------------------------------
Federal funds purchased and securities sold under agreements to repurchase            $1,614,931       $1,472,277
Other short-term borrowings                                                              354,708          225,124
-----------------------------------------------------------------------------------------------------------------
  Total short-term borrowings                                                         $1,969,639       $1,697,401
=================================================================================================================


         Other short-term borrowings included U.S. Treasury tax and loan accounts of $112.7 million and $116.9 million at December 31, 1997 and 1996, respectively. In addition, December 31, 1997 included borrowings from the Federal Home Loan Bank ("FHLB") of $10 million (due upon demand), $199.1 million (due within 3 months), $5.7 million (due within 6 months), and $9.6 million (due within 12 months).

         The following table presents information regarding federal funds purchased and securities sold under agreements to repurchase:


                                                                                   December 31
                                                              -------------------------------------------------
(dollars in thousands)                                              1997               1996            1995
---------------------------------------------------------------------------------------------------------------
Federal funds purchased and securities sold under agreements to repurchase:
    Amount outstanding at December 31                            $1,614,931         $1,472,277       $1,355,431
    Average rate at December 31                                        4.70%              4.68%            4.97%
    Average amount outstanding during the year                   $1,467,281         $1,394,251       $1,331,359
    Average rate paid for the year                                     4.94%              4.86%            5.38%
    Maximum amount outstanding at any month-end                  $1,732,169         $1,513,294       $1,497,451
===============================================================================================================

NOTE 9:  LONG-TERM DEBT

         Long-term debt consisted of the following:

                                                                                            December 31
                                                                                 ------------------------------
(in thousands)                                                                             1997           1996
---------------------------------------------------------------------------------------------------------------
FHLB advances                                                                           $394,090       $230,378
6 7/8% noncallable subordinated notes (effective rate of 6.965%) due 2003, interest payable semiannually (less unamortized discount of $169 in
   1997 and $201 in 1996)                                                                 49,831         49,799
6 5/8% noncallable subordinated notes (effective rate of 6.761%) due 2005, interest payable semiannually (less unamortized discount of $389 in 1997
   and $427 in 1996)                                                                      49,611         49,563
7.25% noncallable senior notes (effective rate of 7.375%) due 2006, interest payable semiannually (less unamortized discount of $550 in 1997 and $595
   in 1996)                                                                              101,397         99,405
Capitalized lease obligations (note 6)                                                     1,289          1,417
---------------------------------------------------------------------------------------------------------------
   Total long-term debt                                                                 $596,218       $430,562
===============================================================================================================

         At December 31, 1997, the $394.1 million of advances from the FHLB consisted of $300 million of advances with interest rates tied to one-month London Interbank Offering Rate ("LIBOR"), $85 million of advances with interest rates tied to three-month LIBOR, and $9.1 million of advances with fixed interest rates; weighted-average interest rates were 5.86% and 5.51%, respectively. Included in these amounts are advances maturing in 1999 of $11.4 thousand, in 2000 of $300 million, in 2002 of $3.1 million, in 2003 of $3.4 million, and after 2003 of $87.6 million. The Corporation's FHLB advances are collateralized by a blanket pledge of 1-4 family mortgage loans.

         The Corporation entered into an unsecured revolving credit agreement in 1994. As amended in 1995, the agreement provides for loans up to $70 million. Under the terms of the agreement, which expires in March 1998, the Corporation pays a fee for the availability of these funds computed at the rate of 3/16 of 1% per annum on the commitment. Interest to be paid on the outstanding balances will be computed based on the prime interest rate of the lending banks, Eurodollar rates, or adjusted certificate of deposit rates, as selected by the Corporation. The Corporation had no revolving credit borrowings outstanding at December 31, 1997 or 1996.

         The Corporation also maintained a $50 million line of credit at a commercial bank. The line of credit, which is for general corporate purposes bears an adjustable rate based on LIBOR and expires in May 1998. There is no commitment fee or compensating balance arrangement relating to this line of credit. The Corporation had no line of credit borrowings outstanding at December 31, 1997, or 1996.

         The terms of the credit agreements provide for, among other things, restrictions on payment of cash dividends and purchases, redemptions, and retirement of capital shares. Under the Corporation's most restrictive debt covenant, approximately $126.7 million of retained earnings was available to pay dividends as of December 31, 1997.

NOTE 10:  EMPLOYEE BENEFIT PLANS

RETIREMENT PLAN

         The Corporation and its subsidiaries participate in a noncontributory retirement plan with death and disability benefits covering substantially all employees (except the employees of IFC) with one or more years of service. The benefits are based on years of service and average monthly earnings of a participant for the 60 consecutive months which produce the highest average earnings.

         The following table sets forth the plan's funded status and amounts recognized in the Corporation's supplemental consolidated balance sheets:

                                                                                            December 31
                                                                                 --------------------------------
(in thousands)                                                                         1997                1996
-----------------------------------------------------------------------------------------------------------------
Plan assets at fair value, primarily U.S. bonds and listed stocks                       $307,735         $251,726
-----------------------------------------------------------------------------------------------------------------
Actuarial present value of benefits for service rendered to date:
  Accumulated benefit obligation, including vested benefits of $198,300 and
    $178,704, respectively                                                               205,293          184,336
  Additional benefits based on projected future compensation                              32,765           28,122
-----------------------------------------------------------------------------------------------------------------
Projected benefit obligation                                                             238,058          212,458
-----------------------------------------------------------------------------------------------------------------
Plan assets in excess of accumulated benefit obligation                                  102,442           67,390
-----------------------------------------------------------------------------------------------------------------
Plan assets greater than projected benefit obligation                                     69,677           39,268
Unrecognized net gain from past experience different from that assumed
  and effects of changes in assumptions                                                  (46,046)         (15,491)
Unrecognized net transition asset                                                         (2,755)          (3,395)
Unrecognized prior service cost                                                            2,055            2,409
-----------------------------------------------------------------------------------------------------------------
Prepaid pension cost                                                                    $ 22,931         $ 22,791
=================================================================================================================


         Net pension expense included the following components:

                                                                            Year Ended December 31
                                                           -----------------------------------------------------
(in thousands)                                                    1997                  1996             1995
----------------------------------------------------------------------------------------------------------------
Service cost for benefits earned during the period                  $  7,947           $  7,250         $  5,565
Interest cost on projected benefit obligation                         15,918             14,659           13,218
Actual return on plan assets                                         (60,811)           (24,100)         (29,279)
Net amortization and deferral                                         36,984              3,060           12,552
----------------------------------------------------------------------------------------------------------------
Net periodic pension expense                                        $     38           $    869         $  2,056
================================================================================================================


         The discount rate and the rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 7.25% and 4.5-8.5%, respectively, at December 31, 1997; 7.25-7.75% and 4.5-8.5%, respectively, at December 31, 1996; and 7.25% and
4.5-8.5%, respectively, at December 31, 1995. The expected long-term rate of return on plan assets was 9 to 9.3% in all years.

SUPPLEMENTAL RETIREMENT PLAN

         The Corporation has a supplemental retirement plan which provides supplemental retirement benefits to certain executives of the Corporation. The expense was $. 3 million in 1997, $.3 million in 1996, and $.2 million in 1995. Benefit payments from the plan are made from general assets of the Corporation. The weighted average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation at December 31, 1997 were 7.25% and 4.5%, respectively, and at December 31, 1996 were 7.75% and 4.5%, respectively.

OTHER POSTRETIREMENT BENEFITS

         In addition to pension benefits, the Corporation and its subsidiaries have postretirement benefit plans that provide medical insurance and death benefits for retirees and eligible dependents (except the retirees of IFC). Because the death benefit plan is not significant, it is combined with the healthcare plan for disclosure purposes.

         The status of the plans was as follows:

                                                                                              December 31
                                                                                     ---------------------------
(in thousands)                                                                           1997             1996
----------------------------------------------------------------------------------------------------------------
Accumulated postretirement benefit obligation:
   Retirees                                                                              $13,818         $13,843
   Fully eligible, active plan participants                                                1,462           1,219
   Other active plan participants                                                          4,705           3,350
----------------------------------------------------------------------------------------------------------------
     Total accumulated postretirement benefit obligation                                  19,985          18,412
Plan assets at market value                                                                   --              --
----------------------------------------------------------------------------------------------------------------
Accumulated postretirement benefit obligation in excess of plan assets                    19,985          18,412
Unrecognized net gain from past experience different from that
   assumed and effects of changes in assumptions                                             674           1,717
----------------------------------------------------------------------------------------------------------------
Accrued postretirement benefit cost                                                      $20,659         $20,129
================================================================================================================


         The components of net periodic expense for postretirement benefits were as follows:


                                                                                 Year Ended December 31
                                                                    --------------------------------------------
(in thousands)                                                           1997             1996            1995
----------------------------------------------------------------------------------------------------------------
Service cost for benefits earned during the year                       $   434          $   330          $   311
Interest cost on accumulated postretirement benefit obligation           1,395            1,317            1,366
Amortization of net gain                                                   (14)          (1,434)             (29)
----------------------------------------------------------------------------------------------------------------
Net periodic postretirement benefit expense                            $ 1,815          $   213          $ 1,648
================================================================================================================


         The Corporation continues to fund medical and death benefit costs principally on a pay-as-you-go basis.

         For measurement purposes, a 9.0% annual rate of increase in the per capita cost of covered healthcare benefits was assumed for 1997, declining gradually to 5.5% per year by 2011 and remaining at that level thereafter. The discount rate used to determine the accumulated postretirement benefit obligation was 7.25% in 1997, 7.25-7.75% in 1996, and 7.25% in 1995.

         The healthcare cost trend rate assumption has a significant effect on the accumulated postretirement benefit obligation and net periodic benefit costs. A 1% increase in the trend rate for healthcare costs would have increased the accumulated postretirement benefit obligation by $1 million as of December 31, 1997, and the net periodic expense (service cost and interest cost) would have increased by $.1 million for 1997.

         IFC provides medical and life insurance benefits to its retired employees. The medical plan provides for medical insurance benefits at retirement, with eligibility based upon age and the participant's number of years of participation attained at retirement. Postretirement life insurance benefits are limited to $10,000 per participant. The discount rate used in determining the postretirement benefit obligation was 7.25% during 1997 and 7.5% in 1996. The status of the plan was as follows:


                                                                                                December 31
                                                                                         ------------------------
(in thousands)                                                                                 1997          1996
-----------------------------------------------------------------------------------------------------------------
Accumulated postretirement benefit obligation:
   Retirees and beneficiaries                                                                  $ 43          $ 39
   Fully eligible plan participants                                                             143           101
   Other active plan participants                                                               722           583
-----------------------------------------------------------------------------------------------------------------
Total accumulated postretirement benefit obligation                                             908           723
Plan assets at market value                                                                      --            --
-----------------------------------------------------------------------------------------------------------------
Accumulated postretirement benefit obligation in excess of plan assets                          908           723
Unrecognized loss from actuarial experience                                                    (129)          (22)
-----------------------------------------------------------------------------------------------------------------
Accrued postretirement benefit cost                                                            $779          $701
=================================================================================================================

         A 1% increase in the trend rate for healthcare cost would increase IFC's accumulated postretirement benefit obligation as of December 31, 1997 by $.2 million.

OTHER EMPLOYEE BENEFITS

         The Corporation has a combination savings thrift and profit-sharing plan ("FIRST Plan") available to all employees (except the employees of IFC and hourly paid and special exempt-salaried employees). The plan is funded by employee and employer contributions. The Corporation's annual contribution to the plan is based upon the amount of basic contributions of participants, participants' compensation, and the achievement of certain corporate performance standards and may be made in the form of cash or the Corporation's common stock with a market value equal to the cash contribution amount. Total plan expense in 1997 was $5 million, $4.3 million in 1996 and $3.5 million in 1995. During 1997, 1996 and 1995 the Corporation matched employees' qualifying contributions at 100%.

         In 1983, IFC formed the Salary Savings Retirement Plan. IFC has also established a profit sharing plan covering certain employees. Contributions to both plans totaled $.5 million in 1997 and $.2 million in 1996.

         Deposit Guaranty, which merged with the Corporation effective May 1, 1998, maintained a retirement savings plan. This plan, which remains in existence, covers substantially all former Deposit Guaranty employees. Deposit Guaranty automatically contributed an amount equal to 2% of each participant's base salary to the plan. A participant, in addition, may elect to contribute up to 15% of base salary to the plan. The Corporation contributes an additional amount to the plan equal to 50% of the participant's contribution up to 5% of base salary.

         Heritage, which merged with the Corporation effective November 1, 1995, maintained an Employee Stock Ownership Plan ("ESOP"). The ESOP, which remains in existence, covers substantially all former Heritage employees who qualified as to age and length of service.

Annual contributions to the ESOP are equal to the required principal and interest payments related to the ESOP loan. Dividends paid on shares held by the ESOP are used to reduce the outstanding debt. The supplemental consolidated financial statements for the year ended December 31, 1995, includes related compensation expense of approximately $.1 million.

         During 1995, the ESOP refinanced its notes payable with borrowings from the Corporation. The new loan, which has essentially the same terms as the prior borrowings, is payable in quarterly principal payments of approximately $30 thousand plus interest at the Corporation's base rate through March 30, 2002. At December 31, 1997, the note payable bore interest at 8.5% and had a balance of $.2 million.

NOTE 11:  INCOME TAXES

         The components of the income tax provision are presented below:


                                                                                 Year Ended December 31
                                                                      -----------------------------------------
(in thousands)                                                              1997           1996           1995
----------------------------------------------------------------------------------------------------------------
Income tax expense from operations:
  Current federal income taxes                                            $105,604       $ 80,472       $ 75,834
  Current state income taxes                                                12,940          9,292          9,635
  Deferred federal income tax expense                                       16,997         21,291         12,553
  Deferred state income tax expense                                          2,360          3,770          2,193
----------------------------------------------------------------------------------------------------------------
Total income tax expense from operations                                   137,901        114,825        100,215
----------------------------------------------------------------------------------------------------------------
Prior business combinations                                                     --             --           (181)
Valuation allowance                                                             --             --         (2,949)
Income tax expense (benefit) reported in
  shareholders' equity related to:
     Securities available for sale                                           2,857        (15,818)        21,354
     Employee stock option and award plans                                  (5,603)        (4,530)        (3,574)
----------------------------------------------------------------------------------------------------------------
Total income tax expense (benefit) reported in
  shareholders' equity                                                      (2,746)       (20,348)        14,650
----------------------------------------------------------------------------------------------------------------
     Total income taxes                                                   $135,155       $ 94,477       $114,865
================================================================================================================


         The following table presents a reconciliation of the provision for income taxes as shown in the supplemental consolidated income statements with that which would be computed by applying the statutory federal income tax rate of 35% to income before income tax expense.

                                                                                  Year Ended December 31
                                                                        ----------------------------------------
(in thousands)                                                              1997             1996        1995
----------------------------------------------------------------------------------------------------------------
Tax expense at statutory rates                                            $131,478       $112,003       $ 96,570
Increase (decrease) in taxes resulting from:
  Tax-exempt interest                                                       (6,525)        (7,284)        (6,227)
  Cash surrender value of life insurance                                    (1,680)        (1,461)        (1,834)
  Amortization of intangibles                                                5,618          4,096          2,014
  State income taxes, net of federal income tax benefit                      9,945          8,490          7,688
  Other, net                                                                  (935)        (1,019)         2,004
----------------------------------------------------------------------------------------------------------------
    Total income tax expense from operations                              $137,901       $114,825       $100,215
================================================================================================================


         The 1997 net deferred tax liability is included in other liabilities and the 1996 net deferred tax asset is included in other assets on the supplemental consolidated balance sheets. Management believes that it is more likely than not that the deferred tax asset will be realized. Significant components of the deferred tax assets and liabilities are, as follows:


                                                                                        Year Ended December 31
                                                                                        -----------------------
(in thousands)                                                                              1997         1996
---------------------------------------------------------------------------------------------------------------
Deferred tax assets
  Allowance for loan losses                                                                $ 66,107    $ 67,387
  Deferred compensation                                                                      14,829      13,725
  Postretirement benefit obligation                                                           8,728       7,697
  Unrealized loss on securities available for sale                                               --       1,937
  Other                                                                                      18,712      19,035
---------------------------------------------------------------------------------------------------------------
   Total deferred tax asset                                                                 108,376     109,781
---------------------------------------------------------------------------------------------------------------
Deferred tax liabilities
  Property, plant, and equipment                                                             12,392       9,485
  Direct lease financing                                                                     54,000      43,209
  Unrealized gain on securities available for sale                                              920          --
  Purchase accounting                                                                        15,081      13,917
  Pension                                                                                     8,568       8,132
  Mortgage servicing rights                                                                  10,234       7,989
  Other                                                                                      10,708       7,995
---------------------------------------------------------------------------------------------------------------
   Total deferred tax liability                                                             111,903      90,727
---------------------------------------------------------------------------------------------------------------
   Net deferred tax (liability) asset                                                      $ (3,527)   $ 19,054
===============================================================================================================


         At December 31, 1997, IFC had approximately $1.9 million in pretax net operating losses for federal income tax purposes which are available to offset future taxable income of IFC. The net operating loss was generated in the fiscal year ended June 30, 1986 and will expire on December 31, 2000. All of the net operating loss carryforward resulted from operations prior to the date of the Corporation's acquisition of IFC, and as such, its utilization is dependent upon future income of IFC. In addition, the carryforward is further limited by
Section 382 of the Internal Revenue Code which applies to changes in ownership. Based upon a projection of anticipated future taxable income, the Corporation believes that it is more likely than not that sufficient levels of taxable income will be generated by IFC in appropriate taxable periods prior to December 31, 2000, and as such, has recorded a net deferred tax asset related to the net operating loss in the accompanying supplemental consolidated balance sheets. Management's assessment of anticipated future taxable income is based upon numerous factors including, but not limited to, projected interest rates, economics in the securities industry and certain other cost saving strategies.

         Retained earnings at December 31, 1997 includes approximately $4 million of income that has not been subject to tax because of deductions for bad debts allowed for federal income tax purposes. Deferred income taxes have not been provided on such bad debt deductions since it is not intended to use the accumulated bad debt deductions for purposes other than to absorb loan losses. The tax liability would have been $1.6 million at December 31, 1997 if this portion of retained earnings were used for purposes other than as described.

         At December 31, 1997, Deposit Guaranty Louisiana Corp. had investment tax credit carryforwards for federal income tax purposes of approximately $1.6 million which are available to reduce future federal income taxes, if any, through 2001. Based upon anticipated future taxable income over the periods which the deferred tax assets are realizable, management believes it is more likely than not Deposit Guaranty Louisiana Corp. will realize the benefits of these deferred tax assets.

NOTE 12:  CAPITAL STOCK

         The Corporation has stock-based compensation plans covering certain officers and other key employees of the Corporation. The plans provide for restricted stock incentives based on the attainment of annual and long-term performance goals. Stock-based compensation plans also include stock option programs, which provide for the granting of statutory incentive stock options and nonstatutory options to key employees. Additionally, the Corporation has a stock option plan for nonemployee directors. As of December 31, 1997, the Corporation had 11.7 million shares of common stock reserved for issuance under these plans.

         Since 1991, the Corporation has issued restricted common stock to certain executive officers. The restrictions lapse within primarily 10 years of issuance; however, if certain performance criteria are met, restrictions will lapse earlier. The amount recorded for the restricted stock issued is based on the market value of the Corporation's common stock on the award dates and is shown as deferred compensation in shareholders' equity. Such compensation expense is recognized over a three- to ten-year period. The amount of compensation expense recognized from awards of restricted stock in the Corporation's supplemental consolidated financial statements for 1997, 1996, and 1995 was $3.4 million, $1.4 million, and $1.4 million, respectively.

         The following table summarizes the Corporation's restricted stock grants and the weighted-average fair values at grant date:

                                                                                Year Ended December 31
                                                                     ---------------------------------------------
                                                                           1997               1996          1995
------------------------------------------------------------------------------------------------------------------
Restricted stock granted during the year                                     445,583         92,976         32,190
Weighted-average fair value of restricted stock granted during the
   year.                                                                      $32.94         $23.55         $16.66
_____________


         As discussed under Note 1, the Corporation has chosen to follow APB Opinion No. 25 and related interpretations in accounting for employee stock options, and accordingly, no compensation expense has been recognized for options granted during 1997, 1996, and 1995. Had the Corporation used the provisions under SFAS No. 123, the fair value of each option grant would be estimated on the date of grant using the Black-Scholes option-pricing model. Based on this fair value calculation of compensation expense, net income and earnings per share on a proforma basis has been computed and is compared with reported amounts in the table below:

                                                                                      Year Ended December 31
                                                                                --------------------------------
(dollars in millions, except per share amounts)                                  1997        1996        1995
----------------------------------------------------------------------------------------------------------------
Net income, as reported                                                         $237.8      $205.2       $175.7
Net income, proforma                                                             235.9       204.1        175.4
----------------------------------------------------------------------------------------------------------------
Basic earnings per share, as reported                                              2.23        1.96         1.73
Basic earnings per share, proforma                                                 2.21        1.95         1.73
----------------------------------------------------------------------------------------------------------------
Diluted earnings per share, as reported                                            2.18        1.93         1.70
Diluted earnings per share, proforma                                               2.17        1.93         1.70
================================================================================================================

         The following weighted-average assumptions were used in the Black-Scholes option-pricing model:

                                                                                      Year Ended December 31
                                                                                --------------------------------
                                                                                  1997         1996        1995
----------------------------------------------------------------------------------------------------------------
Risk-free interest rate during the life of the option                              6.42%       5.74%        7.34%
Expected life of the option (in years)                                             6.1         6.1          6.1
Expected dividend yield over the expected life of the option                       2.67%       2.75%        2.75%
Expected volatility of the stock over the option's life                           22.47%      22.44%       23.97%
================================================================================================================


         The effects of applying SFAS No. 123, for either recognizing or disclosing compensation cost under such pronouncement, may not be representative of the effects on reported net income in future years.

         A summary of the Corporation's stock option plans as of December 31, 1997, 1996, and 1995, and changes during the years ended on those dates is presented below:


                                                  1997                     1996                      1995
                                         -----------------------  -----------------------   ----------------------
                                              TOTAL    WEIGHTED-     Total     Weighted-      Total      Weighted-
                                             OPTION     AVERAGE      Option     Average       Option       Average
                                             SHARES     EXERCISE      Shares    Exercise      Shares      Exercise
                                         OUTSTANDING     PRICE      Outstanding   Price      Outstanding    Price
------------------------------------------------------------------------------------------------------------------
Options outstanding at beginning of year  4,424,363      $15.34      4,365,367    $ 12.11     4,991,679     $10.98
    Options granted                         845,100       29.41      1,117,700      22.69       807,946      15.22
    Options exercised                      (829,966)      12.47       (997,654)      9.24    (1,342,252)      7.57
    Options cancelled                      (144,780)      23.47        (61,050)     17.30       (92,006)     11.90
    Options expired                              --                         --                       --         --
------------------------------------------------------------------------------------------------------------------
Options outstanding at end of year        4,294,717      $18.40      4,424,363    $ 15.34     4,365,367     $12.11
Options exercisable at year-end           2,364,168      $14.56      2,434,238    $ 12.41     2,649,407     $10.40
Weighted average fair value of options
  granted during the year                     $8.66                 $     5.75                    $4.67
==================================================================================================================


         The following table summarizes information about stock options outstanding at December 31, 1997:



                                              Options Outstanding                      Options Exercisable
                                  --------------------------------------------     ----------------------------
                                      Options       Weighted-                          Options
                                    Outstanding      Average       Weighted-          Exercisable     Weighted-
        Range of                        at          Remaining       Average               at            Average
        Exercise                   December 31,  Contractual Life   Exercise           December 31,    Exercise
          Prices                       1997          (years)         Price               1997            Price
---------------------------------------------------------------------------------------------------------------
 $4.625 - $10.938                     573,111        2.96           $ 8.29               573,111         $ 8.29
$11.438 - $14.750                   1,091,304        5.47            12.99               789,544          12.48
$15.180 - $20.200                   1,019,036        6.63            17.52               705,197          17.67
$21.375 - $26.500                     967,796        8.27            23.66               295,396          24.80
$29.563 - $47.750                     643,470        9.08            30.10                   920          29.56
---------------------------------------------------------------------------------------------------------------
$ 4.625 - $47.750                   4,294,717        6.58            18.40             2,364,168          14.56
===============================================================================================================

NOTE 13:  EARNINGS PER SHARE

         The following reflects the reconciliation of the basic and diluted per share computations for net income:


                                                                                    Year Ended December 31
                                                                            --------------------------------------
(dollars in thousands, except per share amounts)                                   1997          1996       1995
------------------------------------------------------------------------------------------------------------------
Net income available to common shareholders                                      $237,752     $205,182    $175,700
==================================================================================================================

Average shares
   Average shares - basic                                                         106,745      104,533     101,593
   Effect of dilutive securities:
     Forward purchase commitment                                                       21           --          --
     Common stock options                                                           2,184        1,559       1,707
------------------------------------------------------------------------------------------------------------------
   Average shares - diluted                                                       108,950      106,092     103,300
==================================================================================================================

Basic earnings per share                                                         $   2.23     $   1.96    $   1.73
Diluted earnings per share                                                           2.18         1.93        1.70
==================================================================================================================


         The effect from assumed exercise of .6 million and .3 million of stock options was not included in the computation of diluted earnings per share for 1996 and 1995, respectively, because such shares would have had an antidilutive effect on earnings.

NOTE 14:  OFF-BALANCE-SHEET AND DERIVATIVE FINANCIAL INSTRUMENTS

         In the normal course of business, the Corporation is a party to financial transactions which have off-balance-sheet risk. Such transactions arise in meeting customers' financing needs and from the Corporation's activities in reducing its own exposure to fluctuations in interest rates. Off-balance-sheet items involving customers consist primarily of commitments to extend credit and letters of credit, which generally have fixed expiration dates. These instruments may involve, to varying degrees, elements of credit and interest rate risk. To evaluate credit risk, the Corporation uses the same credit policies in making commitments and conditional obligations on these instruments as it does for instruments reflected on the balance sheet. Collateral obtained, if any, varies but may include deposits held in financial institutions; U.S. Treasury securities or other marketable securities; income-producing commercial properties; accounts receivable; property, plant, and equipment; and inventory. The Corporation's exposure to credit risk under commitments to extend credit and letters of credit is the contractual (notional) amount of the instruments. Interest rate contract transactions may have credit and interest rate risk significantly less than the contractual amount.

COMMITMENTS

         Commitments to extend secured or unsecured credit are contractual agreements to lend money provided there is no violation of any condition. Commitments may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. At December 31, 1997 and 1996, respectively, the Corporation had $5.1 billion and $4.1 billion of unfunded commitments to extend credit. Of these amounts, unfunded commitments for borrowers with loans on nonaccrual status were $.1 million at December 31, 1997, and $3 million at December 31, 1996.

         Standby letters of credit are commitments issued by the Corporation to guarantee the performance of a customer to a third party. As of December 31, 1997 and 1996, the Corporation had standby letters of credit issued amounting to approximately $402.4 million and $343.3 million, respectively. The Corporation also had commercial letters of credit of $40.9 million and $42.5 million at December 31, 1997 and 1996, respectively. Commercial letters of credit are conditional commitments issued by the Corporation to facilitate trade for corporate customers. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

         Forward commitments are contracts for the delayed delivery of securities in which the seller agrees to make delivery of a specified instrument at a specified future date and at a specified price or yield. Credit risk may arise from the possibility that counterparties may not have the ability to fulfill their commitments, while market risk may arise from movements in interest rates and security values. The majority of the forward commitments represent agreements to sell mortgage loans. As of December 31, 1997, the contract amounts for forward commitments totaled $139 million compared to $131 million at December 31, 1996.

         The Corporation contracts to buy and sell foreign exchange primarily to meet the currency needs of its customers and to hedge any resulting exposure against market risk. At December 31, 1997 and 1996, the Corporation had $30.6 million and $23.2 million, respectively, of foreign exchange forward contracts, which is the sum of customers' contracts with the Corporation and the Corporation's offsetting contracts to minimize its exposure.

DERIVATIVES

         The Corporation's principal objective in holding or issuing derivative financial instruments is the management of interest rate exposure arising out of nontrading assets and liabilities. The Corporation's earnings are subject to risk of interest rate fluctuations to the extent that interest-earning assets and interest-bearing liabilities mature or reprice at different times or in differing amounts. Asset/liability management activities are aimed at maximizing net interest income within liquidity, capital and interest rate risk constraints established by management. The Corporation's objective is to manage the interest sensitivity position so that net income will not be impacted more than 5% for interest rates varying up to 150 basis points from the Corporation's most likely interest rate forecast over the next 12 months.

         To achieve its risk management objective, the Corporation uses a combination of derivative financial instruments, particularly interest rate swaps. The instruments utilized are noted in the following table along with their notional amounts and fair values at year-end 1997 and 1996:

                                                                                                             Weighted-
                                                                                                              Average
                                                                                 Weighted-Average Rate        Maturity
                                    Related Variable Rate           Notional     ----------------------      ----------   Fair
(dollars in thousands)                 Asset/Liability               Amount       Paid        Received        Years       Value
--------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1997
   Interest rate swaps              Money market deposits         $   150,000     5.97% (1)     5.91% (2)       2.1     $    164
   Interest rate swaps              Commercial loans                  775,000     5.82  (2)     6.61  (1)       4.3       17,507
   Interest rate swaps              Mortgage loans                     21,225     6.65  (1)     6.00  (2)       9.5         (545)
   Interest rate swaps              FHLB advances                      85,000     6.33  (1)     5.88  (2)       6.7       (1,439)
   Interest rate swaps              Available for sale securities      50,000     5.75  (3)     5.77  (2)       4.8         (693)
   Forward interest rate swaps      Money market deposits             600,000     6.46  (4)     5.89  (4)       1.3       (1,821)
   Forward interest rate swaps      Available for sale securities     750,000     6.24  (5)      N/A  (5)       2.5       (2,755)
                                                                  -----------                                           --------
     Total interest rate swaps                                      2,431,225                                             10,418
   Interest rate floors             Commercial loans                  300,000     5.37  (6)      N/A            2.9        1,604
                                                                  -----------                                           --------
     Total interest rate contracts                                $ 2,731,225                                           $ 12,022
================================================================================================================================
December 31, 1996
   Interest rate swaps              Money market deposits         $   300,000     5.70% (1)     5.54% (2)       2.0     $  1,717
   Interest rate swaps              Commercial loans                  200,000     5.50  (2)     6.75  (1)       4.4        3,782
   Interest rate swaps              Mortgage loans                     22,622     6.65  (1)     5.56  (2)      10.5         (182)
   Interest rate swaps              Long-term debt                    100,000     5.56  (2)     6.94  (1)       9.3        1,789
   Forward interest rate swaps      Money market deposits             400,000     6.27  (7)     N/A   (7)       1.8         (327)
   Forward interest rate swaps      Available for sale securities     100,000     7.02  (7)     N/A   (7)       3.5       (1,853)
                                                                  -----------                                           --------
     Total interest rate swaps                                      1,122,622                                              4,926
   Interest rate caps               Time deposits                     100,000     6.88  (6)     N/A             1.0            7
   Interest rate floors             Commercial loans                  300,000     5.37  (6)     N/A             3.9        2,814
                                                                  -----------                                           --------
     Total interest rate contracts                                $ 1,522,622                                           $  7,747
================================================================================================================================

(1) Fixed rate.
(2) Variable rate which reprices quarterly based on LIBOR.
(3) Variable rate which reprices periodically based on the Constant Maturity Treasury rate.
(4) Forward swap periods have become effective for $150 million and will begin at various dates during 1998 for $450 million. The rates to be paid are fixed and were set at the inception of the contracts. Variable rates to be received are based on LIBOR, repricing quarterly, but were unknown for $450 million of forward swaps at December 31, 1997, since the related forward swap periods had not yet begun.
(5) Forward swap periods begin at various dates during 1998. The rates paid are fixed and were set at the inception of the contracts. Variable rates are based on LIBOR and reprice quarterly.
(6) Fixed rate strike price, based on the 3-month LIBOR rate.
(7) Forward swap periods began at various dates during 1997. The rates paid are fixed and were set at the inception of the contracts. Variable rates are based on LIBOR and reprice quarterly.

         Notional amounts are key elements of derivative financial instrument agreements. However, notional amounts do not represent the amounts exchanged by the parties to derivatives and do not measure the Corporation's exposure to credit or market risks. The amounts exchanged are based on the notional amounts and the other terms of the underlying derivative agreements. The Corporation's credit exposure at the reporting date from derivative financial instruments is represented by the fair value of instruments with a positive fair value at that date offset by any collateral held. Credit risk disclosures, however, relate to losses that would be recognized if counterparts failed completely to perform their obligations.

         The risk that counterparts to derivative financial instruments might default on their obligations is monitored on an ongoing basis. To manage the level of credit risk, the Corporation reviews the credit standing of its counterparts and enters into master netting agreements whenever possible, and when appropriate, obtains collateral. Master netting agreements incorporate rights of setoff that provide for the net settlement of subject contracts with the same counterparts in the event of default.

         Interest rate swap contracts are primarily used to convert certain deposits and long-term debt to fixed interest rates or to convert certain groups of customer loans to fixed rates. The Corporation's net credit exposure with interest rate contract counterparts, considering master netting agreements and collateral held, totaled $14.1 million at December 31, 1997, and $4.8 million at December 31, 1996.

         Interest rate caps with three-year maturities were purchased during 1994 in anticipation of further increases in interest rates and allowed the Corporation to limit its exposure to unfavorable interest rate fluctuations over and above a "capped" rate for certificates of deposit with maturities of three months or less. A premium was paid for this protection. The risk assumed by the Corporation was limited to the amount of the premium and not the notional amount of the interest rate cap. At December 31, 1997, the Corporation did not have any outstanding interest rate caps.

         Interest rate floors with five-year maturities were purchased during 1995 in anticipation of decreases in interest rates and allowed the Corporation to limit its exposure to unfavorable interest rate fluctuations below a particular rate for commercial loans. A premium is paid for this protection. The risk assumed by the Corporation is limited to the amount of the premium and not the notional amount of the interest rate floor. At December 31, 1997, the unamortized portion of the interest rate floor was $1.9 million.

         The table below summarizes, by notional amounts, the activity for each major category of derivative financial instruments.

                                                                                                Forward
                                                                       Interest Rate Swaps       Swaps
                                                                      ----------------------   ---------
                                  Interest     Interests     Basis        Pay       Receive       Pay         Futures
(in thousands)                    Rate Caps   Rate Floors    Swap        Fixed       Fixed       Fixed       Contracts
-----------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1995       $  100,000     $115,000     $   --   $1,213,910  $   40,000   $ 300,000    $  140,000
   ADDITIONS                             --      185,000         --           --     400,000     700,000            --
   MATURITIES/TERMINATIONS               --           --         --     (891,288)   (140,000)   (500,000)     (140,000)
----------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1996          100,000      300,000         --      322,622     300,000     500,000            --
   ADDITIONS                             --           --     50,000      135,000     775,000   1,300,000            --
   MATURITIES/TERMINATIONS         (100,000)          --         --     (201,397)   (300,000)   (450,000)           --
----------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1997       $       --     $300,000    $50,000   $  256,225  $  775,000  $1,350,000    $       --
======================================================================================================================

         The table below presents the net deferred gains (losses) related to terminated derivative financial instruments at December 31, 1997 and 1996. Deferred gains of $11.2 million and deferred losses of $5.8 million are included in other liabilities and other assets, respectively, on the supplemental consolidated balance sheet at December 31, 1997. Deferred gains of $8.4 million and deferred losses of $3.4 million are included in other liabilities and other assets, respectively, on the supplemental consolidated balance sheet at December 31, 1996.


                                                                                          December 31
                                                                              -----------------------------
(in thousands)                                                                    1997                 1996
-----------------------------------------------------------------------------------------------------------
Interest rate swaps                                                             $5,402               $5,067
Futures contracts                                                                   --                 (113)
-----------------------------------------------------------------------------------------------------------
   Total net deferred gains                                                     $5,402 (1)           $4,954 (2)
===========================================================================================================

(1) $1.1 million of net deferred gains to be recognized during 1998 and $4.3 million of net deferred gains to be recognized during 1999 through 2006.
(2) $.8 million of net deferred gains recognized during 1997 and $4.2 million of net deferred gains to be recognized during 1998 through 2001.

NOTE 15:  LEGAL AND REGULATORY MATTERS

         The Corporation is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum ratios of Tier I and total capital to risk-weighted assets, and of Tier I capital to average assets of 4%, 8%, and 4%, respectively. Management believes as of December 31, 1997, that the Corporation met all capital adequacy requirements to which it was subject.

         As of December 31, 1997, the most recent notification from the Office of the Comptroller of the Currency ("OCC") categorized FANB as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, FANB must maintain minimum Tier I risk-based capital, total risk-based capital, and Tier I leverage ratios of 6%, 10%, and 5%, respectively. There are no conditions or events since that notification that management believes would change FANB's well capitalized status. The actual capital amounts and ratios for the Corporation and FANB are presented in the table below:

                                                        Corporation            First American National Bank
                                                 ----------------------------  ----------------------------
                                                         December 31                      December 31
-----------------------------------------------------------------------------  ----------------------------
(dollars in thousands)                               1997          1996               1997           1996
-----------------------------------------------------------------------------------------------------------
CAPITAL COMPONENTS Tier I capital:
Realized shareholders' common equity            $ 1,542,281   $ 1,452,989         $ 1,638,492   $ 1,386,152
Less disallowed intangibles                        (242,257)     (188,050)           (223,802)     (126,524)
-----------------------------------------------------------------------------------------------------------
Total Tier I capital                              1,300,024     1,264,939           1,414,690     1,259,628
-----------------------------------------------------------------------------------------------------------
Tier II capital:
Allowable allowance for loan losses                 178,013       153,593             175,612       145,701
Unsecured holding company debt                       99,442        99,361                  --            --
-----------------------------------------------------------------------------------------------------------
Total Tier II capital                               277,455       252,954             175,612       145,701
-----------------------------------------------------------------------------------------------------------
Total capital                                   $ 1,577,479   $ 1,517,893         $ 1,590,302   $ 1,405,329
===========================================================================================================
Risk-adjusted assets                            $14,239,010   $12,255,593         $14,046,948   $11,624,579
Quarterly average assets                         17,121,849    15,791,618          16,769,687    14,630,903
===========================================================================================================
CAPITAL RATIOS(1)
Total risk-based capital ratio                        11.08%        12.39%              11.32%        12.09%
Tier I risk-based capital ratio                        9.13         10.32               10.07         10.84
Tier I leverage ratio                                  7.59          8.01                8.44          8.61
===========================================================================================================

(1) Risk-based capital ratios were computed using realized equity (total shareholders' equity exclusive of net unrealized gains (losses) on securities available for sale, net of tax).

         The extent to which dividends may be paid to the Corporation from its subsidiaries is governed by applicable laws and regulations. For the Corporation's national bank subsidiary, the approval of the OCC is required if dividends declared in any year exceed net profits for that year (as defined under the National Bank Act) combined with the retained net profits of the two preceding years. In addition, a national bank may not pay a dividend, make any other capital distribution, or pay management fees if such payment would cause it to fail to satisfy certain minimum capital requirements. Under the regulations of the Office of Thrift Supervision ("OTS"), a savings association that exceeds its fully phased-in capital requirements both immediately prior to and on a proforma basis after giving effect to a proposed capital distribution is generally permitted without prior approval of the OTS to make a capital distribution during a calendar year equal to the greater of (i) 100% of net earnings to date during the calendar year, plus the amount that would reduce by one-half its "surplus capital ratio" (i.e., the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year; or (ii) 75% of its net income for the previous four quarters. In accordance with the most restrictive regulations, at December 31, 1997, the above subsidiaries had $90.4 million available for distribution as dividends to the Corporation.

         On September 30, 1996, special legislation was enacted which required many financial institutions to pay a one-time assessment on deposits insured by the Savings Association Insurance Fund ("SAIF") at the rate of $.657 per $100 of deposits held as of March 31, 1995. The Corporation's assessment was $8.1 million or $5 million, net of tax ($.05 per share). The purpose of the legislation was to recapitalize the thrift fund up to the statutorily prescribed 1.25%. Effective January 1, 1997, the normal SAIF deposit insurance rate for well-capitalized institutions dropped to 0 basis points per $100 of deposits. Beginning January 1, 1997, a separate 1.3 basis point annual charge will be assessed through 1999 on Bank Insurance Fund deposits and a 6.4 basis point annual charge will be assessed on SAIF deposits in order to service debt incurred by the Financing Corporation, a corporation established by the Federal Housing Finance Board to issue stock and debt principally to assist in funding the Federal Savings and Loan Insurance Corporation Resolution Fund. Starting in the year 2000 until the Financial Corporation debt is retired, banks and thrifts will pay such assessment on a pro rata basis, which is estimated to run approximately 2.5 basis points.

         Following the adoption of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), Charter Federal Savings Bank ("Charter" or now "FAFSB"), brought an action against the OTS and the Federal Deposit Insurance Corporation seeking injunctive and other relief, contending that Congress' elimination of supervisory goodwill required rescission of certain supervisory transactions. The Federal District Court found in Charter's favor, but in 1992 the Fourth Circuit Court of Appeals reversed, and the U.S. Supreme Court denied Charter's petition for certiorari. In 1995, the Federal Circuit Court found in favor of another thrift institution in a similar case (Winstar Corp. v. United States) in which the association sought damages for breach of contract. Charter also filed suit against the United States Government ("Government") in the Court of Federal Claims based on breach of contract. Pending the Supreme Court's review of the Winstar decision, FAFSB's action was stayed. In July 1996, the Supreme Court affirmed the lower court's decision in Winstar. The stay was automatically lifted and FAFSB's suit is now proceeding. The Government, however, has filed a motion to dismiss the suit based on the prior Fourth Circuit decision. This motion has not yet been decided by the Federal Claims Court.

         The value of FAFSB's claims against the Government, as well as their ultimate outcome, are contingent upon a number of factors, some of which are outside of FAFSB's control, and are highly uncertain as to substance, timing and the dollar amount of any damages which might be awarded should FAFSB finally prevail. Under the Agreement and Plan of Reorganization as amended by and between FAFSB and the Corporation, in the event that FAFSB is successful in this litigation, the FAFSB shareholders as of December 1, 1995 will be entitled to receive additional consideration equal in value to 50% of any recovery, net of all taxes and certain other expenses, including the costs and expenses of such litigation, received on or before December 1, 2000 subject to certain limitations in the case of certain business combinations. Such additional consideration, if any, is payable in the common stock of the Corporation, based on the average per share closing price on the date of receipt by FAFSB of the last payment constituting a recovery from the Government.

         DGNB is a defendant in a case in which the plaintiffs are beneficiaries of a trust for which DGNB is the trustee. In an amended complaint, the plaintiffs claim that DGNB was negligent in its dealings with the trust property, breached its trust duties by allegedly abusing its discretion and negligently handling trust assets, engaged in self dealing, and was grossly negligent in its handling of the trusts. The case seeks actual damages for waste of trust assets and loss of income and punitive damages, both in an unspecified amount to be proven at trial, and attorney fees and court costs. While the ultimate outcome of the lawsuit cannot be predicted with certainty, management denies all liability and believes that the ultimate resolution of this matter will not have a material effect on the Corporation's supplemental consolidated financial statements.

         There are from time to time other legal proceedings pending against the Corporation and its subsidiaries. In the opinion of management and counsel, liabilities, if any, arising from such proceedings presently pending would not have a material adverse effect on the supplemental consolidated financial statements of the Corporation.

NOTE 16:  FAIR VALUE OF FINANCIAL INSTRUMENTS

         SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments for both on- and off-balance-sheet assets and liabilities for which it is practicable to estimate fair value. The techniques used for this valuation are significantly affected by the assumptions used, including the amount and timing of future cash flows and the discount rate. Such estimates involve uncertainties and matters of judgment and therefore cannot be determined with precision. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets. Accordingly, the aggregate fair value amounts presented are not meant to represent the underlying value of the Corporation.


                                                                               December 31
                                                      -------------------------------------------------------------
                                                                 1997                             1996
                                                      ---------------------------    ------------------------------
                                                                       ESTIMATED                        Estimated
                                                          CARRYING       FAIR           Carrying           Fair
(in thousands)                                              AMOUNT       VALUE            Amount          Value
-------------------------------------------------------------------------------------------------------------------
Financial instruments (assets):
    Cash and short-term investments                     $1,000,983     $1,000,983       $ 1,053,835      $1,053,835
    Securities held to maturity                            715,027        723,228           969,797         977,767
    Securities available for sale                        3,395,494      3,395,494         3,150,107       3,150,107
    Federal funds sold and securities purchased
      under agreements to resell                           189,542        189,542           209,317         209,317
    Trading account securities                              64,469         64,469            62,715          62,715
    Loans, net of unearned discount and allowance for
      loan losses                                       11,461,689     11,578,452        10,447,195      10,440,387
Financial instruments (liabilities):
    Noninterest-bearing deposits                         2,647,765      2,647,765         2,565,084       2,565,084
    Interest-bearing deposits                           10,757,692     10,773,139        10,283,284      10,315,892
    Short-term borrowings                                1,969,639      1,969,639         1,697,401       1,697,401
    Long-term debt                                         596,218        600,622           430,562         429,204
===================================================================================================================


         The estimated fair values for the Corporation's off-balance-sheet financial instruments are summarized as follows:


                                                                               December 31
                                                      -------------------------------------------------------------
                                                                 1997                             1996
                                                      ---------------------------    ------------------------------
                                                       CONTRACTUAL      ESTIMATED       Contractual       Estimated
                                                       OR NOTIONAL         FAIR         or Notional          Fair
(in thousands)                                           AMOUNT           VALUE            Amount           Value
-------------------------------------------------------------------------------------------------------------------
Commitments to extend credit                            $5,136,991     $    8,860        $4,065,635      $    7,118
Standby letters of credit                                  402,400          1,270           343,342           2,326
Commercial letters of credit                                40,930             95            42,489             100
Interest rate swaps                                      1,081,225         14,994           622,622           7,106
Forward interest rate swaps                              1,350,000         (4,576)          500,000          (2,180)
Interest rate caps                                              --             --           100,000               7
Interest rate floors                                       300,000          1,604           300,000           2,814
===================================================================================================================

The following methods and assumptions were used in estimating the fair value disclosures for financial instruments:

    Short-term financial instruments -- The carrying amounts of short-term financial instruments, including cash, federal funds sold and purchased and resell and repurchase agreements approximate fair value. These instruments expose the Corporation to limited credit risk and have no stated maturity or mature within one year or less and carry interest rates which approximate market.

    Securities held to maturity, securities available for sale, and trading account securities -- Fair values are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

    Loans -- For variable-rate loans that reprice frequently, fair values are based on carrying values. The fair values for certain homogeneous categories of loans, such as residential mortgages, are estimated using quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair values for other performing loans are estimated by discounting estimated future cash flows using the current rates at which similar loans would be made to borrowers with similar credit risk and for similar maturities. Included within financial assets are certain nonperforming assets, consisting primarily of nonperforming loans, the fair values of which are based principally on the lower of the amount due from customers or the fair value of the loans' collateral, which is the amount the Corporation could reasonably expect to receive in a current sale between a willing buyer and seller other than in a forced or liquidation sale.

    Deposits -- The fair value of deposits with no stated maturity, such as demand deposits, NOW accounts, money market accounts, and regular savings accounts, is equal to the amount payable on demand at the reporting date. The fair value of certificates of deposits and other fixed maturity time deposits is estimated using the rates currently offered for deposits of similar remaining maturities. Any foreign deposits are valued at the carrying value due to the frequency with which rates for such deposits are adjusted to a market rate.

    Short-term borrowings -- Fair value is estimated to equal the carrying amount since these instruments have a relatively short maturity.

    Long-term debt -- Rates for long-term debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

    Off-balance-sheet instruments -- The fair value of commitments to extend credit is based on unamortized deferred loan fees and costs. For letters of credit, fair value is estimated using fees currently charged to enter into similar agreements with similar maturities. The fair value of the Corporation's outstanding futures contracts, interest rate caps, and interest rate floors is based on quoted market prices, and the estimated fair value of interest rate swaps and forward interest rate swaps is based on estimated costs to settle the obligations with the counterparts at the reporting date.


NOTE 17:  PARENT COMPANY FINANCIAL INFORMATION

         Condensed financial information for First American Corporation (Parent Company only) was as follows:

SUPPLEMENTAL CONDENSED INCOME STATEMENTS


                                                                               Year Ended December 31
                                                                  -----------------------------------------------
(in thousands)                                                             1997            1996           1995
-----------------------------------------------------------------------------------------------------------------
Income
  Dividends from subsidiaries:
     Banks                                                             $249,594        $ 76,524         $ 52,170
  Fees from subsidiaries                                                 39,510          37,681           30,836
  Interest from subsidiaries                                              1,407           3,734            3,633
  Interest on time deposits with other banks and other income             4,368             207              697
----------------------------------------------------------------------------------------------------------------
       Total income                                                     294,879         118,146           87,336
----------------------------------------------------------------------------------------------------------------
Expenses
  Salaries and employee benefits                                         23,368          25,597           21,118
  Interest expense                                                       14,701          11,627            4,076
  Other expenses                                                         21,620          22,467           19,699
----------------------------------------------------------------------------------------------------------------
       Total expenses                                                    59,689          59,691           44,893
----------------------------------------------------------------------------------------------------------------
Income before income taxes                                              235,190          58,455           42,443
Reduction to consolidated income taxes arising from parent
  company loss                                                            7,529           8,049            5,717
----------------------------------------------------------------------------------------------------------------
Income before equity in undistributed earnings of subsidiaries          242,719          66,504           48,160
----------------------------------------------------------------------------------------------------------------
Equity in undistributed earnings (dividends in excess of earnings)
     of subsidiaries
     Banks                                                               (5,315)        138,152          126,714
     Nonbanks                                                               348             526              826
----------------------------------------------------------------------------------------------------------------
Net income                                                             $237,752        $205,182         $175,700
=================================================================================================================


SUPPLEMENTAL CONDENSED BALANCE SHEETS


                                                                                            December 31
                                                                                 ----------------------------------
(in thousands)                                                                              1997            1996
-------------------------------------------------------------------------------------------------------------------
Assets
  Cash                                                                              $      2,645    $      47,279
  Interest-bearing deposit with unaffiliated bank                                          7,600               --
  Short-term investments with subsidiary                                                  24,355           25,569
  Employee stock ownership plan loan                                                         163              443
  Investment in subsidiaries, at cost adjusted for equity in earnings and net unrealized gains (losses) on securities available for sale:
    Bank                                                                               1,700,775        1,571,468
    Nonbank                                                                                8,091            7,743
  Other assets                                                                            52,749           47,156
-----------------------------------------------------------------------------------------------------------------
    Total assets                                                                      $1,796,378       $1,699,658
=================================================================================================================
Liabilities and shareholders' equity
  Long-term debt                                                                    $    200,839       $  198,767
  Other liabilities                                                                       51,562           50,918
-----------------------------------------------------------------------------------------------------------------
    Total liabilities                                                                    252,401          249,685
-----------------------------------------------------------------------------------------------------------------
  Preferred stock, without par value                                                          --               --
  Common stock, $2.50 par value                                                          265,080          262,775
  Additional paid-in capital                                                             163,902          239,661
  Retained earnings                                                                    1,126,803          953,062
  Deferred compensation on restricted stock                                              (13,341)          (2,066)
  Employee stock ownership plan obligation                                                  (163)            (443)
-----------------------------------------------------------------------------------------------------------------
    Realized shareholders' equity                                                      1,542,281        1,452,989
  Net unrealized losses on securities available for sale, net of tax                       1,696           (3,016)
-----------------------------------------------------------------------------------------------------------------
    Total shareholders' equity                                                         1,543,977        1,449,973
-----------------------------------------------------------------------------------------------------------------
    Total liabilities and shareholders' equity                                        $1,796,378       $1,699,658
=================================================================================================================

SUPPLEMENTAL CONDENSED STATEMENTS OF CASH FLOWS

                                                                              Year Ended December 31
                                                                  ----------------------------------------------
(in thousands)                                                          1997            1996             1995
----------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
  Net income                                                          $ 237,752       $ 205,182        $ 175,700
  Adjustments to reconcile net income to net cash provided
    by operating activities:
      Dividends in excess of income (undistributed income) of
        subsidiaries                                                      4,967        (138,678)        (127,540)
      Depreciation and amortization                                       2,256           3,425            3,020
      Deferred income tax expense                                           540           1,614            1,295
      Gain on sale of other assets                                       (2,258)             --               --
      Change in assets and liabilities, net of effect of acquisitions:
        Increase in interest receivable and other assets                 (8,740)        (13,822)         (10,094)
        Increase in interest payable and other liabilities                1,029           7,420            9,233
----------------------------------------------------------------------------------------------------------------
  Net cash provided by operating activities                             235,546          65,141           51,614
----------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
  Net decrease (increase) in employee stock ownership plan loan             280             218             (661)
  Acquisitions, net of cash acquired                                    (29,587)         (1,477)          (9,294)
  Sale of other assets                                                    2,830              --               --
  Proceeds from sale of premises and equipment                              156             301               11
  Purchases of premises and equipment                                    (3,961)         (2,071)          (1,086)
  Net decrease in notes receivable from nonbank subsidiary                   --           2,990              750
  Net decrease in investment in subsidiary                                   --              --            7,500
----------------------------------------------------------------------------------------------------------------
  Net cash used in investing activities                                 (30,282)            (39)          (2,780)
----------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
  Net (decrease) increase in short-term borrowings                           --         (27,600)          27,600
  Proceeds from issuance of long-term debt                                   --          99,381           49,513
  Repayment of long-term debt                                                --          (2,734)            (782)
  Proceeds from early termination of swap contract on long-term debt      2,038              --               --
  Issuance of common shares for Employee Benefit and Dividend
    Reinvestment Plans                                                   22,065          17,947           14,883
  Repurchase of common stock                                           (196,500)       (108,249)         (94,729)
  Tax benefit-related to stock options                                    5,603           4,530            3,574
  Cash dividends paid                                                   (76,718)        (62,201)         (50,146)
----------------------------------------------------------------------------------------------------------------
  Net cash used in financing activities                                (243,512)        (78,926)         (50,087)
----------------------------------------------------------------------------------------------------------------
Decrease in cash and cash equivalents                                   (38,248)        (13,824)          (1,253)
Cash and cash equivalents, beginning of year                             72,848          86,672           87,925
----------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of year                                $  34,600       $  72,848        $  86,672
================================================================================================================
Cash paid during the year for:
  Interest expense                                                    $  14,701       $  10,419        $   3,958
  Income taxes                                                           58,971          48,255           30,894
Noncash investing activities:
  Stock issued for acquisitions (note 2)                                 94,637          83,723          156,395
================================================================================================================
